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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
Isco, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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4700 Superior Street
Lincoln, Nebraska 68504

May 7, 2004

Dear Shareholder:

        We cordially invite you to attend a special meeting of shareholders of Isco, Inc. to be held on June 15, 2004 at 10:00 a.m., local time, at our offices at 4700 Superior Street, Lincoln, Nebraska.

        At the special meeting, we will ask you to consider and vote on a proposal to approve the agreement and plan of merger we entered into on April 7, 2004 with Teledyne Technologies Incorporated, or Teledyne, and its wholly owned subsidiary, Meadow Merger Sub Inc., or Merger Sub, providing for the acquisition of Isco by Teledyne. In the merger, Merger Sub will merge with and into Isco, and each outstanding share of our common stock will be converted into the right to receive $16.00 in cash, without interest. This price represents an approximately 32.2% premium over the closing price per share of Isco's stock on April 7, 2004, the date of the merger agreement, and an approximately 44.7% premium over the average closing price per share for the twelve months ending on April 7, 2004. After the merger, Isco will be a wholly owned subsidiary of Teledyne.

        Our board of directors has unanimously determined that the terms of the merger are fair to and in the best interests of Isco and our shareholders. Accordingly, our board of directors has unanimously adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement.

        We cannot complete the merger unless the merger agreement is approved by the affirmative vote of a two-thirds majority of all the votes entitled to be cast on the approval of the merger agreement at a meeting at which a quorum consisting of at least a majority of all the votes entitled to be cast on the approval of the merger agreement is present. Two of our shareholders, who together hold approximately 48% of our outstanding shares, have agreed to vote to approve the merger agreement. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE TO ENSURE YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. If you do not send in your proxy, do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against approval of the merger agreement.

        The enclosed proxy statement provides you with detailed information about the merger and related matters. We urge you to read the proxy statement carefully, including the annexes. If the merger agreement is approved and the merger is completed, you will be sent written instructions for exchanging your Isco common stock certificates for your cash payment. If you hold Isco common stock certificates, please do not send your certificates until you receive these instructions.

        Our board of directors has fixed the close of business on May 5, 2004 as the record date for the special meeting and only holders of shares of Isco common stock on the record date are entitled to vote at the special meeting. On the record date, there were 5,741,946 shares of common stock outstanding and entitled to vote.

        If you have any questions about the merger please call either Douglas M. Grant, our President and Chief Operating Officer, or Vicki L. Benne, our Chief Financial Officer and Treasurer, at (402) 464-0231.

        On behalf of the board of directors, I thank you for your support and appreciate your consideration of this matter.

Yours truly,
ISCO, INC.
Robert W. Allington Chairman and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED MAY 7, 2004 AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY 12, 2004.

4700 Superior Street
Lincoln, Nebraska 68504

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 15, 2004

To the Shareholders of Isco, Inc.:

        NOTICE IS HEREBY GIVEN that we will hold a special meeting of the shareholders of Isco, Inc. on June 15, 2004, at 10:00 a.m., local time, at our offices at 4700 Superior Street, Lincoln, Nebraska, to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 7, 2004, among Isco, Teledyne Technologies Incorporated and Meadow Merger Sub Inc., a wholly owned subsidiary of Teledyne, pursuant to which, upon the merger being completed, each share of common stock, par value $0.10 per share, of Isco will be converted into the right to receive $16.00 in cash, without interest. Immediately following the merger, Isco will be a wholly owned subsidiary of Teledyne.

        Approval of the merger agreement requires the affirmative vote of a two-thirds majority of all the votes entitled to be cast on the approval of the merger agreement at a meeting at which a quorum consisting of at least a majority of all the votes entitled to be cast on the approval of the merger agreement is present.

        Only shareholders of record as of the close of business on May 5, 2004, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. The number of outstanding shares of our common stock entitled to notice and to vote on May 5, 2004, was 5,741,946. Each shareholder is entitled to one vote for each share of our common stock held on the record date. A shareholders' list will be available for inspection by any shareholder entitled to vote at the special meeting beginning two business days after the date of this notice and continuing through the special meeting.

        Shareholders will be entitled to dissenters' rights under the Nebraska Business Corporation Act. These rights are discussed in the accompanying proxy statement under the caption "Dissenters' Rights" beginning on page 36 and the governing statutory provisions are attached as Annex D to the proxy statement.

        A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. We urge you to carefully read the proxy statement, including the documents annexed to the proxy statement. You should not send any certificates representing your Isco common stock with your proxy card.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. RETURNING YOUR PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON. THANK YOU FOR ACTING PROMPTLY.

By order of the Board of Directors,

Ronald K. Jester, Secretary
Lincoln, Nebraska May 7, 2004

i

Severance Agreements	33
Employment Agreement	33
Stock Options And Deferred Stock Units	34
Directors' And Officers' Indemnification	36
Dissenters' Rights	36
The Stockholder Agreement	39
The Merger Agreement	40
Structure And Effective Time	40
Merger Consideration	40
Stock Options And Deferred Stock Units	41
Articles Of Incorporation And Bylaws	41
Directors And Officers	41
Representations And Warranties	41
Covenants Relating To The Conduct Of Our Business	43
Additional Agreements	44
No Solicitation Of Transactions	45
Employee Benefit Matters	47
Conditions To The Merger	47
Termination Of The Merger Agreement	48
Termination Fee	50
Expenses	50
Amendment; Waiver	50
Accounting Treatment	51
Antitrust Matters	51
Beneficial Ownership Of Isco Common Stock	52
Price Range Of Common Stock And Dividends	54
Cautionary Statement Regarding Forward-Looking Statements	54
Future Shareholder Proposals	55
Where You Can Find More Information	55
Additional Information	55
ANNEX A: Agreement And Plan Of Merger	A-1
ANNEX B: Stockholder Agreement	B-1
ANNEX C: Duff & Phelps, LLC Fairness Opinion	C-1
ANNEX D: Dissenters' Rights Under Nebraska Business Corporation Act	D-1
ANNEX E: Employment Agreement	E-1

ii

Questions And Answers About The Merger And The Special Meeting

        Below are brief answers to frequently asked questions concerning the proposed merger and the special meeting. These questions and answers do not, and are not intended to, address all the information that may be important to you as an Isco shareholder. You should carefully read these questions and answers, the more detailed information contained in the remainder of this proxy statement, all of the annexes to this proxy statement, and the documents referred to and incorporated by reference in this proxy statement.

1.	Q:	What Is The Proposed Merger?
A:
In the proposed merger, Meadow Merger Sub Inc., which we refer to as Merger Sub, a wholly owned subsidiary of Teledyne Technologies Incorporated, which we refer to as Teledyne, will merge with and into us. Isco will survive the merger and, immediately following the completion of the merger, will be a wholly owned subsidiary of Teledyne. Following the merger, Isco's shares will cease to be publicly traded. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read it carefully.
2.	Q:	What Will I Receive In The Merger?
A:
Upon completion of the merger, you will be entitled to receive $16.00 in cash in exchange for each share of Isco common stock that you own. In this proxy statement, we refer to this cash payment as the merger consideration.
3.	Q:	What Is The Vote Required To Approve The Merger Agreement?
A:
Approval of the merger agreement requires the affirmative vote of a two-thirds majority of all the votes entitled to be cast on the approval of the merger agreement, at a meeting at which a quorum exists. The presence, in person or by proxy, of shares representing at least a majority of all the votes entitled to be cast on the approval of the merger agreement is necessary to constitute a quorum. Robert W. Allington, our Chairman and Chief Executive Officer, and his wife, Mary L. Allington, who together hold approximately 48% of our outstanding shares, have agreed to vote to approve the merger agreement.
4.	Q:	Is Our Board Of Directors Recommending That I Vote For The Merger Agreement?
A:
Yes. After considering a number of factors, our board of directors unanimously believes that the terms of the merger agreement are fair to and in the best interests of Isco and our shareholders. Our board of directors recommends that you vote FOR approval of the merger agreement. For a more detailed explanation of our board of directors' reasons for recommending approval of the merger agreement, please see the discussion under the caption "The Merger—Reasons For The Merger; Recommendation Of Our Board Of Directors" beginning on page 22.
5.	Q:	When Do You Expect To Complete The Merger?
	A:	We expect to complete the merger in the second calendar quarter of 2004, as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived.
6.	Q:	What Do I Need To Do Now?
A:
We urge you to read this proxy statement carefully, including its annexes, consider how the merger would affect you as a shareholder and then vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed postage-prepaid return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting. If you sign, date and send in your proxy card without indicating how you want to vote, all of your shares will be voted FOR approval of the merger agreement.

7.	Q:	Who Is Entitled To Vote At The Special Meeting?
A:
Holders of record of Isco common stock as of the close of business on May 5, 2004 are entitled to vote at the special meeting. Each Isco shareholder is entitled to one vote for each share of Isco common stock owned at the close of business on May 5, 2004.
8.	Q:	Do I Need To Attend The Special Meeting In Person?
	A:	No. It is not necessary for you to attend the special meeting in order to vote your shares.
9.	Q:	If My Broker Holds My Shares In "Street Name," Will My Broker Vote My Shares For Me?
A:
If you hold your shares through a broker or through an account with a financial institution (i.e., in "street name"), your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares.
10.	Q:	What If I Want To Change My Vote After I Have Mailed My Signed Proxy Card?
A:
You can change your vote by sending a later-dated, signed proxy card or a written revocation to the Secretary of Isco at Isco, 4700 Superior Street, Lincoln, Nebraska 68504, who must receive it before your proxy has been voted at the special meeting, or by attending the special meeting in person and voting. Your attendance at the special meeting will not, by itself, revoke your proxy. It will only be revoked if you actually vote at the special meeting. If your shares are held in street name and you have instructed your broker (or other financial institution) to vote your shares, you must follow the directions received from your broker (or other financial institution) to change those voting instructions.
11.	Q:	What Happens If I Do Not Send In My Proxy, If I Do Not Instruct My Broker To Vote My Shares, Or If I Abstain From Voting?
	A:	If you do not send in your proxy, do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against approval of the merger agreement.
12.	Q:	Should I Send My Isco Common Stock Certificates Now?
A:
No. Do not send your Isco common stock certificates now. If we complete the merger, you will receive written instructions for exchanging your Isco common stock certificates for your merger consideration.

13.	Q:	May I Exercise Dissenters' Rights In The Merger?
A:
Yes, you have the right under Nebraska law to dissent from the approval of the merger agreement, exercise appraisal rights and receive payment in cash for the fair value of your shares of our common stock in the event the merger is completed. The fair value of your shares of our common stock as determined in accordance with Nebraska law may be more or less than the merger consideration of $16.00 per share to be paid to non-dissenting shareholders in the merger. To preserve your appraisal rights, you must not vote in favor of the approval of the merger agreement, must not return a signed but not voted proxy card and must follow specific procedures required by Nebraska law. You must precisely follow these specific procedures to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement under the caption "Dissenters' Rights" beginning on page 36, and the provisions of Nebraska law that grant appraisal rights and govern those procedures are attached as Annex D to this proxy statement. We encourage you to read these provisions carefully and in their entirety if you intend to exercise your appraisal rights.
14.	Q:	What Are The United States Federal Income Tax Consequences Of The Merger?
A:
The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. Generally, a shareholder who has held shares for more than one year will be entitled to recognize any gain as long-term capital gain. Because the tax consequences of the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the merger.
15.	Q:	What Am I Entitled To Receive If I Hold Isco Stock Options Or Deferred Stock Units? What Procedures Should I Follow?
A.
Holders of options to purchase our common stock that have not been exercised by the completion of the merger will receive in respect of each such option, in exchange for the cancellation of all options held by that holder, a payment in cash equal to the amount by which $16.00 exceeds the exercise price per share of our common stock subject to that option multiplied by the number of shares subject to that option, net of any applicable withholding taxes. Holders of deferred stock units that have not been converted by the completion of the merger will receive in respect of each such deferred stock unit, in exchange for the cancellation of all deferred stock units held by that holder, a payment in cash equal to $16.00 multiplied by the number of shares of our common stock subject to that deferred stock unit, net of any applicable withholding taxes.

For a more detailed description of how the merger agreement treats the outstanding options to purchase shares of our common stock, please see the discussion under the captions "Interests Of Certain Persons In The Merger—Stock Options And Deferred Stock Units" beginning on page 34 and "The Merger Agreement—Stock Options And Deferred Stock Units" beginning on page 41. Option holders and holders of deferred stock units will be sent separate instructions informing them of the steps that they must take in order to receive this cash payment.
16.	Q:	What Other Matters Will Be Voted On At The Special Meeting?
	A:	Only matters contained in this proxy statement will be voted upon.

17.	Q:	Where Can I Find More Information About Isco And Teledyne?
A:
Isco and Teledyne both file periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available about Isco and Teledyne, see the discussion following the caption "Where You Can Find More Information" beginning on page 55.
18.	Q:	Whom Should I Call If I Have Questions Or Want Additional Copies Of Documents?
A:
If you have any questions about the merger or this proxy statement you should call either Douglas M. Grant, our President and Chief Operating Officer, or Vicki L. Benne, our Chief Financial Officer and Treasurer at (402) 464-0231. If you would like additional copies of this proxy statement, or the proxy card, you should call Susan Thatcher, our Executive Assistant, at (402) 464-0231.

Summary

        This summary, together with the preceding question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary includes parenthetical references to pages in other portions of this proxy statement containing a more detailed description of the topics presented in this summary. This summary may not contain all of the information you should consider before voting on the merger agreement. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to approve the merger agreement. In addition, this proxy statement incorporates by reference important business and financial information about Isco. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 55.

The Proposed Transaction

  •
  In the merger, a wholly owned subsidiary of Teledyne will merge with and into Isco with Isco continuing as the surviving corporation.

  •
  Upon completion of the merger, each issued and outstanding share of Isco common stock (other than dissenting shares) will automatically be cancelled and cease to exist and will be converted into the right to receive $16.00 in cash, without interest, per share.

  •
  As a result of the merger, Isco will cease to be an independent, publicly traded company and will become, immediately following the completion of the merger, a privately-held subsidiary of Teledyne.

The Parties To The Merger Agreement
(see page 12)

Isco, Inc.

  •
  Isco, Inc., which we refer to in this proxy statement as Isco, we, us, or our, is a Nebraska corporation and is headquartered in Lincoln, Nebraska. Isco is a producer of water quality monitoring products, such as wastewater samplers and open channel flow meters, and other products for professionals working in the fields of water pollution monitoring and abatement and wastewater process control. We also manufacture liquid chromatography equipment that is used in drug discovery and development and chemical separation instruments for industrial and research use and our subsidiary produces on-line process control instruments for the wastewater market.

  •
  Our common stock is traded on the NASDAQ Stock Market under the symbol "ISKO".

  •
  Our principal address is 4700 Superior Street, Lincoln, Nebraska 68504 and our telephone number is (402) 464-0231.

Teledyne Technologies Incorporated

  •
  Teledyne Technologies Incorporated, which we refer to in this proxy statement as Teledyne, is a Delaware corporation and is headquartered in Los Angeles, California. Teledyne is a provider of sophisticated electronic components, instruments and communications products, including defense electronics, data acquisition and communications equipment for airlines and business aircraft, monitoring and control instruments for industrial and environmental applications and components, and subsystems for wireless and satellite communications. Teledyne also provides systems engineering solutions and information technology services for space, defense and industrial applications, and manufactures general aviation and missile engines and components, as well as on-site gas and power generation systems.

  •
  Teledyne has engaged in a number of recent acquisitions intended to add to its product and service offerings in the electronics, sensor, and instrumentation fields, including the 2002 and 2001 acquisitions of Monitor Labs Incorporated and Advanced Pollution Instrumentation, Inc. (environmental instrumentation companies), the 2003 acquisition of Tekmar Company (an environmental instrumentation company), and the 2004 acquisition of assets of Leeman Labs, Inc. (assets related to inductively coupled plasma laboratory spectrometers and other environmental instrumentation). Teledyne believes that the acquisition of Isco fits within Teledyne's strategy to grow its environmental instrumentation business.

  •
  Teledyne's common stock is traded on the New York Stock Exchange under the symbol "TDY".

  •
  Teledyne's principal address is 12333 West Olympic Boulevard, Los Angeles, California 90064 and its telephone number is (310) 893-1600.

Meadow Merger Sub Inc.

  •
  Meadow Merger Sub Inc., which we refer to in this proxy statement as Merger Sub, is a Nebraska corporation and a wholly owned subsidiary of Teledyne. Merger Sub was formed solely for the purpose of facilitating the merger and has not conducted any business activities since its organization. Merger Sub's principal address is 12333 West Olympic Boulevard, Los Angeles, California 90064 and its telephone number is (310) 893-1600.

What You Will Be Entitled To Receive Upon Completion Of The Merger
(see page 40)

  •
  If we complete the merger, holders of shares of our common stock will be entitled to receive merger consideration equal to $16.00 in cash, without interest, for each share of common stock that they own. After we complete the merger, persons holding shares of our common stock immediately prior to the merger will no longer own Isco common stock.

The Special Meeting
(see page 14)

  •
  Date, Time and Place  (see page 14). The special meeting will take place on June 15, 2004, at 10:00 a.m., local time, at our offices at 4700 Superior Street, Lincoln, Nebraska.

  •
  Matter to be Considered  (see page 14). At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement, a copy of which is attached to this proxy statement as Annex A.

  •
  Record Date and Shares Entitled to Vote; Quorum  (see page 14). The record date for determining the holders of shares of our common stock entitled to notice of, and to vote at, the special meeting is the close of business on May 5, 2004. At the close of business on the record date, 5,741,946 shares of our common stock were outstanding and entitled to vote on the proposal to approve the merger agreement. The presence, in person or by proxy, of shares representing at least a majority of all the votes entitled to be cast on the approval of the merger agreement is necessary to constitute a quorum for the transaction of business at the special meeting.

  •
  Vote Required  (see page 14). Under Nebraska law, the approval of the merger agreement requires the affirmative vote of a two-thirds majority of all the votes entitled to be cast on the approval of the merger agreement. Each share of our common stock is entitled to one vote. Robert W. Allington, our Chairman and Chief Executive Officer and his wife, Mary L. Allington, who together hold approximately 48% of our outstanding shares, have agreed to vote to approve the merger agreement.

  •
  Procedures for Voting  (see page 14). You may vote the shares you hold of record in either of two ways: (1) by completing and returning the accompanying proxy card or (2) by voting in person at the special meeting.

    If you hold shares of our common stock through a broker or through an account with a financial institution (i.e., in "street name"), you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.

  •
  Voting of Proxies  (see page 15). Shares of our common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of our common stock represented by properly executed proxies for which no instruction is given will be voted FOR approval of the merger agreement.

  •
  Revocability of Proxies  (see page 15). Your proxy may be revoked at any time before it is voted. If you complete and return the accompanying proxy card but wish to revoke it, you must take one of the following actions: (1) send a later-dated proxy card relating to the same shares to our Secretary at or before the special meeting, (2) file with our Secretary at or before the special meeting a written, later-dated notice of revocation, or (3) attend the special meeting and vote in person. Please note that your attendance at the meeting will not, by itself, revoke your proxy. If you hold your shares of our common stock through a broker or other financial institution and have delivered instructions on how your shares should be voted, you must follow the instructions provided by the broker or other financial institution to change those instructions.

  •
  Failure to Vote.  If you do not send in your proxy, do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against approval of the merger agreement.

Stockholder Agreement
(see page 39)

  •
  As a condition to its entering into the merger agreement, Teledyne required that Dr. Robert W. Allington, our Chairman and Chief Executive Officer, and his wife, Mary L. Allington, enter into a stockholder agreement with Teledyne agreeing to vote shares representing, as of the record date, approximately 48% of the outstanding shares of our common stock in favor of approval of the merger agreement. The stockholder agreement is attached to this proxy statement as Annex B.

Employment Agreement
(see page 33)

  •
  Concurrently with the entry by Isco into the merger agreement and with the entry by Dr. Allington and Mrs. Allington into the stockholder agreement, Dr. Allington entered into an employment agreement with Isco. Dr. Allington had not previously been a party to any employment agreement, but Teledyne, Isco, and Dr. Allington agreed that it was in the interests of all parties to set forth the terms and conditions of Dr. Allington's post-merger employment with Isco. The operative terms of the employment agreement will only become effective upon the completion of the merger. The employment agreement is attached to this proxy statement as Annex E.

Recommendation Of Our Board Of Directors
(see page 22)

  •
  Our board of directors has unanimously adopted the merger agreement, approved the transactions contemplated by the merger agreement and determined that it is fair to and in the best interests of Isco and our shareholders that we enter into the merger agreement and complete the merger on the terms and subject to the conditions set forth in the merger agreement.

  •
  OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

Opinion Of Our Financial Advisor
(see page 24)

  •
  In connection with the proposed merger, our financial advisor, Duff & Phelps, LLC, on April 7, 2004, delivered to our board of directors an opinion as to the fairness, as of the date of the opinion, from a financial point of view, of the $16.00 per share merger consideration to be received by holders of our common stock.

  •
  The full text of the written opinion of Duff & Phelps, dated April 7, 2004, is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on our financial advisor's review.

  •
  THE OPINION OF OUR FINANCIAL ADVISOR IS ADDRESSED TO OUR BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

United States Federal Income Tax Consequences
(see page 32)

  •
  The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who receives cash in exchange for shares pursuant to the merger will recognize a gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the shareholder, the gain or loss will be capital gain or loss and, generally speaking, will be long-term capital gain or loss, if the shares have been held by the shareholder for more than one year. The deductibility of capital losses is subject to limitations.

  •
  BECAUSE THE TAX CONSEQUENCES OF THE MERGER ARE COMPLEX AND MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES TO YOU OF THE MERGER.

Antitrust Matters
(see page 51)

  •
  The completion of the merger is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to in this proxy statement as the HSR Act, and the rules and regulations promulgated thereunder, and under any applicable foreign antitrust law.

  •
  Early termination of the waiting period under the HSR Act has been requested.

Interests Of Certain Persons In The Merger
(see page 33)

  •
  When considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests that are different from, or in addition to, yours. These interests include, among others, cash payments upon the completion of the merger in exchange for cancellation of deferred stock units and stock options held by our current and former directors and stock options held by our executive officers. These interests are quantified on page 36 and holdings of our directors and executive officers of our common stock are set out on page 52; however, due to the complexity of these interests it is not practicable to quantify these interests in summary form. In addition, our directors and executive officers will be indemnified against certain liabilities both before and after the merger.

  •
  In addition, three of our senior employees, including our President and Chief Operating Officer and our Chief Financial Officer, have entered into "employment security agreements" with us that provide these employees with certain cash and non-cash benefits in the event that they are terminated following the completion of the merger. These agreements are described on page 33). Our Chairman and Chief Executive Officer has also entered into an employment agreement with us that will govern his post-merger employment relationship with Isco.

Dissenters' Rights
(see page 36)

  •
  You have the right under Nebraska law to dissent from the approval of the merger agreement, exercise appraisal rights and receive payment in cash for the fair value of your shares of our common stock in the event the merger is completed. The fair value of your shares of our common stock as determined in accordance with Nebraska law may be more or less than the merger consideration to be paid to non-dissenting shareholders in the merger. To preserve your appraisal rights, you must not vote in favor of the approval of the merger agreement, must not return a signed but not voted proxy card and must follow specific procedures required by Nebraska law. You must precisely follow these specific procedures to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Nebraska law that grant appraisal rights and govern those procedures are attached to this proxy statement as Annex D. We encourage you to read these provisions carefully and in their entirety if you intend to exercise your appraisal rights.

Conditions To The Merger
(see page 47)

  •
  The completion of the merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

  •
  the approval of the merger agreement by our shareholders;

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  those shareholders, if any, exercising dissenters' rights holding an aggregate number of shares that is not in excess of 10% of the number of shares of our common stock that were outstanding on April 7, 2004;

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  the expiration or termination of the applicable waiting period under the HSR Act;

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  the absence of any legal restraint preventing the merger;

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    the accuracy of the parties' representations and warranties in the merger agreement, subject to materiality qualifiers; and

    •
    the performance by each party of its obligations under the merger agreement in all material respects.

  •
  The obligations of Teledyne and Merger Sub to complete the merger are also subject to there being no pending proceeding by any governmental entity challenging the merger or seeking, among other things, to prohibit or limit the ownership or operation by us, Teledyne or our and their affiliates of our or their respective businesses or assets as a result of the merger.

  •
  In addition, Teledyne is not required to complete the merger if any of the following conditions are not satisfied:

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  each holder of deferred stock units shall have executed a waiver, release and termination agreement canceling that holder's deferred stock units in exchange for a cash payment from Teledyne equal to the merger consideration of $16.00 per share multiplied by the number of shares of our common stock that the holder is entitled to receive upon the conversion of all deferred stock units held by the holder; and

  •
  each holder of an option to purchase shares of our common stock shall have executed a waiver, release and termination agreement canceling each option held by that holder in exchange for a cash payment from Teledyne equal to, in respect of each cancelled option, the excess of the merger consideration of $16.00 per share over the exercise price applicable to that option, multiplied by the number of shares of our common stock that the holder is entitled to purchase upon the exercise of that option; provided, however, that the parties have agreed that this condition will be deemed to have been satisfied even if a small number of option holders have not executed waiver, release and termination agreements (this exception is discussed in detail on pages 35 and 48).

Termination Of The Merger Agreement
(see page 48)

  •
  We and Teledyne may mutually agree to terminate the merger agreement. Either we or Teledyne may terminate the merger agreement if:

  •
  the merger is not completed by November 30, 2004; except that this right to terminate will not be available to any party whose failure to comply with the merger agreement results in the failure of the merger to be completed by that date; and except that the outside date of November 30, 2004 will be extended day-by-day for each day any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the completion of the merger (but not beyond February 28, 2005);

  •
  a governmental entity has issued a permanent injunction or other order or decree preventing the merger that is in effect and has become final and nonappealable;

  •
  approval of the merger agreement by our shareholders is not obtained at the special meeting or adjournment or postponement of the special meeting; or

  •
  the other party breaches any of its representations, warranties or covenants in the merger agreement in any material respect, which breach is incurable or is not cured within 30 business days of written notice of the breach.

  •
  Teledyne may terminate the merger agreement if our board of directors withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Teledyne, its recommendation for approval of the merger agreement, or fails to reconfirm its recommendation within five business days after a written request to do so, or recommends, or proposes to recommend, to our shareholders any takeover proposal by a third party.

  •
  We may terminate the merger agreement if our board of directors, prior to the earlier to occur of the approval of the merger agreement by our shareholders and the six week anniversary of the date of the merger agreement, withdraws or modifies in a manner adverse to Teledyne its recommendation for approval of the merger agreement or recommends to our shareholders a superior acquisition proposal by a third party, provided that we have complied with our obligations under the merger agreement described under the caption "The Merger Agreement—No Solicitation Of Transactions," beginning on page 45, and provided that we have paid to Teledyne the $3 million termination fee and reimbursed the out-of-pocket expenses of Teledyne and Merger Sub (not to exceed $500,000) as described under "The Merger Agreement—Termination Fee", below.

Termination Fee
(see page 50)

  •
  In certain circumstances, our board of directors has the right to terminate the merger agreement in connection with the receipt of a superior acquisition proposal, as further described in "The Merger Agreement—Termination Of The Merger Agreement" on page 48. In that event, and in certain other specified circumstances, the merger agreement provides that upon termination we must pay to Teledyne a termination fee of $3 million and the out-of-pocket expenses of Teledyne and Merger Sub, not to exceed $500,000. See the discussion under the caption "The Merger Agreement—Termination Fee" beginning on page 50.

Additional Information
(see page 55)

  •
  If you have questions about the merger or this proxy statement, you should call either Douglas M. Grant, our President and Chief Operating Officer, or Vicki L. Benne, our Chief Financial Officer and Treasurer, at (402) 464-0231. If you would like additional copies of this proxy statement or the proxy card, you should call Susan Thatcher, our Executive Assistant at (402) 464-0231.

The Parties To The Merger Agreement

Isco

        Isco, Inc. is a Nebraska corporation founded in 1958, with our main offices in Lincoln, Nebraska. We also have a wholly owned subsidiary, STIP Isco GmbH, in Gross Umstadt, Germany and a 50% interest in a Florida partnership.

        We produce water quality monitoring products, such as wastewater samplers and open channel flow meters, and other products for professionals working in the fields of water pollution monitoring and abatement and wastewater process control. We also manufacture liquid chromatography equipment that is used in drug discovery and development and chemical separation instruments for industrial and research use, and one of our subsidiaries produces on-line process control instruments for the wastewater market.

        Our product lines include:

  Water and Wastewater Monitoring

  •
  Automatic Wastewater Samplers

  •
  Open Channel Flow Meters

  •
  Closed Pipe Flow Meters

  •
  On-line Process Analyzers

  Laboratory Instruments and Media

  •
  Liquid Chromatography Instruments and Media

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  High Pressure Syringe Pumps

  Swift™ Monolithic Columns

        Our principal executive office is located at 4700 Superior Street, Lincoln, Nebraska 68504, and our telephone number is (402) 464-0231.

        Our common stock is traded on the NASDAQ Stock Market under the symbol "ISKO".

Teledyne

        Teledyne Technologies Incorporated is a Delaware corporation and a provider of sophisticated electronic components, instruments and communications products, including defense electronics, data acquisition and communications equipment for airlines and business aircraft, monitoring and control instruments for industrial and environmental applications and components, and subsystems for wireless and satellite communications. Teledyne also provides systems engineering solutions and information technology services for space, defense and industrial applications, and manufactures general aviation and missile engines and components, as well as on-site gas and power generation systems.

        Teledyne's business is divided into the following four business segments:

  •
  Electronics and Communications;

  •
  Systems Engineering Solutions;

  •
  Aerospace Engines and Components; and

  •
  Energy Systems.

        Teledyne serves niche market segments where performance, precision and reliability are critical. Its customers include major industrial and communications companies, government agencies, aerospace prime contractors and general aviation companies.

        According to Teledyne's most recent annual report on Form 10-K, in 2003, Teledyne's total sales were $840.7 million and its aggregate segment operating profits were $61.9 million. Approximately 54% of Teledyne's total sales in 2003 were to commercial customers and the balance was to the U.S. Government, as a prime contractor or subcontractor. International sales accounted for approximately 16% of total sales in 2003.

        In its Form 10-K, Teledyne stated that, principally through focused acquisitions of complementary product lines and businesses, Teledyne seeks to build growth platforms around three large markets: aerospace and defense electronics; electronic instrumentation; and government systems engineering. According to Teledyne's most recent current report on Form 8-K, at its most recent quarter end (March 28, 2004), Teledyne had no long-term debt outstanding, and it had $200 million of available committed credit under its revolving credit facility, which could be used for acquisitions.

        With regard to its focus on the instrumentation market, of which Isco is a part, during 2001, Teledyne formed Teledyne Instruments, a group of business units drawn from its Electronics and Communications segment and its Systems Engineering Solutions segment, to focus on monitoring and process control instrumentation. These businesses included Teledyne Analytical Instruments, a pioneer in the development of precision oxygen analyzers now used in petrochemical and other industrial applications. They also included Teledyne Hasting Instruments, a manufacturer of a broad line of instruments for precise measurement and control of vacuum and gas flows used in such varied applications as semiconductor manufacturing, refrigeration and metallurgy and food processing.

        As a result of its acquisitions, Teledyne greatly expanded its presence in the environmental instrumentation market. Teledyne Advanced Pollution Instrumentation, Inc., which was acquired in 2001, manufactures a broad line of instruments for monitoring low levels of gases such as sulfur dioxide, carbon monoxide and ozone. Teledyne Monitor Labs, Inc., which was acquired in 2002, supplies environmental monitoring systems for the detection, measurement and reporting of air pollutants. Teledyne Tekmar Company, which was acquired in 2003, manufactures instruments that automate the preparation and concentration of drinking water and wastewater samples for the analysis of volatile organic compounds in gas chromatographs. It also provides laboratory analytical systems for the detection of total organic carbon. On February 27, 2004, Teledyne acquired assets of Leeman Labs, Inc., located in Hudson, New Hampshire. Leeman Labs' inductively coupled plasma laboratory spectrometers are used by environmental and quality control laboratories to detect low levels of inorganic contaminants in water and other environmental samples, and complement Teledyne Tekmar Company's organic analysis instrumentation.

        As Teledyne stated in the public announcement relating to the merger, the acquisition of Isco fits within Teledyne's strategy to grow its environmental instrumentation businesses. Isco's water quality monitoring instruments, including samplers, flow meters and on-line process analyzers are complementary to Teledyne's existing environmental instrumentation product lines. Isco's liquid chromatography systems and media provide entry for Teledyne into the high growth drug discovery and biotechnology markets.

        The principal executive office of Teledyne is located at 12333 West Olympic Boulevard, Los Angeles, California 90064, and its telephone number is (310) 893-1600.

        Teledyne's common stock is traded on the New York Stock Exchange under the symbol "TDY".

Merger Sub

        Meadow Merger Sub Inc. is a Nebraska corporation and a wholly owned subsidiary of Teledyne. Merger Sub was formed solely for the purpose of facilitating the merger and has not conducted any business activities since its organization.

        The mailing address of Merger Sub's principal executive office is 12333 West Olympic Boulevard, Los Angeles, California 90064, and its telephone number is (310) 893-1600.

The Special Meeting

Date, Time and Place

        We are furnishing this proxy statement to holders of shares of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting of shareholders to be held on June 15, 2004, 10:00 a.m. local time, at our offices at 4700 Superior Street, Lincoln, Nebraska, and at any adjournments or postponements of the special meeting. This proxy statement, the attached notice of special meeting and the accompanying proxy card are first being sent or given to our shareholders on or about May 12, 2004.

Matter To Be Considered

        At the special meeting, holders of record of our common stock as of the close of business on May 5, 2004, will consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of April 7, 2004, among Isco, Teledyne and Merger Sub, referred to in this proxy statement as the merger agreement, pursuant to which, upon the merger being completed, each share of common stock, par value $0.10 per share, of Isco will be converted into the right to receive $16.00 in cash, without interest (the payment of which will be subject to applicable withholding taxes). No other business will be transacted at the special meeting other than possible postponements or adjournments of the special meeting.

Record Date And Shares Entitled To Vote; Procedures For Voting; Quorum

        Our board of directors has fixed the close of business on May 5, 2004, as the record date for determining the holders of shares of our common stock who are entitled to notice of, and to vote at, the special meeting. A shareholders' list will be available for inspection by any shareholder entitled to vote at the special meeting beginning 2 business days after the date of the notice of the special meeting that accompanies this proxy statement and continuing through the special meeting. As of the record date, 5,741,946 shares of our common stock were issued and outstanding. You are entitled to one vote for each share of our common stock that you hold as of the record date.

        If you are a record holder of shares of our common stock on the record date, you may vote those shares of our common stock in person at the special meeting or by proxy as described below under "—Voting Of Proxies." If you hold shares of our common stock in "street name" through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.

        The presence, in person or by proxy, of shares representing at least a majority of all our outstanding shares of common stock is necessary to constitute a quorum for the transaction of business at the special meeting.

Vote Required For Approval

        Under Nebraska law, we are required to submit the merger agreement to our shareholders for approval. Approval of the merger agreement requires the affirmative vote of a two-thirds majority of all our outstanding shares. If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the approval of the merger agreement.

        Robert W. Allington, our Chairman and Chief Executive Officer, and his wife, Mary L. Allington, have agreed, under the terms of a stockholder agreement, to vote all of their shares, representing as of the record date approximately 48% of the outstanding shares of our common stock, in favor of approval of the merger agreement. See "The Stockholder Agreement" on page 39. For information with respect to the beneficial ownership of our common stock by our directors and executive officers, please see "Beneficial Ownership Of Isco Common Stock" on page 52.

Voting Of Proxies

        Whether or not you plan to attend the special meeting in person, you are requested to complete, sign, date and promptly return the accompanying proxy card in the postage-prepaid envelope provided for this purpose to ensure that your shares are voted. Shares of our common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies as to the proposal to approve the merger agreement. Shares of our common stock represented by properly executed proxies for which no instruction is given on the proxy card will be voted FOR approval of the merger agreement.

        If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the special meeting (except for any proxies that had subsequently been revoked or withdrawn effectively), notwithstanding that they may have been effectively voted on the same matter at a previous meeting.

        Please return your marked proxy card promptly so your shares can be represented at the special meeting, even if you plan to attend the meeting in person. PLEASE DO NOT SEND YOUR ISCO COMMON STOCK CERTIFICATES NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE COMPLETION OF THE MERGER, A "PAYING AGENT" WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR ISCO COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

Revocability Of Proxies

        You may revoke your proxy at any time prior to the time it is voted at the special meeting. You may revoke your proxy by:

•
executing a later-dated proxy card relating to the same shares and delivering it to our Secretary;

•
filing with our Secretary a written notice of revocation bearing a later date than the proxy card; or

•
attending the special meeting and voting in person (although attendance at the special meeting will not, in and of itself, revoke a proxy).

If you hold shares of our common stock through a broker or other financial institution and have delivered instructions on how your shares should be voted, you must follow the instructions provided by the broker or other financial institution to change those instructions.

        Any written revocation or subsequent proxy card should be delivered to Isco at 4700 Superior Street, Lincoln, Nebraska 68504, Attention: Secretary, or hand delivered to our Secretary or his representative before the taking of the vote at the special meeting. However, if you hold shares of our common stock through a broker or other financial institution, you must instead follow the instructions provided by the broker or other financial institution to change any instructions that you may have given on how to vote your shares.

Proxy Solicitation

        This proxy solicitation is being made on behalf of our board of directors. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail, Internet or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock they hold of record. We have retained MacKenzie Partners, Inc., New York, New York to assist us in the solicitation of proxies using the means referred to above, and they will receive fees of up to approximately $10,000, including reimbursement of out-of-pocket expenses. We will be responsible for all expenses incurred in connection with printing, filing and mailing of this proxy statement.

The Merger

Background Of The Merger

        In March 2002, our Chairman and Chief Executive Officer, Dr. Robert Allington, received an unsolicited letter from Teledyne's Chairman, President, and Chief Executive Officer, Dr. Robert Mehrabian, that first discussed the idea of a strategic transaction between the companies. At that time, we were not interested in a transaction, and no written or oral response was sent to Teledyne in response to this inquiry.

        We were approached informally by a Teledyne representative about the prospect of a strategic transaction in October, 2002. We informed Teledyne that we were not actively seeking a strategic partner, although our board was always open to discuss transactions that might be beneficial to our shareholders. This informal contact ended with the Teledyne representative indicating that Teledyne would follow up sometime later.

        In late fall 2003 and early January 2004, at Teledyne's request, a series of "get acquainted" meetings and telephone calls took place between representatives of the respective companies. During these meetings, Teledyne's representatives visited our plant in Lincoln, Nebraska. They presented our management representatives with information on Teledyne and how Teledyne saw a fit between their company and ours. They indicated that their interest was in our entire company, not just in a single product line or division, and that Teledyne's acquisition model generally involved retaining the management and physical facilities of an acquired company. These representatives also explained that Teledyne generally expects the financial benefits of an acquisition to come from an improvement in the performance of an acquired business as a result of an investment of Teledyne expertise into certain areas of the acquired business' operations and from synergies between the acquired business and certain of Teledyne's other business units. They further expressed their tendency to retain the name of the acquired company and combine it with the Teledyne name, e.g., "Teledyne Isco." This series of meetings ended with the Teledyne representatives expressing their very serious interest in our company but without any agreement by the parties as to future actions. Our board was apprised of these developments at its regular monthly meetings held on December 18, 2003 and January 22, 2004.

        On February 11, 2004, Mr. Al Pichelli, Senior Vice President and Chief Operating Officer of Teledyne's Electronics and Communications Segment, and Mr. Robert Steenberge, Teledyne's Chief Technology Officer, met with Dr. Robert Allington and Douglas Grant, our President and Chief Operating Officer, at our Lincoln, Nebraska plant. Teledyne's representatives made a presentation on their corporate development activities as they related to our products and markets. They emphasized both their corporate initiative to build a diversified instrumentation business through acquisitions and their strong interest in both our water quality and laboratory instrument business segments. They also presented a valuation methodology of our company and business which evaluated our results over (1) the trailing twelve months, (2) the last two quarters annualized, and (3) the last three quarters annualized. In their eyes, based on their analysis of our business and using the valuation methodology, our enterprise value at the time was approximately $57.6 million and our equity value at the time was approximately $71.3 million, or $12 per share. Teledyne emphasized that this presentation was not an offer but rather an illustration of their thinking at the time. Again, the meeting ended with the parties having no agreement as to further actions on a possible transaction, although Dr. Allington requested additional information on Teledyne's history in the instrumentation field and on its acquisitions in that area. It was agreed, though, that Mr. Grant would visit Teledyne and several of its recently acquired divisions, and speak with certain members of their management teams. Our board was updated on these developments at its regular monthly meeting on February 26, 2004. On February 27, 2004, the parties signed a confidentiality agreement so that further discussion could take place in greater detail. Mr. Grant's visits took place over a period of three days beginning on March 2, 2004, and his visit concluded with a dinner with Dr. Mehrabian, Mr. Pichelli, and Jim Davis, the Vice President and General Manager of the Teledyne Instruments group of companies on March 4 and a meeting at Teledyne's headquarters with Dr. Mehrabian and Mr. Pichelli on March 5. At the March 5 meeting, Dr. Mehrabian indicated that he would review more closely Isco's financial performance in order to support an increased price of up to $13.00 per share.

        On March 10, 2004, our board held a special meeting to discuss the status of discussions with Teledyne at which our outside counsel was also present. Mr. Grant reported on his discussions and his visits to the Teledyne facilities. He was very favorably impressed with Teledyne's operations and the manner in which the acquired businesses had been treated. Mr. Grant expressed that it was his clear impression that Teledyne was very interested in acquiring us and that they wanted to proceed with an acquisition of Isco on an expedited basis. As in other recently-held board meetings, there was considerable discussion concerning our need to consider the issue of succession in light of Dr. Allington's large stock holdings, his leadership position in the company, and his central role in the development of our Swift product line. Management team members invited to attend the meeting presented their thoughts as to succession plans other than a transaction with Teledyne. Ms. Vicki Benne, our Chief Financial Officer and Treasurer, reviewed for the board her thoughts on management's implementation of process improvements and initiatives that were then showing results in the form of improved financial performance. In light of these results, possible alternatives discussed included the adoption of an employee stock ownership plan, a management-led purchase of some of Dr. Allington's shares, or a third party investment.

        Ultimately, at this meeting our board considered the following four alternatives: (1) continuing business as usual and informing Teledyne that we were not interested in a transaction; (2) continuing the discussions with Teledyne, recognizing that Teledyne wanted to consummate a transaction quickly; (3) maintaining contact with Teledyne, but putting discussions on hold for a period of time to demonstrate that Isco was capable of improved, sustained performance over the long-term; or (4) retaining an investment banking firm to analyze a number of options, including a possible merger with Teledyne. After considerable discussion, the board approved the retention of The Nassau Group to prepare a presentation on alternatives available to us, including a possible merger with Teledyne, and to present their findings at the regularly scheduled March 25 board meeting. The Nassau Group was retained on a fixed fee basis of $35,000 and its engagement at that time was limited to preparing and making this presentation.

        Also on March 10, 2004, Mr. Grant communicated to Teledyne our intention to retain an investment banking firm to analyze our options and to provide guidance to our board on a number of possible alternatives for ownership succession, and that we would not be in a position to entertain any acquisition proposals until The Nassau Group had made this presentation to our board at its regularly scheduled March 25 meeting. Teledyne also communicated its updated valuation thoughts on our company, based on our recently released second quarter results; specifically, their valuation increased to approximately $14.00 per share based on our earnings release. Teledyne, through Dr. Mehrabian and Mr. Pichelli, also expressed a deep concern about the fact that the board meeting was nearly two weeks away and that we were not willing to allow Teledyne to commence diligence efforts or to negotiate the terms of the transaction prior to that meeting taking place. Teledyne's representatives made it clear that any Teledyne offer would not remain open for an indefinite period of time, and that they had serious questions as to whether they would participate in an auction. The phone call ended without any specific agreement between the parties other than to continue open communications.

        On March 16, 2004, Dr. Mehrabian visited our Lincoln, Nebraska headquarters specifically to meet with Dr. Allington. He had informal meetings with Mr. Grant and Dr. Allington and toured our facility. While no formal negotiations took place during these meetings, Dr. Mehrabian did reiterate Teledyne's desire, where feasible, to keep the management of an acquired company in place and he conveyed Teledyne's expectation that Dr. Allington would agree to continue his research and development activities at Isco following any acquisition of Isco by Teledyne. Dr. Allington and Dr. Mehrabian also discussed the scientific basis of Dr. Allington's current research and development, and he forwarded a number of technical materials to Dr. Mehrabian following that meeting.

        On March 25, 2004, our board met and received the presentation from The Nassau Group concerning its preliminary valuation of Isco and its analysis of our possible strategic options. Also present was outside counsel to the company. A question and answer session followed the presentation. Following considerable discussion the board authorized management to continue discussions with Teledyne and to retain The Nassau Group to represent Isco in negotiations with Teledyne. Following the board meeting, Mr. Grant informed Teledyne of the board's action.

        On March 26, 2004, a conference call was held among our management, representatives of The Nassau Group and a number of Teledyne officers and employees, along with (for part of the call) Teledyne's outside counsel. Teledyne proposed the consummation, on an expedited basis, of an all-cash "reverse triangular" merger between Isco and a yet-to-be-formed, wholly owned subsidiary of Teledyne. While the parties agreed that an initial understanding on a stock price or a range of prices was necessary prior to instituting due diligence or other activities, we agreed to begin preparing a data room based on a document request list that we had received from Teledyne in the event a purchase price could be agreed upon. Later that evening, Teledyne representatives spoke with The Nassau Group about the price issue. Teledyne's representatives indicated that they were prepared to offer a transaction price of $14.00 per share. Our representatives indicated that the board had not authorized the acceptance of any particular offer or the making of a counteroffer, but that they believed our company was worth more. The conference call ended without an agreement on a purchase price but with an understanding that negotiations would continue after our representatives had an opportunity to discuss Teledyne's proposal with the board. Our management determined that The Nassau Group would prepare an updated valuation analysis to present at a special meeting of our board on March 30, to assist the board in evaluating the Teledyne offer.

        On March 27, 2004, our representatives conferred with Teledyne regarding the process being undertaken by our board to evaluate the Teledyne proposal. An agreement was reached to hold a meeting between our financial advisors from The Nassau Group and Teledyne's representatives in Chicago to further discuss the price issue following our board's March 30 meeting.

        On March 30, 2004, our board held a special meeting to receive and consider the valuation information prepared by The Nassau Group. Also present were our outside counsel. There was considerable discussion concerning valuation issues, possible transaction structures, and strategic alternatives. The board determined that the $14.00 per share valuation was not acceptable. Ultimately, our board agreed that, subject to obtaining an offer from Teledyne that (1) reflected a higher valuation that more appropriately reflected the board's best estimate of the next twelve months' performance and (2) provided for consideration that was either all cash or mostly cash, the advantages offered by a transaction with Teledyne were superior to any alternative transaction. These advantages included Teledyne's strong interest in pursuing a transaction with us; its desire to acquire the entire business, and not just a single division or product line; the likely synergies between the two companies; the commitment Teledyne had demonstrated to the transaction, including sending a number of high-ranking officers to visit with our officers and representatives, assembling a transaction team of internal specialists and outside counsel, and expressing its willingness to commence diligence and negotiations at the earliest possible opportunity; Teledyne's strategic commitment to instrumentation technologies and its good track record in acquisitions of businesses that the board considered to be comparable to Isco in many respects; an expectation that a transaction with Teledyne would not face regulatory opposition; and Teledyne agreeing not to condition its offer on a "due diligence out" and to offer our board a "fiduciary out" in the definitive agreement. The board was also concerned that no viable alternative transactions were immediately available, that our shareholders were quite likely not to approve any alternative transaction with an acquiror that did not commit to allowing us to continue to operate in Lincoln (a concern amplified by the fact that under Nebraska law a proposed transaction could be blocked by shareholders holding just over one-third of our outstanding shares), and that Teledyne had unambiguously expressed that it was pursuing other transaction possibilities and would withdraw its offer if the board attempted to delay the commencement of negotiations in order to seek other bidders or to wait for improved performance over the following quarters.

        Our board concluded that if Teledyne presented a valuation containing a significant enough premium, the board was likely to accept a Teledyne offer. There were discussions about a counteroffer price. The Nassau Group advised—based on conversations with Teledyne—that they believed a price higher than $16.00 per share would likely be rejected by Teledyne. Following extensive discussion concerning purchase price proposals of $14.00, $15.00, and $16.00, and the premiums over the current, one, three and six month averages of our stock price, the board authorized The Nassau Group to meet with Teledyne's representatives to present a counteroffer of $16.00 per share, which they believed reflected the improved performance that Isco was likely to experience over the coming quarters as well as a premium over the then-current value of the company after adjusting for these anticipated improvements.

        Our board further discussed, and authorized, the retention of Duff & Phelps, LLC, to render a fairness opinion regarding the fairness of the merger price, from a financial point of view, should an agreement as to price be reached with Teledyne. In addition, our board discussed an expression of interest made that day by a representative of an unnamed large U.S. public company in acquiring our environmental business. Our board instructed Mr. Grant to convey that we would consider any specific proposal but that we had concerns about shareholder value, including significant potential adverse tax consequences, with any transaction that involved a break-up of our company necessitated by the sale of only part of our business.

        In the early evening of March 30, 2004, our financial advisors from The Nassau Group met with representatives of Teledyne in Chicago. Our advisors presented the $16.00 per share counterproposal, indicating that they had no authority to present any other proposal or to negotiate further from the $16.00 per share price. After private consultation among its representatives, Teledyne agreed in principle, subject to approval by its board of directors, to the $16.00 per share price. Teledyne's representatives indicated that this was more than they were expecting to pay but that the price was acceptable given their strong desire to acquire our company and their assumption that our company's backlog and other financial metrics would be confirmed in a due diligence process.

        Later in the evening on March 30, 2004, a telephonic meeting of our board took place. Also on the call were our financial advisors from The Nassau Group, and our outside counsel. Our board received The Nassau Group's report on the price negotiations and the agreement in principle as to the purchase price of $16 per share. Our board also agreed to hold a dinner meeting with Teledyne's representatives the following evening.

        On March 31, 2004, a dinner meeting was held in Lincoln, Nebraska between our board and the Chairman and other representatives of Teledyne, The Nassau Group, and attorneys for both parties and attorneys representing Dr. Allington personally. Dr. Mehrabian and Mr. Pichelli made a presentation to our board on Teledyne, its history, and its business plans, and answered numerous questions from our board members following the presentation and during a dinner meeting. The attorneys for Isco, Teledyne, and Dr. Allington held discussions concerning the preparation of transaction documents, our directors' fiduciary duties in respect of the transaction, and initial due diligence matters during a separate dinner meeting that followed Teledyne's presentation.

        From April 1 through April 7, 2004, due diligence activities took place as well as the negotiation of the merger agreement, the stockholder agreement, Dr. Allington's employment agreement, and related transaction documentation. There was significant discussion and negotiation concerning the conditions under which Dr. Allington would be released from his obligation under the stockholder agreement to support the Teledyne transaction, the size of the break-up fee, and the duration of the period during which our board would be able to receive and accept a "superior proposal" from a third party. Ultimately, after considerable discussion of the effect that Nebraska's two-thirds approval requirement has on the analysis of the fiduciary duties of the board of an acquired company, the parties agreed on a compromise that would terminate the stockholder agreement concurrently with a termination of the merger agreement and would limit the period of time during which our board could accept a superior proposal and terminate the merger agreement to six weeks from the signing of the merger agreement. We also ultimately accepted the termination fee of $3 million and the reimbursement cap of $500,000 that Teledyne had proposed in its initial draft.

        On April 7, 2004, our board met at a special meeting to receive the fairness opinion and report from Duff & Phelps. Also present were our financial advisors from The Nassau Group and our outside counsel. Duff & Phelps made a detailed presentation of the process used in its fairness analysis, including a summary of the engagement, a summary of due diligence, an implied valuation summary, fairness considerations, and a valuation analysis of our company. The presentation concluded with the delivery by Duff & Phelps of its written opinion that the $16.00 per share price was fair to our shareholders, from a financial point of view. Our board accepted the Duff & Phelps fairness opinion.

        Our board, each member of which had been previously provided drafts of the merger agreement and stockholder agreement, reviewed the proposed final versions of the documents with our outside counsel. Also at the April 7 meeting, our board was provided a draft of an employment agreement with Dr. Allington to be effective on the effective date of the merger agreement.

        In connection with these presentations, our board reviewed and considered, among other things, (1) the sufficiency of the merger consideration, (2) the fact that our obligations to complete the merger are subject only to obtaining customary regulatory clearances and other customary conditions (except for the obligation to cancel all outstanding options and deferred stock units, which the board recognized was not customary but which it determined was reasonable in the circumstances and was not likely to impede the transaction), (3) the fact that Teledyne's obligation to complete the merger was not conditioned on obtaining financing, (4) the fact that Dr. Allington, our largest shareholder, supported the proposed transaction, and (5) the other principal terms of the proposed merger agreement. Our financial advisor, The Nassau Group, reviewed with the board the financial aspects of the proposed merger. Duff & Phelps delivered to our board its opinion to the effect that, as of April 7, 2004 and based on and subject to the matters described in its opinion, the $16.00 per share cash consideration was fair, from a financial point of view, to the holders of our common stock. After full discussion, our board determined that it was fair to and in the best interests of us and our shareholders that we enter into the merger agreement and complete the merger on the terms and subject to the conditions set forth in the merger agreement. Accordingly, our board unanimously adopted the merger agreement, approved the transactions contemplated by the merger agreement and the stockholder agreement, approved the employment agreement with Dr. Allington, and authorized management to set a record date and date for a special meeting of the shareholders to consider and vote on the merger agreement, and to recommend to the shareholders that they vote in favor of the merger agreement.

        We, Teledyne and Merger Sub executed the merger agreement immediately following the board meeting (which was several hours after the close of trading on the NASDAQ Stock Market) on April 7, 2004. Concurrently with the execution and delivery of the merger agreement: (1) Teledyne, Dr. Allington, and Mary L. Allington, Dr. Allington's wife, executed a stockholder agreement pursuant to which Dr. and Mrs. Allington agreed to vote all shares of our common stock held by them in favor of the merger agreement at the special meeting and (2) we and Dr. Allington executed an employment agreement, the substantive provisions of which will become operative at the completion of the merger. For more information on the stockholder agreement, see the section entitled "The Stockholder Agreement" on page 39; a copy of the stockholder agreement is attached to this proxy statement as Annex B. For more information on the employment agreement, see the section entitled "Interests Of Certain Persons In The Merger—Employment Agreement" on page 33; a copy of the employment agreement is attached to this proxy statement as Annex E.

        On April 8, 2004, the parties jointly announced the transaction to the public by issuing a press release prior to the opening of trading on the both the NASDAQ and NYSE, and by filing periodic reports on Form 8-K later in the day.

Purpose And Effects Of The Merger

        The principal purpose of the merger is to enable Teledyne to own all of the equity interest in us and afford our shareholders the opportunity, upon completion of the merger, to receive a cash payment for their shares. The merger will be accomplished by merging a wholly owned subsidiary of Teledyne with and into us, and we will become the surviving corporation.

        The merger will terminate all equity interest in us held by our shareholders. Teledyne will be the sole beneficiary of our earnings and growth following the merger. Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and is listed for trading on the NASDAQ Stock Market under the symbol "ISKO". Following the completion of the merger, our common stock will be delisted from the NASDAQ Stock Market and registration of our common stock under the Exchange Act will be terminated.

        As a result of the completion of the merger, as a shareholder, you will be entitled to receive $16.00 for each share of our common stock that you own at the time that the merger is completed (net of any applicable withholding taxes). We have also granted, under our various incentive and compensation plans, options to employees and directors entitling them to purchase shares of our common stock at predetermined exercise prices and "deferred stock units" to directors entitling them to receive shares of our common stock. The holders of options and deferred stock units will be given an opportunity to receive payments in amounts equal to what they would have received had they exercised their options or converted their deferred stock units prior to the completion of the merger in exchange for the cancellation of their rights at the completion of the merger. For further explanation, see the discussion under the caption "Interests Of Certain Persons In The Merger—Stock Options And Deferred Stock Units" beginning on page 34.

        If any condition to the merger is not satisfied or waived, including the necessary regulatory clearances, the merger will not be completed. In such an event, you will not receive any cash or other consideration as result of these transactions.

Reasons For The Merger; Recommendation Of Our Board Of Directors

        OUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        In reaching its decision to adopt the merger agreement and to recommend that our shareholders vote to approve the merger agreement, our board considered a number of factors, including the following:

        Our Business, Condition And Prospects.    Our board considered information with respect to our financial condition, results of operations, business, competitive position and business strategy, on both an historical and prospective basis, as well as current industry, economic and market conditions. Further, our board explored the possible alternatives to the merger, the range of possible benefits to our shareholders of these alternatives, the likelihood of shareholder approval of each of these alternatives given the voting thresholds required by the Nebraska Business Corporation Act, and the timing and likelihood of accomplishing the goal of any of these alternatives. Our board also considered the potential depressant effect if Dr. Allington died and approximately 46% of our stock was overhanging a market in which approximately 4,200 shares per day, on average, have traded for the past 12 months.

        Form Of Merger Consideration.    Our board considered the cash only merger consideration to be received by our shareholders. Our board considered the desirability of the liquidity and certainty of value that an all-cash transaction would afford our shareholders.

        Limited Conditionality; Transaction Structure.    Our board also considered the fact that the transaction is not conditioned on obtaining financing and that the conditions to the completion of the transaction were customary and, in the board's judgment, likely to be satisfied.

        Potential Risks.    Our board also considered a number of potential risks, as well as related mitigating factors, in connection with its evaluation of the merger. These risks included the potential diversion of management resources from operational matters and the opportunity costs associated with pursuing the proposed merger. In weighing this factor, however, our board considered the flexibility afforded by the interim operating covenants in the merger agreement, relating, for example, to acquisitions, capital expenditures, and indebtedness. Other risks considered by our board included the following:

  •
  the merger agreement prohibits us from soliciting any alternative transaction;

  •
  if we were to receive an unsolicited proposal for an alternative transaction from a third party and our board were to determine that it constituted a superior proposal, in order to terminate the merger agreement and accept that superior proposal we would have to make a payment to Teledyne of $3 million and reimburse $500,000 of Teledyne's out of pocket expenses in pursuing the merger with us;

  •
  the merger agreement prohibits us from soliciting or entering into any alternative transaction after May 19, 2004; and

  •
  we are required, under the merger agreement, to conduct our business only in the ordinary course substantially consistent with past practice and subject to operational restrictions prior to the completion of the merger.

        In the judgment of our board, however, these restrictions and potential risks were more than offset by the potential benefits of the merger discussed above.

        Opinion Of Our Financial Advisor.    Our board considered the opinion of Duff & Phelps, the financial adviser to our board, as to the fairness, from a financial point of view, of the $16.00 per share merger consideration to be received by the holders of our common stock, as more fully described below in "Opinion Of Our Financial Advisor" on page 24.

        Market Price.    Our board considered the relationship of the merger consideration to the historical market prices, volatility and trading information with respect to our common stock. In particular, our board considered the fact that the merger consideration of $16.00 per share reflected a premium in excess of 32% over the closing market price of $12.10 per share on April 7, 2004, the day on which the board meeting was held.

        Additional Considerations.    In the course of its deliberations on the merger, our board consulted with members of our senior management and our legal and financial advisors on various legal, business and financial matters. Additional factors considered by our board in determining whether to approve the merger agreement included:

  •
  the current industry, economic and marketplace conditions and trends;

  •
  the terms and conditions of the merger agreement;

  •
  the likelihood and anticipated timing of receipt of required regulatory approvals and satisfaction of all other conditions;

  •
  the fact that our largest shareholder agreed to support the proposed transaction;

  •
  the uncertainty of any potential alternative transaction that would yield a superior value to our shareholders;

  •
  the fact that we will no longer exist as an independent company and our shareholders will no longer participate in our growth or the pursuit of our stand-alone business plan;

  •
  the fact that gains from an all-cash transaction would be taxable to our U.S. shareholders for U.S. federal income tax purposes;

  •
  the expectation that there will be good opportunities for continued employment of our employees after the merger;

  •
  Teledyne's reputation as a good employer providing workers with both stable employment and opportunities for advancement;

  •
  Teledyne's commitment and reputation for taking a long-term approach to its investments;

  •
  the fact that we will be subject to restrictive covenants that may limit growth opportunities and operational flexibility; and

  •
  the expectation that we would be permitted to continue operations in Lincoln, Nebraska, following the merger, and the expectation that we would be permitted to continue to support community activities in the geographic areas of our business activity.

        In addition, our board of directors considered the interests of our directors and executive officers described below in "Interests Of Certain Persons In The Merger" on page 33.

        The above discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by our board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.

Opinion Of Our Financial Advisor

        Duff & Phelps, LLC, a Chicago based investment banking and financial advisory firm, served as financial advisor to our board of directors. Founded in 1932, Duff & Phelps is one of the leading middle market investment banking and independent financial advisory firms in the United States. Duff & Phelps has significant expertise and experience in fairness opinions, business valuations, solvency opinions, structuring ESOP/ERISA transactions, buy-side and sell-side merger and acquisition advisory services, and intangible asset and intellectual property valuations. Headquartered in Chicago, Duff & Phelps has offices in New York, Los Angeles, San Francisco, and Seattle. Each year, Duff & Phelps renders approximately 400 opinions, including fairness opinions, business valuation opinions, solvency opinions, tax-related financial opinions, and other financial opinions. We did not have any relationship or business dealings with Duff & Phelps prior to our engagement of them to deliver a fairness opinion.

        As part of its engagement as financial advisor to our board of directors, Duff & Phelps was asked to render an opinion to our board with respect to the fairness to our shareholders, from a financial point of view, of the contemplated merger between Isco and Merger Sub pursuant to which each share of our common stock will be converted into the right to receive $16.00 in cash, without interest. Duff & Phelps rendered a written opinion to our board of directors that, on April 7, 2004, the proposed merger is fair to our shareholders from a financial point of view (without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder). Duff & Phelps' opinion is attached as Annex C and is incorporated herein by reference. OUR SHAREHOLDERS ARE ENCOURAGED TO READ THIS OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN.

        The opinion of Duff & Phelps is directed to our board and does not constitute a recommendation as to how to vote with respect to any matter relating to the proposed merger. Furthermore, Duff & Phelps does not address the relative merits of the proposed merger and any other transactions or business strategies discussed by our board as alternatives to the merger agreement or the underlying business decision of our board to proceed with or effect the merger.

        The following is a summary of the material financial analyses performed by Duff & Phelps in connection with rendering its opinion. While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to our board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or a summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Duff & Phelps is based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Duff & Phelps gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Duff & Phelps made numerous assumptions with respect to the industry outlook, general business and other conditions and matters many of which are beyond our control or Duff & Phelps' control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

        In connection with its fairness opinion, Duff & Phelps made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. No limits were placed on Duff & Phelps by our management or our board in terms of the information to which they had access or the matters they could consider. Duff & Phelps' due diligence with regard to the proposed merger included, but was not limited to, the items summarized below. Duff & Phelps, among other things:

  •
  conducted meetings with members of our senior management team at our corporate headquarters in Lincoln, Nebraska on April 2, 2004, including Robert Allington, Chairman & Chief Executive Officer, Doug Grant, President & Chief Operating Officer, and Vicki Benne, Chief Financial Officer & Treasurer;

  •
  reviewed our financial statements and Securities and Exchange Commission, or SEC, filings, including the annual report on Form 10-K for the fiscal year ended July 25, 2003 and quarterly reports on Form 10-Q for the three months ended October 24, 2003 and January 23, 2004;

  •
  reviewed an Isco-prepared budget for fiscal 2004 and projections for fiscal years 2005 through 2008;

  •
  reviewed the draft Agreement and Plan of Merger among Teledyne, Merger Sub and Isco dated April 7, 2004;

  •
  reviewed the draft Stockholder Agreement between Teledyne, Merger Sub and Robert W. and Mary L. Allington dated April 7, 2004;

  •
  reviewed our Amended and Restated Articles of Incorporation;

  •
  reviewed our Amended and Restated Bylaws effective July 1, 2003;

  •
  reviewed the presentation to our board dated March 25, 2004 prepared by The Nassau Group;

  •
  reviewed minutes of our board meetings from February 2002 through March 2004;

  •
  analyzed the historical trading price and trading volume of our common stock;

  •
  reviewed other operating and financial information provided by our management; and

  •
  reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

        In connection with its fairness opinion, with our permission and without any independent verification, Duff & Phelps assumed that all information reviewed by it with respect to us and the proposed merger, whether supplied by us or our advisors, or obtained by Duff & Phelps from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Duff & Phelps not misleading. Duff & Phelps did not make an independent valuation or appraisal of our assets or liabilities and was not furnished with such valuation or appraisal. Any inaccuracies in or omissions from the information on which Duff & Phelps relied could materially affect its fairness opinion.

        Set forth below is a summary of the analyses performed by Duff & Phelps in reaching its fairness conclusions as of April 7, 2004. Although developments following the date of the Duff & Phelps opinion may affect the opinion, Duff & Phelps assumes no obligation to update, revise, or reaffirm its opinion. The Duff & Phelps opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Duff & Phelps opinion, and that Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Duff & Phelps opinion is limited to the fairness of the terms of the proposed merger to our shareholders from a financial point of view, as of April 7, 2004.

Opinion And Analysis Of Duff & Phelps

        As part of its analysis to determine whether the $16.00 per share cash consideration to be received by our shareholders in the proposed merger transaction is fair, from a financial point of view, to our shareholders, Duff & Phelps took into consideration the following three elements: (1) whether the $16.00 per share consideration to be received by our shareholders is fair relative to recent trading prices for our common stock; (2) whether the $16.00 per share consideration to be received by our shareholders is not less than the fair value of Isco; and (3) whether the premium implied by the $16.00 per share consideration to be received in the proposed merger for our common stock is adequate relative to the premiums paid in other similar change of control transactions.

Analysis Of Current and Historical Stock Prices Of Isco Common Stock

        As part of its analysis, Duff & Phelps analyzed historical daily stock prices and daily trading volume levels for shares of our common stock for (1) the one-year period from April 2, 2003 to April 2, 2004, and (2) the three-year period from April 2, 2001 to April 2, 2004. During the time period in (1) above, our common stock traded between its 52-week low of $7.07 on May 16, 2003 and its 52-week high of $12.75 on March 9, 2004, with an average reported per share closing price of $10.33 over the previous three-month period ending April 2, 2004. Although there are 5,741,946 shares outstanding, Dr. Robert Allington owns approximately 46% of the outstanding common shares and there has been limited trading volume in our common stock during the previous 52 weeks.

	ISCO	COMPARABLE PUBLIC COMPANY MEDIAN
Average daily trading volume for previous 12 months	4,174 shares	179,000 shares
Public float	2.8 million shares	34.7 million shares

        Duff & Phelps also considered the lack of analyst coverage for our common stock. Based on these analyses, Duff & Phelps observed that our common stock trades less actively than the comparable public companies and our common stock has a significantly smaller float.

Comparable Public Company Analysis

        Duff & Phelps analyzed 11 companies that it considered to be reasonably comparable to Isco in terms of investment risks and attributes, as well as products provided and markets served. In this analysis, Duff & Phelps reviewed valuation multiples and financial performance ratios for Isco and the comparable public companies.

        In the selection of the comparable companies, Duff & Phelps used multiple databases to identify domestic companies with primary Standard Industrial Classification Codes of 3823 (industrial instruments for measurement, display and control of process variables), 3824 (totalizing fluid meter and counting devices), and 3829 (measuring and controlling devices). These 11 companies are segmented as follows:

  Water Infrastructure Instrumentation Manufacturers

  •
  Badger Meter, Inc.

  •
  Danaher Corporation

  •
  Mesa Laboratories, Inc

  •
  Roper Industries, Inc.

  Laboratory Instrumentation Manufacturers

  •
  Dionex Corporation

  •
  OI Corporation

  •
  PerkinElmer, Inc.

  •
  Strategic Diagnostics, Inc.

  •
  Thermo Electron Corporation

  •
  Varian, Inc.

  •
  Waters Corporation

        In understanding Duff & Phelps' analysis, "LTM" is "last twelve months", "Adj." is "adjusted", "EBITDA" is "earnings before interest, taxes, depreciation and amortization", "EBIT" is "earnings before interest and taxes", and "CAGR" is "compound annual growth rate".

        Based on the closing price of our common stock on April 2, 2004, we were valued at 18.4x LTM Adj. earnings, 6.8x LTM Adj. EBITDA, 5.5x projected EBITDA, and 0.76 LTM revenues. For the comparable group of 11 companies, our valuation multiples were lower than the median multiples of 27.4x LTM earnings, 14.8x LTM EBITDA, 13.0x projected EBITDA, and 2.72x LTM revenue. Duff & Phelps noted that the median 3-year average EBITDA margin and median 3-year revenue growth rate for the comparable public companies was 13.5% and 6.2%, respectively, compared to 8.7% and 3.3%, respectively, for us.

        Duff & Phelps determined that due to our size, historical and projected growth and historical and projected profitability relative to the comparable group, we should be valued at 8.0x to 9.0x LTM adjusted EBITDA and 9.0x to 10.0x projected EBITDA. Duff & Phelps then applied a 20% discount due to the stock's lack of liquidity, the large insider position, and the management succession concern. Duff & Phelps' comparable public company analysis for us resulted, in Duffs & Phelps' opinion, in an equity value range of approximately $10.25 to $12.00 per share of common stock.

        Therefore, in consideration of the above factors and Duff & Phelps' analysis of our current valuation multiples relative to the comparable group, the current market valuation of our common stock appears to be reasonable.

Comparable Sale Transaction Analysis

        Duff & Phelps utilized both the Commscan and the Bloomberg databases to search for all sale transactions announced since January 1, 2000 in which the target company had a primary Standard Industrial Classification Code of 3823 (industrial instruments for measurement, display and control of process variables), 3824 (totalizing fluid meter and counting devices), and 3829 (measuring and controlling devices). In this analysis Duff & Phelps analyzed the implied valuation multiples paid

(Enterprise Value/EBITDA, Enterprise Value/EBIT, and Enterprise Value/Revenue). Duff & Phelps then applied these multiples to representative levels of EBITDA of Isco to develop indications of value on a controlling interest basis. From this value Duff & Phelps determined the implied controlling interest value of our common stock.

        Duff & Phelps' search resulted in 217 transactions, of which Duff & Phelps identified 30 relevant transactions (which are listed below). Of the 30 relevant transactions: 5 transactions had sufficient data available to calculate a multiple of total enterprise value to EBITDA; 6 transactions had sufficient data available to calculate a multiple of total enterprise value to EBIT; 15 transactions had sufficient data available to calculate a multiple of total enterprise value to revenue; and 4 transactions had sufficient data to calculate one and 30-day stock price premiums. No company or transaction utilized in the selected comparable transaction analysis is identical to us, nor is any transaction identical to the merger.

Date Announced	Target	Acquirer
Oct-03	Invensys Metering Systems	Sensus Metering Systems
Oct-03	Neptune Technology Group Holdings	Roper Industries, Inc.
(subsidiary of Investcorp)
Oct-03	Test and Measurement Business	SPX Corporation
(unit of Thermo Electron)
Oct-03	Biotage, Inc.	Pyrosequencing AB
(subsidiary of Dyax Corp.)
Aug-02	Raytek Corporation	Danaher Corporation
Aug-02	Zetec Inc.	Roper Industries, Inc.
May-02	Daniel Valve Company	SPX Corporation
Apr-02	Global Atmospherics of USA	Vaisala Group
Mar-02	Data International Corp.	Badger Meter, Inc.
Jan-02	ANSYS Technologies, Inc.	Varian, Inc.
Dec-01	Viridor Instrumentation Limited	Danaher Corporation
(subsidiary of Pennon)
Oct-01	Rainin Instrument Company, Inc.	Mettler-Toledo Int'l, Inc.
Jul-01	Struers A/S	Roper Industries, Inc.
May-01	Lifschultz Industries, Inc.	Danaher Corporation
May-01	NT International	Entegris, Inc.
Mar-01	On-Line Technologies, Inc.	MKS Instruments, Inc.
Mar-01	Bear Instruments, Inc.	Varian, Inc.
Dec-00	Zellweger Analytics	Danaher Corporation
(unit of Zellweger Luwa AG)
Dec-00	Thornton, Inc.	Mettler-Toledo Int'l, Inc.
Oct-00	Engineering Measurements, Co.	Advanced Energy
Industries, Inc.
Sep-00	AZUR Environmental	Strategic
Diagnostics, Inc.
Sep-00	Hansen Technologies Corporation	Roper Industries, Inc.
Aug-00	Vankel Technology Group, Inc.	Varian, Inc.
Jul-00	Keystone Scientific, Inc.	Thermo Electron Corp.
Feb-00	Water Specialties, Inc.	McCrometer, Inc.
(Precision Castparts, Inc.)
Feb-00	Flowdata, Inc.	Roper Industries, Inc.
Feb-00	IC Sensors	Measurement
	(subsidiary of PerkinElmer, Inc.)	Specialists, Inc.
Feb-00	Arizona Instrument Corp.	Management-led group
Jan-00	Milltronics	Siemens
Aktiengesellschaft
Jan-00	Moore Products Co.	Siemens
Aktiengesellschaft

        Implied valuation multiples and stock price premium data for the transactions with sufficient data are summarized below. For comparison purposes, the implied valuation multiples and stock price premium data for the proposed merger are summarized as well.

Enterprise Value as a Multiple of:
Target:	LTM Revenue	LTM EBIT	LTM EBITDA	Proj. EBITDA	One-Day Stock Price Premium*	30-Day Stock Price Premium*
Invensys Metering Systems	1.28x	8.3x	7.0x	6.3x	NA	NA
Neptune Technology Group Holdings, Inc.(1)	2.42x	13.6x	8.1x	7.2x	NA	NA
Biotage, Inc.(2)	1.51x	NM	NA	NA	NA	NA
Zetec, Inc.	1.12x	NA	NA	NA	NA	NA
ANSYS Technologies, Inc.	1.96x	NA	NA	NA	NA	NA
Viridor Instrumentation Limited	1.80x	NA	NA	NA	NA	NA
Rainin Instrument Company, Inc.(3)	3.75x	14.0x	12.0x	10.7x	NA	NA
Struers A/S(4)	2.51x	13.9x	NA	NA	NA	NA
Lifschultz Industries, Inc.	1.37x	16.3x	13.8x	12.3x	20.0%	51.9%
Engineering Measurements Co.	3.13x	NM	NM	NM	NM	NM
Hansen Technologies Corporation	1.24x	NA	NA	NA	NA	NA
VanKel Technology Group, Inc.	1.70x	NA	NA	NA	NA	NA
IC Sensors	0.75x	NA	NA	NA	NA	NA
Arizona Instrument Corp.	0.39x	NM	NM	NM	37.9%	29.0%
Milltronics	NA	NA	NA	NA	76.5%	100.0%
Moore Products Co.	0.98x	32.4x	17.5x	15.6x	27.6%	72.3%

Median of Comp. Transactions	1.51x	14.0x	12.0x	10.7x	32.8%	62.1%
Proposed Merger	1.22x	16.0x	10.8x	8.8x	43.1%	52.2%

(1)
Revenue and EBIT results are annualized using the nine-month period ended September 30, 2003, EBITDA was estimated by Roper for fiscal 2003.

(2)
Financial results are as of December 31, 2002.

(3)
Enterprise value does not include an earnout with a potential payout of $60 million.

(4)
Financial results converted from Danish Kroner to USD.

LTM = Latest twelve months.

EBITDA= Earnings before interest, taxes, depreciation and amortization expense.

EBIT= Earnings before interest and taxes.

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents)

NA = Not Applicable

NM = Not Meaningful

* = Stock price premium is the percentage difference in the transaction price per share relative to the price per share one day prior and thirty days prior to the announcement of the transaction.

        Additionally, based on Mergerstat data for the 20 change of control transactions announced during the fourth quarter of 2003 for target companies with SIC Code 38 (Controlling Instruments; Photographic, Medical and Optical Goods), the median one-day stock price premium was 45.3%.

        To determine the price a third party might be willing to pay for our common stock on a change of control basis, Duff & Phelps selected a range of LTM EBITDA and projected EBITDA valuation multiples based on the comparable sale transactions and applied them to our financial results to determine a range of value for our common stock. This analysis resulted in an equity value range of approximately $15.00 to $18.75 per share of common stock.

        Duff & Phelps also concluded that the implied one day stock price premium, based on our closing stock price of $11.18 on April 2, 2004, of 43.1% compares favorably to the median one day stock price premium of 32.8% for the comparable sale transactions and a median one day stock price premium of 45.3%, based on Mergerstat data, for the 20 change of control transactions announced during the fourth quarter 2003 for target companies with SIC Code 38 (Controlling Instruments; Photographic, Medical and Optical Goods). "Stock price premium" is the percentage difference in the transaction price per share relative to the price per share one day prior and 30 days prior to the announcement of the merger.

Discounted Cash Flow Analysis

        The discounted cash flow analysis determines the net present value of future free cash flows assuming a weighted average cost of capital for the discount rate. This approach results in value indications if Isco were to remain independent and successfully achieve the financial results provided by management, as more thoroughly described below.

        Duff & Phelps performed a discounted cash flow analysis of our projected free cash flows. "Free cash flow" is defined as cash that is available to either reinvest or to distribute to security holders. The projected free cash flows were discounted to the present at a rate that reflects the relative risk associated with these cash flows, as well as the rates of return which security holders could expect to realize on alternative investment opportunities.

        Our management provided Duff & Phelps with a financial forecast for our fiscal years ending on or about July 31, 2004 to 2008. Duff & Phelps estimated our future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending on or about July 31, 2004 to 2013. Beyond the projection period, Duff & Phelps estimated our "continuing value" by utilizing a commonly accepted perpetuity formula. This continuing value is equivalent to the present value of all cash flows after the projection period. Duff & Phelps' continuing value calculation is supported by implied multiples of terminal year EBITDA and revenues. Duff & Phelps discounted the resulting free cash flows and terminal value using a discount rate that approximates our weighted average cost of capital of 12.5% to 13.5%.

        Duff & Phelps prepared the following two estimates of our future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending on or about July 31, 2004 to 2013.

        Base Case:    Future free cash flow estimates based on our management's fiscal 2004 budget and projected performance for fiscal years 2005 through 2013 based on an extrapolation of management's fiscal 2004 budget and our historical performance.

  •
  10-year revenue CAGR: 4.2%

  •
  10-year EBITDA CAGR: 10.6%

  •
  10-year average EBITDA margin: 13.1%

        Duff & Phelps' discounted cash flow analyses for Isco based on the Base Case scenario resulted in an equity value range of approximately $10.25 to $10.95 per share of our common stock.

        Management Case:    Future free cash flow estimates based on management's fiscal 2004 budget, management's projections for fiscal years 2005 through 2008, and projected performance for the fiscal years 2009 through 2013 based on an extrapolation of management's financial forecast and our historical performance.

  •
  10-year revenue CAGR: 6.8%

  •
  10-year EBITDA CAGR: 14.8%

  •
  10-year average EBITDA margin: 14.2%

  Duff & Phelps' discounted cash flow analyses for Isco based on the Management Case projections resulted in an equity value range of approximately $12.45 to $13.50 per share of our common stock.

        These price ranges represent Duff & Phelps' estimation of the value of our stock if we were to remain independent and successfully achieve the financial results represented by the Base Case or Management Case described above.

Conclusion

        Based on the foregoing analysis, and subject to the assumptions, limitations and cautionary language set forth above and in the text of the opinion, Duff & Phelps concluded that the proposed merger transaction is fair to our shareholders, from a financial point of view (without giving effect to any impact of the proposed merger on any particular shareholder other than in its capacity as a shareholder), as of the date of its fairness opinion.

Fees And Expenses

        Our engagement letter with Duff & Phelps provides that, for its services, Duff & Phelps is entitled to receive $200,000, whether or not the opinion was favorable. The $200,000 has been paid. Furthermore, Duff & Phelps is paid additional fees at Duff & Phelps' standard hourly rates for any time incurred reviewing or assisting in the preparation of any proxy materials or other SEC filings or documents associated with the proposed merger transaction. Isco has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and to indemnify and hold harmless Duff & Phelps and its affiliates and any other person, director, employee or agent of Duff & Phelps or any of its affiliates, or any person controlling Duff & Phelps or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Duff & Phelps as financial advisor to our board. The terms of the fee arrangement with Duff & Phelps, which Isco and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm's length between Isco and Duff & Phelps, and our board is aware of these fee arrangements.

The Nassau Group

        The Nassau Group has acted as a financial advisor to us in connection with the merger. The Nassau Group's advisory role included: (1) briefing Isco's board of directors on (a) alternative strategic pathways potentially available to us, (b) other potential transaction alternatives, and (c) valuation parameters for similar publicly traded companies in merger and acquisition transactions, (2) negotiating the price and other transaction terms of the merger directly with Teledyne, and (3) assisting Isco in the due diligence and transaction documentation process. We selected The Nassau Group based on its experience, expertise and reputation. Relevant to Isco was the fact that The Nassau Group has specific industry knowledge in environmental and life sciences technologies as well as instrumentation manufacturing. The Nassau Group is regularly engaged in the negotiation, structuring and executing of mergers and acquisitions, leveraged buyouts, competitive biddings and private placements. In the course of these transactions, the firm is also regularly involved in the valuation of businesses and securities.

        We agreed to pay The Nassau Group a retainer of $35,000 plus a fee of $1,050,000 if the merger is completed. We have also agreed to reimburse The Nassau Group for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisors retained by The Nassau Group, to pay a monthly retainer if approval of the merger is delayed beyond June 2004, and to indemnify The Nassau Group and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Prior to this engagement, we had used The Nassau Group to advise us with respect to other potential acquisitions and business arrangements by us.

United States Federal Income Tax Consequences

General

        The following is a summary of the United States federal income tax consequences of the merger to our U.S. shareholders whose shares are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our shareholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, and existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effects. The discussion applies only to shareholders in whose hands shares of our common stock are capital assets within the meaning of Section 1221 of the Code and who neither own (directly or indirectly) nor are deemed to own 5% or more of our common stock. This discussion does not apply to shares of our common stock received pursuant to the exercise of employee stock options or otherwise as compensation, to shareholders who hold shares of our common stock as part of a hedging, "straddle", conversion or other integrated transaction, or to certain types of shareholders (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers and traders) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences of the merger to any shareholder who, for United States federal income tax purposes, is a United States expatriate, a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax or any United States federal tax other than income tax.

        BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE MERGER ON A BENEFICIAL HOLDER OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

Consequences Of The Merger To Isco Shareholders

        The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder's holding period for such shares of common stock is more than one year at the time of completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Information Reporting And Backup Tax Withholding

        Under the Code, you may be subject, under certain circumstances, to backup withholding with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Interests Of Certain Persons In The Merger

        In considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers may be deemed to have interests in the merger that are different from, or in addition to, those of our other shareholders.

Severance Agreements

        Prior to April 7, 2004, none of our executive (or other) officers had an employment agreement. On March 11, 2004, the board of directors approved our new Employment Security Agreements with our three senior officers, Douglas M. Grant, our President and Chief Operating Officer, Vicki L. Benne, our Chief Financial Officer and Treasurer, and Dr. Vikas V. Padhye, our Director of Sales and Marketing. These agreements which, in the case of Mr. Grant and Ms. Benne, replaced earlier agreements that provided lesser severance benefits, provide that if any of these officers are terminated within three years from the closing date of the merger, unless the termination is because of the officer's death, for cause, for disability, or by the officer for other than good reason, the officer will receive severance payments as follows:

  •
  Douglas M. Grant—three years' salary at his then current base rate, three times the amount of his average bonus for the two preceding fiscal years, and four years of benefits at our current benefit rates.

  •
  Vicki L. Benne—two years' salary at her then-current base rate, twice her average bonus for the two preceding fiscal years, and four years of benefits at our current benefit rates.

  •
  Dr. Vikas V. Padhye—two years' salary at his then-current base rate, twice his average bonus for the two preceding fiscal years, and four years of benefits at our current benefit rates.

        The salary and bonus payments will not be eliminated if the officer obtains other employment, but other benefits will be reduced by the amount of similar benefits provided by a subsequent employer. If severance benefits are paid, the officer receiving these benefits must abide by a number of restrictions designed to protect us from unfair competition by that officer for a period of two years after the date of termination.

        None of our employees is entitled to receive a "stay bonus," transaction bonus, or similar payment contingent on their continued employment through the completion of the merger.

Employment Agreement

        As a part of the merger transaction, we entered into an employment agreement with Dr. Robert W. Allington, attached as Annex E to this proxy statement. Upon the completion of the merger, Dr. Allington will have the position of Senior Vice President and Chief Scientific Officer for Research and New Product Development. The employment agreement is dated April 7, 2004, but its terms of employment are effective on the completion of the merger. The employment agreement provides for the following:

  •
  a minimum of two years' employment at Dr. Allington's current annual salary rate of $247,500;

  •
  the continued eligibility of Dr. Allington and his qualifying dependents to participate in the savings, retirement, and benefit plans and programs generally provided by Isco during his term of employment (other than bonus or incentive plans);

  •
  an obligation of Isco to provide to Dr. Allington during his term of employment medical insurance coverage that is similar or identical in all material respects to that which is currently provided to him by us; and

  •
  the continued use by Dr. Allington of the office he currently occupies, and commitments regarding levels of dedicated staffing.

        Dr. Allington, in turn, is required to devote substantially all of his business-related time and efforts to Isco, and will, among other things, formulate, develop and improve Isco's research and new product development initiatives. He is also subject to certain confidentiality, non-competition, and non-solicitation obligations and restrictions during the term of his employment under the employment agreement and, in some circumstances, thereafter.

        The initial term of Dr. Allington's employment will expire on April 7, 2006, but the term will automatically extend for an additional year on each scheduled date of expiration unless Dr. Allington or Isco sends a written notice of termination to the other at least 60 days prior to the expiration date. We may, however, terminate Dr. Allington's employment prior to the expiration date in the event of his death or permanent disability, and for "good reason," which is defined as:

  •
  a material breach of the employment agreement by Dr. Allington that has not been cured after his receipt of written notice of the breach;

  •
  Dr. Allington being convicted of a felony involving moral turpitude, theft, embezzlement, or fraud;

  •
  Dr. Allington committing an act of gross misconduct or gross negligence (such as theft or embezzlement);

  •
  Dr. Allington refusing to enter into, or breaching, an intellectual property protection agreement with Isco; and

  •
  a material breach of Isco's code of conduct or employment policies by Dr. Allington that has not been cured after his receipt of written notice of the breach.

        Dr. Allington may also resign (and continue to receive his base salary and many of his benefits for the remainder of the term) if he has been "constructively terminated" by Isco, which means that one of the following events has occurred:

  •
  his position, duties, or authority have been adversely changed;

  •
  there has been a downward change in Dr. Allington's title;

  •
  we require Dr. Allington to work outside of the Lincoln, Nebraska metropolitan area without his consent;

  •
  we materially reduce, or fail to pay or provide, Dr. Allington's base salary or benefits; or

  •
  we otherwise materially breach the employment agreement.

        This summary discussion of Dr. Allington's employment agreement is qualified in its entirety by the actual text of the employment agreement, which is attached to this proxy statement as Annex E. We encourage you to carefully read the full text of the employment agreement.

Stock Options And Deferred Stock Units

        Over the years we have granted rights to purchase or receive our stock to Isco's directors and employees. As of April 7, 2004:

  •
  unexpired options to purchase an aggregate of 340,596 shares of our common stock that we had granted to our employees and consultants under the Isco, Inc. 1996 Stock Option Plan, which we refer to in this proxy statement as the 1996 Employee Plan, and under the Isco, Inc. 1985 Incentive Stock Option Plan, which we refer to in this proxy statement as the 1985 Employee Plan, were still outstanding and unexercised;

  •
  unexpired options to purchase an aggregate of 29,917 shares of our common stock that we had granted to our non-employee directors under the Isco, Inc. 1996 Outside Directors' Stock Option Plan, which we refer to in this proxy statement as the 1996 Director Plan, were still outstanding and unexercised; and

  •
  deferred stock units entitling the holders thereof to receive an aggregate of 49,139 shares of our common stock that we had granted to our board of directors under the Directors' Deferred Stock Compensation Plan of Isco, Inc., were still outstanding and unconverted.

All outstanding, unexpired options to purchase shares of our common stock have an exercise price that is less than $16.00 per share and are referred to as being "in the money."

        The merger agreement provides that we shall use all reasonable efforts to have each holder of outstanding, unexpired options and each holder of outstanding, unconverted deferred stock units execute and deliver a waiver, release and termination agreement, in form and substance satisfactory to Teledyne, that will cancel all options of that holder that have not been exercised at the time the merger is completed and all deferred stock units of that holder that have not been converted at the time the merger is completed and release Isco from all obligations in respect of those options and deferred stock units in exchange for payments:

  •
  in respect of an option to purchase shares of our common stock, an amount in cash equal to the excess of $16.00 over the exercise price per share set forth in that option multiplied by the number of shares of our common stock into which that option is exercisable; and

  •
  in respect of a deferred stock unit, an amount in cash equal to $16.00 multiplied by the number of shares of our common stock into which that deferred stock unit is convertible,

in each case, net of any applicable withholding taxes. Teledyne is not required to complete the merger if all holders of options and of deferred stock units have not executed these waiver, release, and termination agreements; however, this condition will be deemed to have been satisfied:

  •
  with respect to the 1996 Employee Plan, if five or fewer holders of options under the plan have not executed a waiver, release and termination agreement and if such holders are collectively entitled to purchase no more than 16,900 shares of our common stock upon the exercise of those options,

  •
  with respect to the 1996 Director Plan, if five or fewer holders of options under the plan have not executed a waiver, release and termination agreement and if such holders are collectively entitled to purchase no more than 1,390 shares of our common stock upon the exercise of those options, and

  •
  with respect to the 1985 Employee Plan, if five or fewer holders of options under the plan have not executed a waiver, release and termination agreement and if such holders are collectively entitled to purchase no more than 2,200 shares of our common stock upon the exercise of those options.

        The following table sets forth information with respect to all deferred stock units and stock options held as of April 7, 2004, by our directors and executive officers:

Directors and Executive Officers	Number of Shares Underlying Deferred Stock Units	Number of Shares Underlying Stock Options	Weighted Average Exercise Price of Stock Options	Value of All Deferred Stock Units and Stock Options Held By Officer (Assuming Cancellation At The Completion of The Merger)
Robert W. Allington	6,735	42,491	$4.6750	$588,971
James L. Linderholm	8,796	8,000	7.9966	204,764
James L. Carrier	8,486	7,417	7.7913	196,660
Ronald K. Jester	5,351	4,500	8.1744	120,831
Dale L. Young	10,482	8,000	7.9966	231,740
Harvey S. Perlman	1,775	2,000	8.9150	42,570
Douglas M. Grant	7,514	116,103	6.6568	1,205,003
Vicki L. Benne	—	37,197	5.5744	387,803

TOTAL	49,139	225,708	$6.2878	$2,978,342

Directors' And Officers' Indemnification

        Pursuant to the merger agreement, Teledyne shall, and shall cause the surviving corporation to, indemnify, advance expenses to, and hold harmless each person who prior to the completion of the merger has been a director or officer of Isco or any of our subsidiaries, to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the completion of the merger. Teledyne is also obligated to maintain for the benefit of our officers and directors, until the sixth anniversary of the completion of the merger, the policies of directors' and officers' liability insurance maintained by us and our subsidiaries on the date of the merger agreement to the extent such insurance coverage can be maintained at an annual cost to Teledyne of not greater than 200% of the annual premium for our current insurance policies.

Dissenters' Rights

        Pursuant to the provisions of Sections 21-20,137 through 21-20,150 of the Business Corporation Act of the State of Nebraska, which we refer to as the Nebraska BCA, if the merger is consummated, any holder of our common stock who (1) gives to us, prior to the vote at the special meeting with respect to the approval of the merger agreement, written notice of such holder's intent to demand payment for such holder's shares, and (2) does not vote in favor of the merger, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the completion of the merger, excluding any appreciation or depreciation in anticipation of the merger.

        A shareholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and such holder notifies us in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenter's' rights as to shares held on his or her behalf only if he or she dissents with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote. A beneficial shareholder asserting dissenter's' rights to shares held on such holder's behalf shall notify us in writing of the name and address of the record shareholder of the shares, if known.

        The written notice requirement referred to above will not be satisfied under the Nebraska statutory provisions by merely voting against approval of the merger agreement by proxy or in person at the special meeting. In addition to not voting in favor of the merger agreement, a shareholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the merger is effected, as provided above.

        Any written notice of intent to demand payment pursuant to the foregoing sections of the Nebraska BCA should be addressed as follows: Isco, Inc., 4700 Superior Street, Lincoln, Nebraska 68504, Attention Vicki L. Benne.

        If the merger is authorized at the special meeting, we must deliver a written dissenters' notice to all holders of our common stock who satisfied the foregoing requirements. The dissenters' notice must be sent within 10 days after the effective date and must (1) state where and when the demand for payment must be sent and where certificates for shares of our common stock must be deposited, (2) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires that the person asserting dissenters' rights certify whether or not such person, or if a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date, (4) set a date by which we must receive the demand for payment (which date may not be less than 30 days nor more than 60 days after the dissenters' notice is delivered), and (5) be accompanied by a copy of Sections 21-20,137 to 21-20,150 of the Nebraska BCA.

        A shareholder of record who receives the dissenters' notice must demand payment, certify whether such holder (or the beneficial shareholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice, and deposit such holder's certificates in accordance with the dissenters' notice. Such shareholder will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the merger. A shareholder who does not comply substantially with the requirements that such holder demand payment and deposit such holder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for such holder's shares under the Nebraska BCA.

        Except as described below, as soon as the merger is consummated, or upon receipt of a payment demand, the surviving corporation resulting from the merger must pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest (currently 12% per annum) from the effective date. Such payment must be accompanied by (1) certain of our recent financial statements, (2) the surviving corporation's estimate of the fair value of the shares and an explanation how the fair value was calculated, (3) an explanation of how the interest was calculated, (4) a statement of the dissenter's right to demand additional payment under Section 21-20,148 of the Nebraska BCA, and (5) a copy of Sections 21-20,137 to 21-20,150 of the Nebraska BCA.

        The surviving corporation may elect to withhold such payment from a dissenter as to any shares of which such dissenter (or the beneficial owner on whose behalf such dissenter is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed merger. To the extent the surviving corporation elects so to withhold payment, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. The surviving corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 21-20,148.

        Section 21-20,148 of the Nebraska BCA provides that a dissenting shareholder may notify the surviving corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment already received), if (1) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, (2) the surviving corporation fails to make payment under Section 21-20,145 within 60 days after the date set for demanding payment; or (3) the corporation has failed to effect the merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting shareholder waives such holder's right to demand payment under Section 21-20,148 unless such holder notifies the surviving corporation of such holder's demand in writing within 1 month after the surviving corporation makes or offers payment for such holder's shares.

        If a demand for payment under Section 21-20,148 remains unsettled, the surviving corporation must commence a proceeding in the District Court of Lancaster County, Nebraska, within 60 days after receiving the demand for additional payment and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting shareholder whose demand remains unsettled the amount demanded. The surviving corporation is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon all such parties. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such dissenter's shares, plus interest, exceeds the amount paid by the surviving corporation.

        The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, in a vexatious manner, or not in good faith in demanding payment under Section 21-20,148. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of the Nebraska BCA, or against either the surviving corporation or a dissenting shareholder if the court finds that such party acted arbitrarily, in a vexatious manner, or not in good faith with respect to the rights provided by Sections 21-20,137 to 21-20,150 of the Nebraska BCA.

        If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        The foregoing is a summary of the material rights of a dissenting shareholder, but is qualified in its entirety by reference to Sections 21-20,140 to 21-20,150 of the Nebraska BCA, included in Annex D to this proxy statement. It is not intended to give any right of dissent or payment to any shareholder and should not be so read. Shareholders' rights of dissent and payment are limited to those provided by law. Any shareholder who intends to exercise the right to dissent from consummation of the merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to our shareholders, except as indicated above or otherwise required by law.

        Any dissenting shareholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "United States Federal Income Tax Consequences" beginning on page 32.

The Stockholder Agreement

        As a condition to its entering into the merger agreement, Teledyne required that Dr. Robert W. Allington and his wife, Mary L. Allington, enter into a stockholder agreement, and Dr. and Mrs. Allington were willing to enter into such an agreement. The following summary of certain material provisions of the stockholder agreement is qualified in its entirety by reference to the stockholder agreement, which is attached to this proxy statement as Annex B and is incorporated by reference in this section of the proxy statement. We urge you to read carefully the full text of the stockholder agreement. As of the record date for the special meeting, the operative terms of the stockholder agreement covered approximately 48% of the outstanding shares of our common stock. Under the stockholder agreement, Dr. and Mrs. Allington have agreed:

  •
  to vote in favor of the approval of the merger agreement, the merger and each of the transactions contemplated by the merger agreement, and in favor of any other matter necessary for the consummation of the transactions contemplated by the merger agreement; and

  •
  if so directed by Teledyne, to vote against:

  •
  any competing takeover proposal (as defined in the merger agreement);

  •
  any proposal that would result in a breach of any of our covenants, representations or warranties, or any other obligation or agreement which could reasonably be expected to result in any of our obligations under the merger agreement not being fulfilled;

  •
  any change in the composition of our board of directors (except as contemplated by the merger agreement);

  •
  any change in the present capitalization of Isco;

  •
  any amendment to our corporate structure or business; or

  •
  any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the stockholder agreement or the merger agreement or the likelihood of such transactions being consummated.

In the stockholder agreement, Dr. and Mrs. Allington have agreed to irrevocably grant to and appoint Teledyne, Merger Sub and any nominee designated by Teledyne and Merger Sub as their proxy to vote all the shares of our common stock subject to the stockholder agreement in favor of the merger agreement and against any competing transaction. Dr. and Mrs. Allington have also agreed not to sell, transfer, pledge, encumber, assign or otherwise dispose of any of their shares of our common stock or enter into any contract, option or other arrangement or understanding, other than under the stockholder agreement or the merger agreement, with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of any of Dr. or Mrs. Allington's shares of our common stock.

        The stockholder agreement shall terminate upon the first to occur of the following:

  •
  Teledyne giving a notice of termination in writing to Dr. and Mrs. Allington;

  •
  the completion of the merger;

  •
  any amendment of the merger agreement without the written consent of both Dr. and Mrs. Allington that reduces the merger consideration below $16.00 per share or changes the form of the merger consideration to other than cash;

  •
  any termination of the merger agreement pursuant to its terms, and

  •
  the one year anniversary of the stockholder agreement.

        The termination of the stockholder agreement does not relieve any party to the agreement from any liability for a breach of its terms prior to termination.

The Merger Agreement

        The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference in this section of the proxy statement. We urge you to read carefully the full text of the merger agreement.

Structure And Effective Time

        The merger agreement provides that, following the approval of the merger agreement by our shareholders and the satisfaction or waiver of the other conditions to the merger, including receipt of requisite regulatory approvals, Merger Sub will be merged with and into us, and we will be the surviving corporation. The merger will become effective and be completed upon the filing of articles of merger with the Secretary of State of the State of Nebraska or at a later time agreed to by the parties and specified in the articles of merger.

        While we anticipate that the merger will be completed during the second calendar quarter of 2004, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. We intend to complete the merger as promptly as practicable subject to receipt of shareholder approval and all requisite regulatory approvals.

Merger Consideration

        At the completion of the merger, each issued and outstanding share of our common stock, other than shares owned by us, any of our wholly owned subsidiaries, Teledyne, Merger Sub or any of Teledyne's other wholly owned subsidiaries, all of which will be canceled without consideration, will be converted into the right to receive merger consideration of $16.00 in cash, without interest. Each holder of a certificate representing shares of our common stock will cease to have any voting or other rights with respect to those shares, and such certificate will only represent the right to receive merger consideration upon the surrender of the certificate.

        Prior to the completion of the merger, Teledyne will designate a bank or trust company reasonably acceptable to us to act as paying agent for the payment of merger consideration. After the completion of the merger, Teledyne will deliver to the paying agent, when and as needed, funds necessary for the payment of merger consideration. As soon as practicable after the completion of the merger, the paying agent will mail a letter of transmittal to each holder of record of shares of our common stock. The letter of transmittal will tell each holder of record of shares of common stock how to surrender their stock certificates in exchange for the $16.00 per share merger consideration. Please do not send your Isco common stock certificates now. You should send them only in compliance with the instructions that will be provided in the letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

        Holders of common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by Teledyne, to post a bond in a reasonable and customary amount as directed by Teledyne to indemnify Teledyne and its affiliates against any claim that may be made against Teledyne with respect to the certificates.

        None of Teledyne, Merger Sub, Isco, the surviving corporation or the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Teledyne, the surviving corporation, and the paying agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to holders of shares of our common stock such amounts as are required to be withheld under any tax laws.

Stock Options And Deferred Stock Units

        The merger agreement provides that we shall use all reasonable efforts to have each holder of outstanding, unexpired options and each holder of outstanding, unconverted deferred stock units execute and deliver a waiver, release and termination agreement, in form and substance satisfactory to Teledyne, that will cancel, as of the time that the merger is completed, all unexercised options and unconverted deferred stock units held by that holder and release Isco from all obligations in respect of those options and deferred stock units in exchange for payments:

  •
  in respect of an option to purchase shares of our common stock, an amount in cash equal to the excess of $16.00 over the exercise price per share set forth in that option multiplied by the number of shares of our common stock into which that option is exercisable; and

  •
  in respect of a deferred stock unit, an amount in cash equal to $16.00 multiplied by the number of shares of our common stock into which that deferred stock unit is convertible,

in each case, net of any applicable withholding taxes.

Articles of Incorporation And Bylaws

        When the merger becomes effective, the articles of incorporation of Isco will continue to be the articles of incorporation of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law. The bylaws of Merger Sub, as in effect immediately prior to the completion of the merger, will be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law.

Directors And Officers

        The directors of Merger Sub immediately prior to the completion of the merger and those individuals designated by Teledyne will be the directors and officers, respectively, of the surviving corporation until their respective successors are duly elected and qualified.

Representations and Warranties

        The merger agreement contains representations and warranties with respect to us and our subsidiaries relating to, among other things:

  •
  organization, corporate power, capital structure and similar corporate matters;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  the absence of any violation of, or conflicts with, organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or completing the merger;

  •
  the third party consents we are required to obtain and the filings we are required to make in connection with the merger agreement and the transactions contemplated by the merger agreement;

  •
  the accuracy and completeness of the information contained in the reports and financial statements that we file with the SEC, and the compliance of our SEC filings with applicable requirements of the federal securities laws;

  •
  our compliance with the Sarbanes-Oxley Act of 2002 and the Foreign Corrupt Practices Act of 1977, as amended;

  •
  the accuracy and completeness of this proxy statement at the time it is mailed to our shareholders and at the time of the special meeting;

  •
  the conduct of our business, and the absence of a material adverse effect, since July 25, 2003;

  •
  the absence, since July 25, 2003, of specified types of distributions, changes in benefits or compensation, accounting changes or changes in tax elections;

  •
  adequacy of the governmental authorizations and permits needed to conduct our business, compliance with applicable laws and governmental orders, and the absence of legal proceedings that would have a material adverse effect on us;

  •
  the absence of any default or breach by us of any of our material contracts;

  •
  certain tax, environmental, labor and employment, employee welfare and benefit plan matters;

  •
  the absence of asbestos and asbestos-containing materials in our products;

  •
  the terms of our product warranties;

  •
  that we have taken all necessary action to nullify any anti-takeover laws or charter provisions applicable to the merger;

  •
  our properties, including intellectual property;

  •
  the absence of unpaid taxes;

  •
  the absence of undisclosed broker's fees;

  •
  the absence of undisclosed related-party transactions; and

  •
  the receipt by us of an opinion from our financial advisor.

        The merger agreement contains customary representations and warranties by Teledyne and Merger Sub relating to, among other things:

  •
  their organization, standing, corporate power and similar corporate matters;

  •
  the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  the absence of any violation of, or conflicts with, organizational documents, contracts, judgments, orders, laws and regulations as a result of entering into the merger agreement or completing the merger;

  •
  the consents Teledyne and Merger Sub are required to obtain and the filings Teledyne and Merger Sub are required to make in connection with the merger agreement and the transactions contemplated by the merger agreement;

  •
  the accuracy and completeness of the information supplied by them for inclusion in this proxy statement;

  •
  the creation of Merger Sub solely for the purpose of engaging in the transactions contemplated by the merger agreement;

  •
  the sufficiency of funds available to Teledyne to pay the merger consideration and to consummate, on the terms contemplated by the merger agreement, the merger and the other transactions contemplated thereby; and

  •
  the absence of undisclosed broker's fees.

        The representations and warranties in the merger agreement are subject, in some cases, to specified exceptions and qualifications (including materiality qualifications). All of the representations and warranties will expire at the completion of the merger.

Covenants Relating To The Conduct Of Our Business

        Except as contemplated by the merger agreement or consented to in advance in writing by Teledyne, until the completion of the merger, we have agreed that we will (and will cause our subsidiaries to) carry on business in the usual, regular and ordinary course substantially consistent with past practice in all material respects and we will (and will cause our subsidiaries to) use all reasonable efforts to preserve intact our business and third-party relationships. In addition, we have agreed that we will not (and will not permit any of our subsidiaries to) take any of the following actions, except as expressly contemplated by the merger agreement, without Teledyne's prior written consent:

  •
  amend our articles of incorporation or bylaws;

  •
  merge or consolidate us or any or our subsidiaries with any other person, except for transactions among our wholly owned subsidiaries that are not obligors or guarantors of third party indebtedness;

  •
  issue, sell, grant, dispose of, pledge or otherwise encumber additional shares of our capital stock or the stock of any of our subsidiaries or any securities or rights in any such shares;

  •
  redeem, purchase, or acquire any outstanding shares of our capital stock or the stock of any of our subsidiaries;

  •
  split, combine, or reclassify any shares of our capital stock or the stock of any of our subsidiaries;

  •
  declare, set aside for payment or pay any dividend, or make any other distribution in respect of any shares of our capital stock or the stock of any of our subsidiaries;

  •
  incur any indebtedness for borrowed money or guarantee such indebtedness of another person, except for indebtedness for borrowed money incurred in the ordinary course of business (not to exceed $500,000 in the aggregate) or incurred in replacement of existing indebtedness for borrowed money on customary commercial terms;

  •
  other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of our properties or assets or the properties or assets of any of our subsidiaries (A) individually, with a minimum value in excess of $50,000 or (B) collectively, with an aggregate minimum value in excess of $200,000;

  •
  cancel, release or assign any indebtedness owing to us in excess of $500,000 in the aggregate;

  •
  acquire assets outside of the ordinary course of business with an aggregate value or purchase price in excess of $100,000;

  •
  make any material acquisition or investment in a business;

  •
  increase the compensation of any of our directors, officers or employees or any of the directors, officers or employees of any of our subsidiaries other than as required pursuant to the terms of an existing Isco benefit plan, and annual increases in salaries and wages made in the ordinary course of business;

  •
  waive or fail to enforce any provision of any confidentiality or standstill agreement to which we or any of our subsidiaries is a party;

  •
  make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by applicable law;

  •
  settle any litigation or other proceedings for an amount in excess of $100,000 or which would be reasonably likely to have a material adverse effect on us and our subsidiaries, taken as a whole;

  •
  except as required by law, make any material tax election or take any position on any material tax return filed on or after the date of the merger agreement;

  •
  terminate, cancel, amend or modify any insurance coverage maintained by us or by any of our subsidiaries which is not replaced by comparable coverage;

  •
  amend in any respect Dr. Allington's employment agreement; or

  •
  commit to take any of the actions prohibited by the merger agreement.

Additional Agreements

        In addition to our agreement to conduct our business in accordance with the covenants described above in "Covenants Relating To The Conduct Of Our Business," the merger agreement contains agreements by us or by us and Teledyne to take several other actions in anticipation of the merger as described below.

        Proxy Statement.    We have agreed to advise Teledyne of any comments, or requests for further information, made by the SEC.

        Access to Information.    We have agreed to afford to Teledyne and its representatives reasonable access to our properties, books, records and personnel and to furnish promptly to Teledyne a copy of each report, schedule, registration statement and other document we file or receive pursuant to the requirements of federal or state securities laws and other information concerning our business, properties and personnel that Teledyne reasonably requests.

        Shareholder Meeting.    We have agreed to make arrangements for and hold a special meeting of our shareholders as promptly as reasonably practicable after the date of the merger agreement for the purpose of obtaining shareholder approval of the merger agreement. We have further agreed that we will, through our board of directors, recommend that our shareholders approve the merger agreement (subject to our right—in certain circumstances—to change our recommendation after receiving a superior proposal, as discussed under the caption "The Merger Agreement—No Solicitation Of Transactions" beginning on page 45).

        All Reasonable Efforts.    We and Teledyne have agreed that each of us will (and will cause our subsidiaries to) use all reasonable efforts to complete the merger, including using all reasonable efforts to accomplish the following:

  •
  to take all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on either of us or our subsidiaries with respect to the merger and to complete the merger as promptly as practicable;

  •
  to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained by us or Teledyne or any of our subsidiaries in connection with the merger, and to comply with the terms and conditions of any such consent, authorization, order, or approval (including the filing of a Notification and Report From pursuant to the HSR Act);

  •
  to lift or rescind any injunction or restraining order or other order adversely affecting our ability to complete the merger;

  •
  to defend any lawsuit seeking to prevent or delay the completion of the merger or seeking material damages;

  •
  to cause each holder of outstanding deferred stock units or options to purchase shares of our common stock to have executed a waiver, release, and termination agreement canceling their deferred stock units and options; and

  •
  to execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to carry out the purposes of, the merger agreement.

        Publicity.    We, on one hand, and Teledyne and Merger Sub, on the other hand, are generally required to give the other the opportunity to review and comment upon, prior to issuing (or permitting any affiliate to issue), any press release or other public announcement or statement with respect to the merger agreement or the transactions contemplated by the merger agreement, except if the statement is required by law or the rules of any national securities exchange.

No Solicitation Of Transactions

        We have agreed that we will not, will not permit our subsidiaries to, and shall not authorize any director, officer or employee of us or any of our subsidiaries, or any investment banker, attorney or other representative of us or our subsidiaries to (and we have affirmatively told each of them not to), directly or indirectly (1) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action intended to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal or (2) participate in any discussions or negotiations regarding any takeover proposal.

        For purposes of the merger agreement and this proxy statement, the term "takeover proposal" means any inquiry, proposal or offer from any person relating to:

  •
  any direct or indirect acquisition or purchase of 15% or more of the assets of Isco or any of our subsidiaries or 15% or more of any class of equity securities of Isco or any of our subsidiaries;

  •
  any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Isco or any of our subsidiaries; or

  •
  any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Isco or any of our subsidiaries,

in each case other than the transactions contemplated by the merger agreement.

        We also have agreed to cease any discussion or negotiations with any third parties conducted on or before the date of the merger agreement with a view toward a takeover proposal, and to notify Teledyne of any takeover proposal, its material terms and conditions including the identity of the party making the takeover proposal and to keep Teledyne informed of the status of that takeover proposal.

        We may, however, in response to an unsolicited bona fide written takeover proposal that is made after the date of the merger agreement and prior to the earlier of (1) approval of the merger agreement and the merger by our shareholders at the special meeting, and (2) the six-week anniversary of the date of execution of the merger agreement, i.e., May 19, 2004, in circumstances not otherwise involving a breach of the merger agreement, that is a superior proposal or a proposal that is reasonably expected to lead to a superior proposal:

  •
  request information from the person making that takeover proposal for the purpose of our board of directors informing itself about the takeover proposal and the person making it;

  •
  furnish information regarding Isco to the person making that takeover proposal pursuant to a confidentiality agreement, provided that the confidentiality agreement contains substantially the same terms as (or terms no less favorable to us) than those contained in the confidentiality agreement that we entered into with Teledyne prior to signing the merger agreement and that we advise Teledyne of the nonpublic information we deliver to the third party making the takeover proposal; and

  •
  participate in negotiations with the person making the takeover proposal regarding that takeover proposal.

        For purposes of the merger agreement, the term "superior proposal" means:

  •
  a bona fide written offer from any person for a direct or indirect acquisition or purchase of 50% or more of the assets or any of our subsidiaries taken as a whole, or 50% or more of any class of equity securities of Isco or any of our subsidiaries;

  •
  any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% of more of any class of equity securities of Isco or any of our subsidiaries; or

  •
  any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries,

in each case other than the transactions contemplated by the merger agreement, that provides for consideration on a per share basis to our shareholders with a value (it being understood that securities retained by our shareholders be included for purposes of that determination) that our board determines in good faith (after consultation with independent financial advisors and outside counsel and taking into account all relevant factors, including whether financing for such offer is committed and the likelihood of such offer resulting in a consummated transaction) to be more favorable from a financial point of view to our shareholders than the merger consideration of $16.00 per share offered by Teledyne.

        In addition, we have agreed that neither our board of directors nor any of its committees will:

  •
  withdraw or adversely modify (or propose to withdraw or adversely modify) our board's approval of, determination of, or recommendation with respect to the merger agreement and the merger;

  •
  approve or recommend or propose publicly to approve or recommend any takeover proposal; or

  •
  cause Isco to enter into any letter of intent or agreement related to any takeover proposal.

        However, our board of directors may, prior to the earlier of (1) approval of the merger agreement and the merger by our shareholders at the special meeting; and (2) the 6-week anniversary of the date of execution of the merger agreement, i.e., May 19, 2004, if it determines in good faith, in response to a superior proposal that was unsolicited and made after the date of the merger agreement in circumstances not otherwise involving a breach of the merger agreement, after considering applicable state law and consultation with our outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to our shareholders:

  •
  withdraw or modify its approval, determination of advisability, or recommendation of the merger agreement and the merger; or

  •
  determine to be advisable or recommend a superior proposal.

However, in taking such an action, we may be required to pay a termination fee to Teledyne and to reimburse Teledyne for its expenses in pursuing a transaction with us. See the discussion under the caption "The Merger Agreement—Termination Fee" beginning on page 50.

        Nothing described above limits our ability to take and disclose actions to comply with certain rules under the Exchange Act or to make any disclosure to our shareholders.

Employee Benefit Matters

        Teledyne has agreed that from and after the completion of the merger, Teledyne shall cause the surviving corporation to honor and maintain all provisions in our and our subsidiaries' benefit plans in accordance with their respective terms (as in effect at the completion of the merger) subject to the right of Teledyne and the surviving corporation to modify or amend any individual benefit plan in accordance with its terms and applicable law. Teledyne has agreed that our current employees will be given credit for their years of service prior to the merger for purposes of the employee benefit plans sponsored by Teledyne in which those employees participate except to the extent such recognition of service would result in a duplication of benefits.

        Teledyne has agreed to cause the surviving corporation to make, in respect of the fiscal year ending July 31, 2004, the year-end employer matching contributions contemplated by our Retirement Plu$ Plan.

        If the merger is completed prior to July 31, 2004, Teledyne will cause the surviving corporation to pay discretionary bonuses to our officers and employees in respect of the fiscal year ending July 31, 2004 in a manner consistent with our past practice. Teledyne has also agreed to cause the discretionary profit sharing contributions under the Retirement Plu$ Plan for the fiscal year ending July 31, 2004 to be made. In calculating such bonuses, and in calculating the discretionary profit sharing contributions under the Retirement Plu$ Plan, Teledyne has agreed that the surviving corporation will disregard costs and expenses payable to third parties that were incurred, if the merger is completed prior to July 31, 2004, as a direct result of the negotiation and consummation of the transactions contemplated by the merger agreement and will perform the calculations for the profit sharing contribution in a manner consistent with generally accepted accounting procedures and the prior year's calculations.

Conditions To The Merger

        Each party's obligation to complete the merger is subject to a number of conditions, including the following:

  •
  our shareholders must have approved the merger agreement;

  •
  the waiting period under the HSR Act must have expired or been terminated (see "Antitrust Matters" beginning on page 51); and

  •
  there must be no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any government entity of competent jurisdiction in effect preventing the completion of the merger or placing any material limitations on Teledyne's ability to effectively exercise full rights of ownership of the shares of the surviving corporation.

The obligations of Teledyne and Merger Sub to complete the merger are subject to additional conditions, including the following:

  •
  in all material respects, the representations and warranties made by us that are qualified by materiality must be true and correct, and our representations and warranties that are not so qualified must be true and correct in all material respects as of the closing date of the transaction as though made on or as of such date;

  •
  we must have performed or complied with all of our material obligations, agreements and covenants under the merger agreement;

  •
  the number of dissenting shares as to which the holders give timely and proper notice of their intention to exercise dissenters' rights shall not exceed 10% of the number of our shares outstanding on the date of the merger agreement;

  •
  all previously earned and accrued deferred stock units shall have been granted and the Directors Deferred Stock Plan shall have been amended in a manner that terminates our obligation to make prospective grants of deferred stock units (except that grants of deferred stock units may be made in respect of attendance at no more than two meetings of our board of directors after the date of the merger agreement), and each holder of a deferred stock unit to have delivered a waiver, release and termination agreement that provides that we may satisfy in full our obligations under the plan by paying, after the completion of the merger, to each participant an amount in cash equal to the product of $16.00 and the number of unconverted deferred stock units held by that participant at the completion of the merger; and

  •
  with regard to the 1996 Employee Plan, the 1996 Director Plan and the 1985 Employee Plan, each holder of a stock option shall have executed and delivered a waiver, release and termination agreement that provides that we may satisfy our obligations under that plan in consideration of the payment, for each option to purchase a share of our common stock, an amount in cash equal to the excess of $16.00 per share over the exercise price of such option multiplied by the number of shares into which such option is exercised; however, the agreement provides that this condition shall be deemed to have been satisfied:

  (1)
  with respect to the 1996 Employee Plan, if five or fewer holders of options under the plan have not executed a waiver, release and termination agreement and if such holders are collectively entitled to purchase no more than 16,900 shares of our common stock upon the exercise of those options,

  (2)
  with respect to the 1996 Director Plan, if five or fewer holders of options under the plan have not executed a waiver, release and termination agreement and if such holders are collectively entitled to purchase no more than 1,390 shares of our common stock upon the exercise of those options, and

  (3)
  with respect to the 1985 Employee Plan, if five or fewer holders of options under the plan have not executed a waiver, release and termination agreement and if such holders are collectively entitled to purchase no more than 2,200 shares of our common stock upon the exercise of those options.

        Our obligation to complete the merger is subject to additional conditions, including:

  •
  as of closing, the representations and warranties made by Teledyne and Merger Sub that are qualified by materiality must be true and correct, and their representations and warranties that are not so qualified must be true and correct in all material aspects as of the closing date of the transaction as though made on or as of such date; and

  •
  Teledyne and Merger Sub must have performed or complied with all material obligations, agreements and covenants under the merger agreement.

Termination Of The Merger Agreement

        The merger agreement may be terminated:

  •
  by mutual written consent of Teledyne and us;

  •
  by Teledyne or us if the merger is not completed by the outside date of November 30, 2004, unless extended day-by-day as a result of any non-final order, decree or ruling restricting,

    enjoining or otherwise prohibiting consummation of the merger, but in no event later than February 28, 2005;

  •
  by Teledyne or us if any governmental entity of competent jurisdiction shall have issued a permanent injunction or other order or decree preventing the merger and such injunction, order or decree has become final and nonappealable;

  •
  by Teledyne or us if our shareholders do not approve the merger agreement at the special meeting or any adjournment or postponement of the special meeting;

  •
  by Teledyne if our board of directors shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify in a manner adverse to Teledyne the board's adoption, approval and recommendation of the merger agreement, or shall have approved or recommended or taken a neutral position with respect to any takeover proposal, or publicly proposed to do so, or if our board shall have resolved to take any of the foregoing actions, or if our board shall have failed to affirm its approval of the merger agreement and the merger within five days of a request to do so by Teledyne;

  •
  by Teledyne if our representations and warranties that are qualified by materiality are not true and correct in any respect, or if our representations and warranties that are not so qualified are not true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date as if made on such date, or if we have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant, which inaccuracy or breach cannot be cured or has not been cured within thirty business days after Teledyne has given us written notice of such inaccuracy or breach, except for failures of representations and warranties to be true and correct that do not individually or in the aggregate have a material adverse effect on us;

  •
  by us if Teledyne's or Merger Sub's representations and warranties that are qualified by materiality are not true and correct in any respect, or if Teledyne's or Merger Sub's representations and warranties that are not so qualified are not true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date as if made on such date, or if Teledyne or Merger Sub has breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant, which inaccuracy or breach cannot be cured or has not been cured within thirty business days after we have given Teledyne written notice of such inaccuracy or breach, except for failures of representations and warranties to be true and correct that do not individually or in the aggregate have a material adverse effect on Teledyne; and

  •
  by us if our board withdraws or modifies its approval, determination of advisability, or recommendation of the merger agreement and the merger or determines to be advisable or recommends a superior proposal, provided that we have complied with the provisions of the merger agreement described above under "The Merger Agreement—No Solicitation of Transactions" on page 45 and provided that we have paid, or simultaneously with doing so pay, to Teledyne a $3 million termination fee and their out-of-pocket expenses not to exceed $500,000 (see "The Merger Agreement—Termination Fee," below).

(Under the merger agreement, a material adverse effect on us means any state of facts, change, effect, event, occurrence, or development that is, or is reasonably likely to be, materially adverse to (1) the business, results of operations or financial condition of us and our subsidiaries, taken as a whole, or (2) to any party's ability to consummate the transactions contemplated by the merger agreement within the time frames contemplated by the merger agreement.)

        We have no ability to terminate the merger agreement except for the reasons outlined above.

        In the event of a termination of the merger agreement under the provisions described above, the merger agreement will become void and have no effect; provided, however, that this will not relieve any breaching party from liability for any prior intentional and material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

Termination Fee

        In certain circumstances, the board of directors has the right to terminate the merger agreement in connection with the receipt of a superior acquisition proposal, as further described in "The Merger Agreement—Termination Of The Merger Agreement," above. In that event, and in certain other specified circumstances, the merger agreement provides that upon termination we must pay to Teledyne a termination fee of $3 million and reimburse the out-of-pocket expenses of Teledyne and Merger Sub not to exceed $500,000.

Expenses

        Whether or not the merger is completed, we are responsible for all filing fees and expenses incurred in connection with the preparation, printing, filing and mailing of this proxy statement, Teledyne is responsible for the filing fee under the HSR Act, and all other costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses.

Amendment; Waiver

        The merger agreement may be amended only by a written instrument signed on behalf of each party. The merger agreement may be amended by the parties at any time, except that once shareholder approval of the merger agreement has been obtained, any amendment for which shareholder approval is required by law may not be made without that further approval having been obtained. At any time prior to the completion of the merger, any party may, by means of a signed written instrument, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered under the merger agreement or, subject to any required approval by our shareholders under the circumstances described in the first sentence of this paragraph, waive compliance with any of the agreements or conditions contained in the merger agreement.

Accounting Treatment

        The merger will be accounted for by Teledyne using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired will be allocated to goodwill.

Antitrust Matters

        The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the specified waiting period has expired or has been terminated. We and Teledyne each made the required filings under the HSR Act on April 29, 2004, and both requested early termination of the waiting period.

        It is possible that other state, local or foreign governmental entities or third parties may seek to challenge the merger. In addition, it is possible that governmental entities having jurisdiction over Teledyne and us may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, we have both agreed to use all reasonable efforts to take all actions to obtain any regulatory and governmental approvals necessary to complete the merger and to defend any lawsuits or other legal proceedings challenging the merger agreement. Neither we nor Teledyne is required to divest or enter into any licensing or similar arrangement with respect to any assets or any portion of the business of Teledyne, Isco or any of Teledyne's or our respective subsidiaries. While we do not expect the closing of the merger to be prevented or materially delayed by any challenge by regulatory authorities within or outside the United States, we can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to completion of the merger or within the time frame contemplated by Teledyne and us. See "The Merger Agreement—Conditions To The Merger."

Beneficial Ownership Of Isco Common Stock

        The following table sets forth information as of April 7, 2004, regarding the beneficial ownership of our common stock by any person, other than any of our directors and executive officers, known to us from our records and from reports filed with the SEC on Schedule 13D and/or 13G to be the beneficial owner of more than 5% of our common stock. Unless otherwise indicated, the owner has sole voting and investment power with respect to the shares indicated (other than unissued securities, the ownership of which has been imputed to the owner). Percent of class is based upon the total outstanding stock plus all presently exercisable options held by the person.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Robert W. Allington 4700 Superior Street Lincoln, NE 68504	2,655,047	*	46.09%
UMB Financial Corp. 1010 Grand Avenue Kansas City, MO 64106	504,235	**	8.79%
Dimensional Fund Advisors Inc. 1299 Ocean Ave. Santa Monica, CA 90401	367,081	***	6.41%

*
Includes 18,679 presently exercisable stock options. Does not include 100,000 shares owned by his wife, Mary, as to which Dr. Allington disclaims beneficial interest.

**
Includes 361,235 shares held by UMB Bank, a subsidiary, as fiduciary for customers and 143,000 shares held by UMB Scout Small Cap Fund.

***
Reporting entity possesses voting and investment power for shares owned by mutual funds advised by reporting entity.

        The following table sets forth information regarding the beneficial ownership of our common stock by each of our directors, the named executive officers and all directors and executive officers as a group as of April 23, 2004. Unless otherwise indicated, the owner has sole voting and investment power with respect to the shares indicated (other than unissued securities, the ownership of which has been imputed to the owner). Percent of class is based upon the total outstanding stock plus all presently exercisable options held by the person.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Robert W. Allington	2,655,047	(1)	46.09%
Vicki L. Benne	25,917	(2)	*
James L. Linderholm	14,000	(3)	*
Dale L. Young	40,820	(4)	*
James L. Carrier	7,417	(5)	*
Douglas M. Grant	101,177	(6)	1.73%
Ronald K. Jester	7,600	(7)	*
Harvey S. Perlman	3,000	(8)	*

All directors and executive officers as a group (8 persons)	2,854,978	**	48.28%

*
Less than 1%.

**
Does not include 49,139 deferred stock units and 54,857 additional shares subject to option which will be converted to cash upon completion of the merger.

(1)
Includes 18,679 presently exercisable options; excludes 100,000 shares owned by his wife.

(2)
Represents 25,917 presently exercisable options.

(3)
Includes 8,000 presently exercisable options.

(4)
Includes 8,000 presently exercisable options. Also includes 7,000 shares with shared voting power.

(5)
Represents 7,417 presently exercisable options.

(6)
Includes 96,338 presently exercisable options.

(7)
Includes 4,500 presently exercisable options. Also includes 600 shares with shared voting power.

(8)
Includes 2,000 presently exercisable options.

Price Range Of Common Stock And Dividends

        Our common stock is traded on the NASDAQ Stock Market under the symbol "ISKO". The table below sets forth by quarter, since the beginning of our fiscal year 2002, the high and low closing per share sale price for our common stock on the NASDAQ Stock Market and the cash dividends declared in each such quarter.

	Market Prices
	High	Low	Cash Dividends Per Share
Fiscal Year ended July 26, 2002
First Quarter ended October 25, 2001	$7.96	$6.75	—
Second Quarter ended January 25, 2002	$10.30	$7.70	$0.05
Third Quarter ended April 26, 2002	$10.50	$9.07	$0.05
Fourth Quarter ended July 26, 2002	$10.45	$8.75	$0.05
Fiscal Year ended July 25, 2003
First Quarter ended October 24, 2002	$9.10	$7.75	$0.06
Second Quarter ended January 24, 2003	$9.49	$7.49	$0.06
Third Quarter ended April 25, 2003	$9.25	$7.06	$0.06
Fourth Quarter ended July 25, 2003	$9.22	$7.07	$0.06
Fiscal Year ending July 30, 2004
First Quarter ended October 24, 2003	$9.47	$7.18	$0.06
Second Quarter ended January 23, 2004	$9.89	$8.72	$0.06
Third Quarter ended April 23, 2004	$16.25	$8.13	$0.06
Fourth Quarter through May 5, 2004	$16.90	$15.26	—

        On April 7, 2004, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing price for our common stock on the NASDAQ Stock Market was $12.10 per share. On May 5, 2004, the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock on the NASDAQ Stock Market was $15.83 per share.

        The market price for our common stock is subject to fluctuation and shareholders are urged to obtain current market quotations. We cannot give you any assurances as to the future price of or market for our common stock.

        Pursuant to the terms of the merger agreement, we will pay no more cash dividends.

Cautionary Statement Regarding Forward-Looking Statements

        This proxy statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on various underlying assumptions and expectations of management and are subject to risks and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties are detailed on our Form 10-K for the fiscal year ended July 25, 2003 filed with the SEC.

        Other factors and assumptions not identified in our Form 10-K could also cause actual results to differ materially from those set forth in the forward-looking statements. Although our management believes these assumptions are reasonable, we cannot assure you that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.

        The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended July 25, 2003 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form 10-Q are on file with the SEC, and copies are available without charge upon written request to our Susan Thatcher, our Executive Assistant, at the address provided in "Where You Can Find More Information." All information contained in this proxy statement with respect to Teledyne and Merger Sub has been supplied or confirmed by Teledyne.

Future Shareholder Proposals

        If the merger is completed, there will be no public shareholders of Isco and no public participation in any future meetings of our shareholders. However, if the merger is not completed, we will hold a 2004 annual meeting of shareholders. In that event, Rule 14a-8 under the Exchange Act requires that a shareholder proposal intended to be included in the proxy statement for the 2004 annual meeting be received at our executive offices no later than July 9, 2004. The proposal may be omitted from the annual meeting proxy statement if the submitting shareholder does not meet the applicable requirements under Rule 14a-8.

Where You Can Find More Information

        Teledyne and we file annual, quarterly, and special reports, proxy statements and other information with the SEC. The public may read and copy any materials we or they file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains an Internet site that contains, through the EDGAR database and other resources, reports, proxy and information statements and other information regarding issuers, including Isco, that file electronically with the SEC. The address of the SEC's Internet site is www.sec.gov.

Additional Information

        To vote your shares of our common stock, please complete, date, sign and return the accompanying proxy card as soon as possible in the enclosed postage-prepaid envelope.

        Requests for additional copies of this proxy statement or proxy cards should be directed to Susan Thatcher, our Executive Assistant, 4700 Superior Street, Lincoln, Nebraska 68504.

        If you would like to request additional documents from us, please do so by June 1, 2004 in order to receive them before the special meeting.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 7, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of the proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

         AGREEMENT AND PLAN OF MERGER

by and among

TELEDYNE TECHNOLOGIES INCORPORATED

MEADOW MERGER SUB INC.

and

ISCO, INC.

April 7, 2004

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 7, 2004, is by and among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation ("Parent"), MEADOW MERGER SUB INC., a Nebraska corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and ISCO, INC., a Nebraska corporation (the "Company").

        WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the Board of Directors of the Company have each adopted this Agreement and have approved and determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in such merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which the shares of common stock, par value $0.10, of the Company (the "Shares" or the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than shares described in Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3(b)), will be converted into the right to receive $16.00 per Share in cash (the "Merger Consideration");

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, and covenants, and to enter into certain agreements, in connection with such merger; and

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and Merger Sub have entered into a Stockholder Agreement, dated the date hereof, the form of which is attached as Exhibit A hereto (the "Stockholder Agreement"), with the shareholders of the Company named therein, pursuant to which such ashareholders have, among other things, agreed to vote certain Shares beneficially owned by such shareholders in favor of such merger and this Agreement and against any Takeover Proposal (as defined in Section 5.2(e)), in each case subject to and on the conditions set forth therein.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    The Merger.    Subject to the terms and conditions of this Agreement and the provisions of the Nebraska Business Corporation Act, as amended (the "NBCA"), at the Effective Time, the Company and Merger Sub shall consummate a merger (the "Merger") pursuant to which:

          (a)   Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease;

          (b)   the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") under the name "Isco, Inc." and shall continue to be governed by the laws of the State of Nebraska; and

          (c)   the separate corporate existence of the Company, with all its rights, privileges, immunities, powers, and franchises, shall continue unaffected by the Merger.

From and after the Effective Time, (x) the amended and restated articles of incorporation of the Company (the "Company Charter"), as in effect immediately prior to the Effective Time or as they may be amended by the Articles of Merger (as defined in Section 1.2), shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and the Company Charter and (y) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the articles of incorporation of the Surviving Corporation, and by the by-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 21-20,133 of the NBCA.

        Section 1.2    Effective Time.    Parent, Merger Sub, and the Company shall cause appropriate articles of merger meeting the requirements of Section 21-20,132 of the NBCA (the "Articles of Merger") to be executed and filed on the Closing Date (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Nebraska (the "Secretary of State") as provided in the NBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State or such later time as shall be agreed upon by the parties hereto and set forth in the Articles of Merger in accordance with the NBCA (such time of effectiveness, the "Effective Time").

        Section 1.3    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Los Angeles local time, on a date to be specified by the parties hereto which shall be as soon as practicable, but in no event later than the fourth business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at or directed from the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, 35th Floor, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties hereto.

        Section 1.4    Directors and Officers of the Surviving Corporation.    The directors of Merger Sub and those individuals designated by Parent on or prior to the Closing Date shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's articles of incorporation and by-laws.

        Section 1.5    Shareholders' Meeting; Proxy Statement.

          (a)   Subject to the Company's rights under Section 7.1(c)(ii), the Company, acting through its Board of Directors, shall, in accordance with applicable law:

              (i)  duly call, give notice of, convene, and hold a special meeting of its shareholders for the purpose of considering and taking action upon this Agreement (the "Special Meeting") as soon as practicable following the date hereof;

             (ii)  prepare and file with the United States Securities and Exchange Commission (the "SEC"), within ten business days after the date hereof, a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to such preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its shareholders as soon as practicable; and

            (iii)  include in the Proxy Statement (A) the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the approval of this Agreement, unless such recommendation has been withdrawn, or unless such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (B) the opinion of Duff & Phelps LLC (the "Financial Advisor") described in Section 3.21 (if the Financial Advisor authorizes such inclusion, which authorization the Company will request).

          (b)   Parent shall provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares (if any) then owned by it, Merger Sub, or any of its other Subsidiaries (as defined in Section 3.1(c)) or Affiliates (as defined in Section 8.10) in favor of the approval of the Merger and the approval of this Agreement.

ARTICLE II
CONVERSION OF SECURITIES

        Section 2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Common Stock or of the common shares, par value $0.10, of Merger Sub (the "Merger Sub Common Stock"):

          (a)    Merger Sub Common Stock.    Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of the common stock, par value $0.10, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Shares.    Each issued and outstanding share of Company Common Stock, other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares, shall be converted into the right to receive the Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

        Section 2.2    Exchange of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) and to which holders of Deferred Stock Units (as defined in Section 2.4) or Company Stock Options (as defined in Section 2.4) shall become entitled pursuant to Section 2.4. When and as needed, Parent shall deposit with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with Section 2.1, and for the benefit of holders of Deferred Stock Units or Company Stock Options in accordance with Section 2.4, for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

          (b)    Exchange Procedures.    As promptly as practicable after the Effective Time, but in no event more than 10 days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration:

              (i)  a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify); and

             (ii)  instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.

Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed by the holder of such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to Section 2.2(d) and Section 2.2(e)) multiplied by the number of shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to an individual, corporation, limited liability company, or other entity (a "Person") other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate held by a holder whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

          (c)    Transfer Books; No Further Ownership Rights in Company Common Stock.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration in the proper amount of cash as provided in this Article II.

          (d)    Return of Funds; No Liability.    At any time following 270 calendar days after the Effective Time, each of Parent and the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, holders of Deferred Stock Units described in Section 2.4, or holders of Company Stock Options described in Section 2.4, and thereafter such holders of Certificates, Deferred Stock Units, or Company Stock Options shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such holder holds, or with respect to payments to a holder of a Deferred Stock Unit or Company Stock Option to be made under Section 2.4 (the "Option Termination Consideration"), all as determined pursuant to this Agreement (and, in the case of Option Termination Consideration, pursuant to the terms of the Directors' Deferred Stock Plan (as defined in Section 2.4) or the applicable Company Option Plan (as defined in Section 2.4)), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration, or to any holder of a Deferred Stock Unit or a Company Stock Option for Option Termination Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          (e)    Withholding Taxes.    Parent, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or to a holder of a Deferred Stock Unit or a Company Stock Option pursuant to Section 2.4, such amounts as Parent, the Surviving Corporation, or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.16) or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation, or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, the Deferred Stock Units, or the Company Stock Options, as applicable, in respect of which the deduction and withholding was made.

        Section 2.3    Dissenters' Rights.

          (a)   In accordance with Sections 21-20,137 through 21-20,150 of the NBCA (the "NBCA Dissenters' Rights Provisions"), dissenters' rights shall be available to holders of shares of Company Common Stock in connection with the Merger.

          (b)   Notwithstanding anything to the contrary herein, any shares of Company Common Stock held of record by Persons who, prior to the Special Meeting, have objected to the Merger and complied with all applicable provisions of the NBCA Dissenters' Rights Provisions necessary to perfect and maintain their dissenter's rights thereunder (any such shares of Company Common Stock, "Dissenting Shares") shall not be converted as of the Effective Time into a right to receive the Merger Consideration, but instead shall entitle the holder of such shares of Company Common Stock to such rights as may be available under the NBCA Dissenters' Rights Provisions; provided, however, that if after the Effective Time such holder fails to perfect or withdraws or otherwise loses its rights under the NBCA Dissenters' Rights Provisions, the shares of Company Common Stock owned by such holder immediately prior to the Effective Time shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

          (c)   Prior to the Effective Time, the Company shall give Parent prompt notice of its receipt of each notification from a shareholder of the Company stating such shareholder's intent to demand payment for his or her shares if the Merger is effectuated, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, any such demands. After the Effective Time, Parent shall pay, or shall cause the Surviving Corporation to pay, any amounts that may become payable in respect of Dissenting Shares under the NBCA Dissenters' Rights Provisions.

        Section 2.4    Company Stock Options.

          (a)   As of the Effective Time:

            (i)    Directors' Deferred Stock Plan.    Each holder of outstanding, unconverted "deferred stock units" ("Deferred Stock Units") granted under the Directors' Deferred Stock Compensation Plan of Isco, Inc. (the "Directors' Deferred Stock Plan") who has executed and delivered to the Company the waiver, release and termination agreement contemplated by Section 6.2(d)(iii) shall be entitled to receive, in consideration of the termination of such Deferred Stock Units, an amount in cash (subject to Section 2.2(d) and (e)) equal to the product of the Merger Consideration and the number of outstanding, unconverted Deferred Stock Units held by such holder at the Effective Time.

            (ii)    1996 Employee Plan.    Each holder of unexercised and unexpired (as of the Effective Time) options to purchase shares of Company Common Stock ("1996 Employee Plan Options") granted under the Isco, Inc. 1996 Stock Option Plan (the "1996 Employee Plan") who has executed and delivered to the Company the waiver, release and termination agreement contemplated by Section 6.2(e) shall be entitled to receive, in consideration of the termination of such 1996 Employee Plan Options, for each option to purchase a share of Company Common Stock held by such holder, an amount in cash (subject to Section 2.2(d) and (e)) equal to the excess, if any, of the Merger Consideration over the exercise price of such option.

            (iii)    1996 Director Plan.    Each holder of unexercised and unexpired (as of the Effective Time) options to purchase shares of Company Common Stock ("1996 Director Plan Options") granted under the Isco, Inc. 1996 Outside Directors' Stock Option Plan (the "1996 Director Plan") who has executed and delivered to the Company the waiver, release and termination agreement contemplated by Section 6.2(f) shall be entitled to receive, in consideration of the termination of such 1996 Director Plan Options, for each option to purchase a share of Company Common Stock held by such holder, an amount in cash (subject to Section 2.2(d) and (e)) equal to the excess, if any, of the Merger Consideration over the exercise price of such option.

            (iv)    1985 Employee Plan.    Each holder of unexercised and unexpired (as of the Effective Time) options to purchase shares of Company Common Stock ("1985 Employee Plan Options" and, collectively with the 1996 Employee Plan Options and the 1996 Director Plan Options, the "Company Stock Options") granted under the Isco, Inc. 1985 Incentive Stock Option Plan (the "1985 Employee Plan" and, collectively with the 1996 Employee Plan and the 1996 Director Plan, the "Company Option Plans") who has executed and delivered to the Company the waiver, release and termination agreement contemplated by Section 6.2(g) shall be entitled to receive, in consideration of the termination of such 1985 Employee Plan Options, for each option to purchase a share of Company Common Stock held by such holder, an amount in cash (subject to Section 2.2(d) and (e)) equal to the excess, if any, of the Merger Consideration over the exercise price of such option.

          (b)    Exchange Procedures.    Subject to the applicable terms of the Director's Deferred Stock Plan and the Company Option Plans and to the agreements entered into thereunder (in each case, as amended by the waiver, release and termination agreements referenced in Section 2.4(a)), as promptly as practicable after the Effective Time, but in no event more than 10 days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Deferred Stock Unit who has executed and delivered to the Company a waiver, release and termination agreement contemplated by Section 6.2(d)(iii) and to each holder of record of a Company Stock Option who has executed and delivered to the Company a waiver, release and termination agreement contemplated by Section 6.2(e), 6.2(f) or 6.2(g), as applicable:

              (i)  a letter of transmittal (which (x) shall specify that such Deferred Stock Unit or Company Stock Option has been terminated, effective as of the Effective Date, in consideration of the Surviving Corporation's obligation to make the cash payments contemplated by such amendments and (y) shall contain a representation to be made by the applicable holder that he or she is the sole record and beneficial owner of all right, title, and interest in and to such Deferred Stock Unit or Company Stock Option); and

             (ii)  instructions for claiming the cash payments contemplated by such amendments.

Upon delivery of such letter of transmittal, duly executed by the holder of such Deferred Stock Unit or Company Stock Option, the holder of such Deferred Stock Unit or Company Stock Option shall be entitled to receive in exchange therefor cash in the amount contemplated by Section 6.2(d)(iii), Section 6.2(e), Section 6.2(f), or Section 6.2(g), as applicable (subject to Section 2.2(d) and Section 2.2(e)).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Corporate Organization.

          (a)   Each of the Company and each of its Subsidiaries (other than Advanced Flow Technologies Partnership, Ltd. ("AFTCO")) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. AFTCO is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Florida and has the requisite partnership power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 3.1(b)) on the Company (a "Company Material Adverse Effect"). The copies of the Company Charter attached in Section 3.1(a) of the Company's disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the "Company Disclosure Schedule") and the amended and restated by-laws of the Company (the "Company By-laws") as most recently filed with the Company's SEC Documents (as defined in Section 3.5(a)), are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (b)   As used in this Agreement, the term "Material Adverse Effect" means any state of facts, change, development, effect, event, occurrence, or condition that is materially adverse to (i) the business, results of operations, properties, assets, liabilities, or financial condition of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as applicable, or (ii) a party's or parties' ability to consummate the transactions contemplated hereby within the timeframes contemplated by this Agreement. For purposes of analyzing whether any state of facts, change, development, effect, event, occurrence, or condition has resulted in a Company Material Adverse Effect, neither Parent nor Merger Sub will be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company's SEC Documents or the Company Disclosure Schedule.

          (c)   As used in this Agreement, the word "Subsidiary," (i) when used with respect to any party hereto, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (y) the power to direct the affairs of such corporation, partnership, limited liability company, or other organization, is directly or indirectly beneficially owned or controlled by such party hereto or by any one or more of its subsidiaries, or by such party hereto and one or more of its subsidiaries, and (ii) in addition, when used with respect to the Company, AFTCO. The Subsidiaries of the Company are listed on Section 3.1(c) of the Disclosure Schedule.

        Section 3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.10 ("Company Preferred Stock"). At the date hereof, there are:

              (i)  5,741,946 shares of Company Common Stock issued and outstanding,

             (ii)  no shares of Company Preferred Stock issued or outstanding,

            (iii)  49,139 shares of Company Common Stock issuable in respect of outstanding Deferred Stock Units,

            (iv)  296,196 shares of Company Common Stock issuable in respect of 1996 Employee Plan Options (without distinguishing between vested and unvested grants of options),

             (v)  29,917 shares of Company Common Stock issuable in respect of 1996 Director Plan Options (without distinguishing between vested and unvested grants of options), and

            (vi)  44,400 shares of Company Common Stock issuable in respect of 1985 Employee Plan Options (all of which 1985 Employee Plan Options have fully vested in favor of their holders),

All of the issued and outstanding shares of Company Common Stock have been (and any shares of Company Common Stock issuable in respect of Deferred Stock Units, upon the exercise of 1996 Employee Plan Options, upon the exercise of 1996 Director Plan Options, or upon the exercise of 1985 Employee Plan Options will be) duly authorized and validly issued and are (or will be) fully paid, nonassessable, and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth (x) a true and complete list of the holders of Deferred Stock Units and the number of Deferred Stock Units held by each such holder, and (y) a true and complete list of all outstanding options granted under the Company Option Plans, including the expiration date of each such option, the exercise price for shares of Company Common Stock represented by each such option, the number of shares of Company Common Stock for which each such option is exercisable, and the number of holders of such options. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date hereof, there are not and, as of the Effective Time there will not be, any shares of Company Common Stock or other capital stock issued and outstanding or any subscriptions, options, warrants, calls, stock appreciation rights, phantom stock units, commitments, or agreements of any character providing for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Company Common Stock.

          (b)   Except as set forth in Section 3.2(b) of the Company Disclosure Schedule:

              (i)  the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or equity interests, as applicable, of each of its Subsidiaries (other than AFTCO), free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and

             (ii)  the Company owns, directly or indirectly, a 50% partnership interest in AFTCO, free and clear of any Liens, and such interest has been duly authorized and validly issued and is fully paid, nonassessable and free of preemptive rights.

None of the Company's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security or interest of such Subsidiary.

          (c)   Disclosed in Section 3.2(c) of the Company Disclosure Schedule is a true and complete list of all Deferred Stock Units, 1996 Employee Plan Options, 1996 Director Plan Options, and 1985 Employee Plan Options outstanding as of the date hereof, the exercise price therefor, and the holder thereof.

          (d)   The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

          (e)   As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any shares of capital stock or other equity security or interest of any Subsidiary or of the Company.

          (f)    The Company Common Stock is quoted on the Nasdaq National Market ("Nasdaq"). No other securities of Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

        Section 3.3    Authority.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of at least a two-thirds majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval") prior to the consummation of the Merger in accordance with the NBCA. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the Company Shareholder Approval as contemplated by Section 1.5 and as required by the NBCA, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

          (b)   The Board of Directors of the Company has adopted this Agreement and has approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

        Section 3.4    Consents and Approvals; No Violations.

          (a)   Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (iii) the filing of the Articles of Merger with the Secretary of State pursuant to the NBCA, (iv) the Company Shareholder Approval, and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities

  Exchange Act of 1934, as amended (the "Exchange Act"), (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (C) any filings required under the rules and regulations of Nasdaq, no consents or approvals of, or filings, declarations or registrations with, any federal, state, or local court, administrative or regulatory agency or commission, or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity") are necessary for the consummation by the Company of the transactions contemplated hereby or by the Stockholder Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, nor the consummation of the transactions contemplated by the Stockholder Agreement or compliance with the terms and provisions thereof will:

              (i)  conflict with or violate any provision of the Company Charter or Company By-laws or any of the similar organizational documents of any of its Subsidiaries or

             (ii)  assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company's shareholders in accordance with the NBCA are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) subject to obtaining the third-party consents set forth in Section 3.4(b) of the Company Disclosure Schedule, violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.5    SEC Documents; Undisclosed Liabilities.

          (a)   The Company has filed all required reports, schedules, forms and registration statements with the SEC since January 1, 2001 (collectively, and in each case including all exhibits, schedules, and amendments thereto and documents incorporated by reference therein, the "SEC Documents"). Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Company with the SEC since January 1, 2001, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof.

          (b)   The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated otherwise in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since January 1, 2001, the Company has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings which comments have either been satisfied or withdrawn by the SEC.

          (c)   Since July 25, 2003, neither the Company nor any of its consolidated Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) except (i) as and to the extent set forth on the audited balance sheet of the Company and its consolidated Subsidiaries as of July 25, 2003 (including the notes thereto) included in the SEC Documents, (ii) as incurred after July 25, 2003 in the ordinary course of business and consistent with past practice, (iii) as described in the Company's quarterly report on Form 10-Q filed on March 5, 2004 (the "Recent SEC Documents"), or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not been a party to any securitization transactions or "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K of the Exchange Act) at any time since January 1, 2001.

          (d)   The Company has not filed any report with the SEC, Nasdaq, or any other securities regulatory authority or any securities exchange or other self regulatory authority that, as of the date of this Agreement, remains confidential.

          (e)   The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Documents filed since such certifications have been required. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

          (f)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company's filings with the SEC and other public disclosure documents.

        Section 3.6    Broker's Fees.    Except for the Financial Advisor's fee and the fees of The Nassau Group, both of which are set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker's fees, commissions, or finder's fees in connection with any of the transactions contemplated hereby.

        Section 3.7    Absence of Certain Changes or Events.    Except as set forth in the Recent SEC Documents or in Section 3.7 of the Company Disclosure Schedule, since July 25, 2003: (x) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect, and (y) neither the Company nor any of its Subsidiaries has taken, or failed to take, any action that would have constituted a breach of Section 5.1 had the covenants therein applied since that date.

        Section 3.8    Legal Proceedings.

          (a)   Except as set forth in Section 3.8 of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, restrict the conduct of the business of the Company or any of its Subsidiaries, or restrict the ability of the Company or any of its Subsidiaries to compete freely with any other Person.

          (b)   Except as set forth in Section 3.8 of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, could reasonably be expected to have a Company Material Adverse Effect.

          (c)   There are no actions, suits, investigations, or proceedings pending as of the date of this Agreement against Company or any Subsidiary of Company, or any director, officer or employee of Company or any Subsidiary of Company, alleging any violation of federal or state securities laws, the NBCA, or the rules or regulations of Nasdaq.

        Section 3.9    Compliance with Applicable Law.

          (a)   Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule or in the Recent SEC Documents, the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance could not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect.

          (b)   Except as set forth in the Recent SEC Documents or in Section 3.9(b) of the Company Disclosure Schedule, (i) the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has received notice of any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries.

        Section 3.10    Company Information.    The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the preliminary proxy statement relating to the Merger and this Agreement, in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective times filed with the SEC or such other

Governmental Entity and first published, sent or given to shareholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to holders of the shares of Company Common Stock and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company as to such portions thereof that relate only to Parent, Merger Sub, or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        Section 3.11    Employee Matters.

          (a)   The Company has delivered or made available to Parent full and complete copies or descriptions of each material employment, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, forward purchase or sale, derivative contract, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other employee benefit arrangement and any union, guild, or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the "Company Benefit Plans"). Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, each of the Company Benefit Plans is in compliance with all applicable laws including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination, except where such event would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no condition exists that is reasonably likely to subject the Company or any of its Subsidiaries to any direct or indirect liability under Title IV of ERISA or Section 4976 of the Code that would reasonably be expected to have a Company Material Adverse Effect and that is not reflected on the balance sheet contained in the Recent SEC Documents or that is reasonably likely to result in any loss of a federal tax deduction under Section 280G of the Code. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no pending or, to the Company's knowledge, threatened, claims by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto except where such claims would not reasonably be expected to have a Company Material Adverse Effect. "ERISA Affiliate" means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a "single employer" within the meaning of Section 4001(a)(15) of ERISA.

          (b)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (other than as set forth in Section 3.11(b) of the Company's Disclosure Schedule) or other contract or understanding with a labor union or labor organization. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending, (ii) to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its

  Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees.

          (c)   No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Benefit Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code.

          (d)   There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Benefit Plans, and there has been no other event, or more than one other event, with respect to any Company Benefit Plan that could result in any liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA which could have a Material Adverse Effect on Company.

          (e)   Each Company Benefit Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Benefit Plan or to the Company or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Company Benefit Plan. If a former Company Benefit Plan has been terminated by or all or any part of the liabilities of the Company or any Subsidiary for any current or former Company Benefit Plan has been transferred to another employer, such termination or transfer was properly effected and neither Company nor any of its Subsidiaries has any further liability with respect to such termination or transfer.

          (f)    Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan.

          (g)   Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director, or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

          (h)   All contributions and other payment due from the Company or any Subsidiary with respect to each Company Benefit Plan have been made or paid in full, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Benefit Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

          (i)    There are no pending or threatened claims with respect to a Company Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan's operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company or a Subsidiary, has been proposed with respect to any Company Benefit Plan.

          (j)    Vesting for the 1985 Employee Plan Options, the 1996 Employee Plan Options, and the 1996 Director Plan Options, including accelerated vesting which will occur at the Effective Time in respect of the 1996 Employee Plan Options and the 1996 Director Plan Options, has been effected in accordance with the terms of the plans and with the rules of Nasdaq, and no shares have been issued pursuant to any such plan that are not properly registered pursuant to the Securities Act on a Form S-8.

        Section 3.12    Company Products.

          (a)   None of the products manufactured or sold by the Company or any of its Subsidiaries contains or incorporates asbestos, asbestos-containing materials, or presumed asbestos-containing materials.

          (b)   None of the products manufactured or sold by the Company or any of its Subsidiaries is subject to any guarantee, warranty, or other indemnity of or by the Company or any of its Subsidiaries beyond the applicable terms and conditions of sale and any additional written manufacturer's warranty included with such product.

        Section 3.13    Environmental Matters.

          (a)   Except as set forth in Section 3.13(a) of the Company's Disclosure Schedule or in the Recent SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supranational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to have a Company Material Adverse Effect.

          (b)   During or, to the knowledge of the Company, prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which (x) would require remediation under Environmental Laws or (y) would reasonably be expected to have a Company Material Adverse Effect.

          (c)   Neither the Company nor any of its Subsidiaries is subject to any agreement, judgment, decree, or other order of any kind by or with any court, governmental authority, regulatory agency, or third party imposing any material liability or obligations pursuant to or under any Environmental Law.

          (d)   There has been no material environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that Company has not provided to Parent prior to the date of this Agreement.

        Section 3.14    Takeover Statutes.    The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Article 24 of the NBCA) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement or the Stockholder Agreement. No anti-takeover provision contained in the Company Charter or the Company By-laws is, or at the Effective Time will be, applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

        Section 3.15    Properties.    Except as disclosed in the Recent SEC Documents, each of the Company and its Subsidiaries (i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in the Recent SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except for (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except such secured indebtedness as is properly reflected in the latest audited balance sheet included in the Recent SEC Documents, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Recent SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor. The assets of the Company and its Subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted. They are substantially all of the assets with which the Company has conducted its historical business.

        Section 3.16    Tax Returns and Tax Payments.

          (a)   Except as set forth in Section 3.16 of the Company Disclosure Schedule:

              (i)  the Company and its Subsidiaries have prepared in good faith and have duly and timely filed (or, as to Subsidiaries, the Company has filed on behalf of such Subsidiaries) all material Tax Returns (as defined below) required to be filed by it and all such Tax Returns are complete and accurate in all material respects;

             (ii)  the Company and its Subsidiaries have paid (or, as to Subsidiaries, the Company has paid on behalf of such Subsidiaries) all material Taxes (as defined below) shown to be due on their Tax Returns or has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid (excluding any reserve for deferred Taxes established to reflect timing differences), whether or not shown as being due on any Tax Returns;

            (iii)  neither the Company nor any of its Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes;

            (iv)  no claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the

    Company or any of its Subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

             (v)  there are no Liens for Taxes upon the assets of the Company or any Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves (excluding any reserve for deferred Taxes established to reflect timing differences) have been taken;

            (vi)  to the knowledge of the Company no audit of any material Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority;

           (vii)  neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract or otherwise;

          (viii)  there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any Subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code or the payment by the Company or any of its Subsidiaries of compensation which will not be deductible because of Section 162(m) of the Code, in either case, whether because of the transactions contemplated by this Agreement or for any other reason;

            (ix)  there are no contracts, agreements or other arrangements that would qualify as "reportable transactions" as defined in Treasury Regulation Section 1.6011-4; and

             (x)  neither the Company nor any Subsidiary has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

          (b)   As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

          (c)   As used herein, "Tax Return" shall mean any return, report, or statement required to be filed with any governmental authority with respect to Taxes.

          (d)   As used herein, "Code" shall mean the Code and the Treasury Regulations promulgated thereunder.

        Section 3.17    Intellectual Property.

          (a)   Except as set forth in Section 3.17 of the Company Disclosure Schedule:

              (i)  the Company and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights (as defined below) that are currently used in the conduct of the Company's or any of its Subsidiary's business, free of all Liens,

             (ii)  no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the rights of others, and there are no grounds for the same, and Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person's Intellectual Property Rights, and

            (iii)  to the knowledge of Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by Company or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither Company nor any of its Subsidiaries has brought or threatened any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved.

Excluded from the foregoing provisions of this Section 3.17 are matters that, individually or in the aggregate with other such matters not otherwise disclosed in Section 3.17 of the Company Disclosure Schedule, would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.17 of the Company Disclosure Schedule also contains a list of each written notice received by the Company or any of its Subsidiaries during the 36 months preceding the date of this Agreement alleging that the operation of the business of the Company or any of its Subsidiaries infringes upon, misappropriates, or conflicts with any Intellectual Property Rights of a third party.

          (b)   All of the material intellectual property owned or used by Company or any of its Subsidiaries prior to the Closing Date will be owned or available for use by Company and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

          (c)   For purposes of this Agreement, "Intellectual Property Rights" means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

          (d)   The Company or its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all trademarks that are material to the business of the Company and its Subsidiaries as currently conducted, including the trademarks "ISCO," "Isco, Inc." "Isco," "Combiflash," "Flowlink," Foxy," "Redisip," "Retriever," (with respect to liquid chromatography) "SWIFT," and (with respect to AFTCO) "UniMag."

        Section 3.18    Identified Agreements.    Other than the contracts or agreements of the Company included as Item 14 exhibits to the Company's annual report on Form 10-K for the fiscal year ended July 25, 2003, and other than contracts or agreements between the Company and its Subsidiaries or between Subsidiaries of the Company (in each case, excluding AFTCO), Section 3.18 of the Company Disclosure Schedule lists each of the contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date hereof, which are (a) material contracts or agreements between the Company and any of its Affiliates (including AFTCO), (b) contracts or arrangements between the Company and its Subsidiaries, on the one hand, and executive officers or directors of the Company or their Affiliates and associates (as defined in the Exchange Act), on the other hand, or (c) shareholder, voting trust, or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its Subsidiaries.

        Section 3.19    Investment Company.    Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        Section 3.20    Board Recommendation.    The Board of Directors of the Company, at a meeting duly called and held, has (A) unanimously adopted this Agreement (including all terms and conditions set forth herein) and approved the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company and its shareholders, and (C) resolved to submit this Agreement to the Company's shareholders and recommend that the Company's shareholders approve this Agreement, the Merger, and the other transactions contemplated hereby.

        Section 3.21    Opinion of Financial Advisor.    The Financial Advisor has delivered to the Company's Board of Directors its opinion (in writing or to be confirmed in writing) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, $16.00 per Share in cash to be received by the holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.

        Section 3.22    Insurance.

          (a)   Section 3.22(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of and/or providing insurance coverage to the Company and its Subsidiaries and their respective business, properties and assets (and each of the directors, officers, salespersons, agents or employees of the Company or any of its Subsidiaries for which the Company or such Subsidiary is a beneficiary or pays the premium) and the following information for each such policy: (i) type(s) of insurance coverage provided; (ii) name of insurer; (iii) effective date; (iv) policy number; (v) per occurrence and annual aggregate deductibles or self-insured retention; (vi) per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted; and (vii) annual premium.

          (b)   Section 3.22(b) of the Company Disclosure Schedule sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its Subsidiaries.

        Section 3.23    Personnel.    Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (a) the names and current base salaries or other compensation of all directors and elected and appointed officers of each of the Company and its Subsidiaries, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such individual and the immediate family relationships, if any, among such individuals.

        Section 3.24    Potential Conflicts of Interest.    Except as set forth in the Recent SEC Documents or in Section 3.24 of the Company Disclosure Schedule, since July 25, 2003, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective Affiliates, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses of the members of the Company's board of directors). As of the date hereof, only the directors of the Company identified in Section 3.24 of the Company Disclosure Schedule are not "independent" directors under the rules of Nasdaq. No officer or director of the Company or any Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

        Section 3.25    Certain Business Practices.    Neither the Company nor any of its Subsidiaries, and no director or executive officer, and, to the knowledge of the Company, no agent or employee of the Company or any Subsidiary of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees (including employees of any company controlled by a foreign government or an instrumentality of a foreign government) or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 4.1    Corporate Organization.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Nebraska, respectively, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

        Section 4.2    Authority.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors and by Parent as the sole shareholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or (b) general principles of equity.

        Section 4.3    Consents and Approvals; No Violation.

          (a)   Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Articles of Merger with the Secretary of State pursuant to the NBCA, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act or any other applicable antitrust or competition law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a "Parent Material Adverse Effect").

          (b)   Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or any of the similar organizational documents of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (A)  violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub, or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.4    Broker's Fees.    Neither Parent nor Merger Sub nor any of their respective officers or directors on behalf of Parent or Merger Sub has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the shareholders of the Company.

        Section 4.5    Merger Sub's Operation and Capitalization.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1000 shares of Merger Sub Common Stock, all of which shares have been validly issued, are fully paid and nonassessable, and are owned by Parent free and clear of any Liens.

        Section 4.6    Parent or Merger Sub Information.    The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        Section 4.7    Litigation.    There are no claims, suits, actions or proceedings pending or, to Parent or Merger Sub's knowledge, threatened in writing, nor are there, to the knowledge of Parent and Merger, any investigations or reviews pending or threatened in writing against, relating to or affecting Parent or Merger Sub or any of their respective Subsidiaries that (i) seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or (ii) would reasonably be expected to affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder.

        Section 4.8    Financing.

          (a)   Parent and Merger Sub have, as of the date of this Agreement, a combination of cash on hand and access to financing from third party lenders in an aggregate amount sufficient to pay the Merger Consideration for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent's and Merger Sub's obligations under this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

          (b)   Parent and Merger Sub will have at the Effective Time sufficient funds in immediately available U.S. dollars to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent's and

  Merger Sub's obligations under this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

        Section 4.9    Stock Ownership.    As of the date hereof, neither Parent nor Merger Sub nor any of their respective Subsidiaries beneficially own any shares of Company Common Stock.

ARTICLE V
COVENANTS

        Section 5.1    Conduct of Businesses Prior to the Effective Time.    Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (x) the termination of this Agreement and (y) the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its Subsidiaries to, in all material respects, conduct its business in the usual, regular, and ordinary course consistent with past practice; use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees; at its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty; and comply in all material respects with all applicable laws and regulations of Governmental Entities. Without limiting the generality of the foregoing, and except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (x) the termination of this Agreement and (y) the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent in each instance:

          (a)   adopt or propose any change to the Company Charter or the Company By-laws;

          (b)   merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

          (c)   (i) except as permitted by the proviso in Section 6.2(d)(ii), issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries (including, in each case, Deferred Stock Units and Company Stock Options), or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock of the Company or any of its Subsidiaries outstanding on the date hereof, other than the issuance of Company Common Stock pursuant to the conversion of Deferred Stock Units or the exercise of Company Stock Options, in each case which are outstanding as of the date of this Agreement; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock of the Company or any of its Subsidiaries; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

          (d)   incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $500,000 in the aggregate, and (B) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on customary commercial terms;

          (e)   other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (i) individually, with a minimum value in excess of $50,000 to any Person other than a direct or indirect wholly owned Subsidiary or (ii) collectively, with an aggregate minimum value in excess of $200,000 to any Person or Persons other than direct or indirect wholly owned Subsidiaries;

          (f)    cancel, release or assign any indebtedness owing to it in excess of $500,000 in the aggregate by or to any Person or Persons other than a direct or indirect wholly owned Subsidiary;

          (g)   acquire assets outside of the ordinary course of business from any other Person or Persons other than a direct or indirect wholly owned Subsidiary with an aggregate value or purchase price in excess of $100,000;

          (h)   make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

          (i)    increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plans, for or in respect of, any shareholder, officer, director, other employee, agent, consultant, or Affiliate other than (i) as required pursuant to the terms of this Agreement, (ii) as required pursuant to the terms of an existing Company Benefit Plan, and (iii) annual increases in salaries and wages of directors, officers, or employees of the Company made in the ordinary course of business and in a manner consistent with past practice;

          (j)    waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; provided, however, that this clause (j) shall not prohibit the Company from consenting to a request from one or more of the parties thereto that it be permitted to make a Superior Proposal (as defined in Section 5.2(e)) or a proposal that may reasonably be expected to lead to a Superior Proposal;

          (k)   make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by Law or except as the Company, based on the advice of its independent auditors and after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

          (l)    settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount in excess of $100,000 or which would be reasonably likely to have a Company Material Adverse Effect;

          (m)  except as required by law, make any material Tax election or take any position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

          (n)   terminate, cancel, amend or modify any insurance coverage maintained by the Company or any Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

          (o)   amend in any respect the Employment Agreement, dated as of April 7, 2004, by and between the Company and Robert W. Allington; or

          (p)   make any commitment to take any of the actions prohibited by this Section 5.1.

        Section 5.2    No Solicitation.

          (a)   The Company shall immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any Affiliate, investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action intended to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that following the receipt of a Superior Proposal or a proposal which is reasonably expected to lead to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(c), (A) request information from the Person making such Takeover Proposal for the purpose of the Board of Directors of the Company informing itself about the Takeover Proposal that has been made and the Person that made it, (B) furnish information with respect to the Company to the Person making such Takeover Proposal pursuant to a confidentiality agreement, provided that (1) such confidentiality agreement contains substantially the same terms as (or terms no less favorable to the Company) than those contained in the Confidentiality Agreement dated as of February 27, 2004 between Parent and the Company (as it may be amended, the "Confidentiality Agreement") and (2) the Company advises Parent of all such nonpublic information delivered to such Person concurrently with its delivery to the requesting Person, and (C) participate in negotiations with such Person regarding such Takeover Proposal; provided, further, that the actions described in clauses (B) and (C) of the immediately preceding proviso may be taken only on or before the date the Company Shareholder Approval is obtained. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director, investment banker, attorney, or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

          (b)   Except as expressly permitted in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify, or modify, or propose publicly to withdraw, qualify, or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Merger, and the other transactions contemplated hereby, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)). Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may, prior to the earlier to occur of (i) the Company

  Shareholder Approval and (ii) the six week anniversary of the date of this Agreement and subject to compliance with all of the requirements of this Section 5.2(b) and to compliance with Sections 5.2(a) and 5.2(c), (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other transactions contemplated hereby or (y) determine to be advisable or recommend a Superior Proposal; provided, however, that any actions described in clause (x) or (y) may be taken only at a time that is after the second business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person making such Superior Proposal.

          (c)   In addition to the obligations of the Company set forth in Sections 5.2(a) and 5.2(b), the Company shall promptly advise Parent in writing of (i) any request for confidential information in connection with a Takeover Proposal, (ii) any Takeover Proposal, (iii) the material terms and conditions of such request or such Takeover Proposal, (iv) the identity of the Person making such request or such Takeover Proposal, and (v) any requests made by the Company for information about the Takeover Proposal or the Person that made it, and the Company shall keep Parent promptly advised of all significant developments in respect of such Takeover Proposal.

          (d)   Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

          (e)   For purposes of this Agreement:

              (i)  "Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries, Affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

             (ii)  "Superior Proposal" means a bona fide written offer from any Person (other than Parent and its Subsidiaries, Affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Subsidiaries taken as a whole, or 50% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement, which provides for consideration on a per share basis to the shareholders of the Company with a value (it being understood that securities retained by the Company's shareholders be included for purposes of that determination) that the Board of Directors of the Company determines in good faith (after consultation with independent financial advisors and outside counsel and taking into account all relevant factors, including whether financing for such offer is committed and the likelihood of such offer resulting in a consummated transaction) to be more favorable from a financial point of view to the Company's shareholders than the Merger Consideration. Any Superior Proposal is a Takeover Proposal.

        Section 5.3    Publicity.    The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent, Merger Sub, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties hereto, except any publication of any press release or other announcement made in connection with any Superior Proposal or as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party hereto wanting to make such release.

        Section 5.4    Notification of Certain Matters.    Each of the Company and Parent shall give prompt notice to the other if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person, not a party hereto, alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market), as applicable, in connection with the transactions contemplated by this Agreement; or (iii) the occurrence of an event which would be reasonably likely to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any condition to the Merger to be unsatisfied at any time prior to the Outside Date (as defined in Section 7.1(b)); provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies of the parties hereto available hereunder.

        Section 5.5    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the Company and its Subsidiaries furnished to it in connection with the transactions contemplated by this Agreement, pursuant to this Section 5.5(a) or otherwise, in accordance with the Confidentiality Agreement.

          (b)   No investigation by any of the parties hereto or their respective representatives shall affect the representations, warranties, covenants or agreements of the others set forth herein.

        Section 5.6    Further Assurances.

          (a)   Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other parties hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order, or approval. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report From pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other reasonable actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as possible. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event will any party hereto be obligated, in connection with the transactions contemplated hereby, to agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of any business of Parent, any of its Subsidiaries, the Company, or any of its Subsidiaries.

          (b)   Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to cause the conditions set forth in Section 6.2(b) through (g) to be satisfied, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

        Section 5.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time until the sixth anniversary of the Effective Time, Parent shall indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company and its Subsidiaries, in each case to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the Effective Time. From and after the Effective Time, Parent shall cause the articles of incorporation and by-laws of the Surviving Corporation to contain provisions substantially similar in terms to the rights granted in the provisions with respect to indemnification and insurance set forth in the Company Charter and the Company By-laws in effect on the date hereof, which provisions shall not be amended in any manner prior to the sixth anniversary of the Effective Time that would adversely affect the rights thereunder of the Company's employees, agents, directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable law. Any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth in the Company Charter or the Company By-laws shall be made by independent counsel selected by Parent and reasonably acceptable to such officer or director. Parent shall pay such counsel's fees and expenses so long as such officer or director does not challenge any such determination by such independent counsel. With respect to acts or omissions occurring on or prior to the Effective Time, Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 200% of the annual premium for the Company's current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

          (b)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 5.7.

        Section 5.8    Employee Benefit Plans.    For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee's benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company for service with the Company prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Benefit Plans; provided, however, that Parent or the Company may amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Benefit Plan to the extent required thereunder). Parent shall not, and shall cause the Surviving Corporation to not, modify or terminate, prior to July 31, 2004, the Employer matching contribution provisions contained in the Isco, Inc. Retirement Plu$ Plan (the "Retirement Plu$ Plan"). Parent shall, or shall cause the Surviving Corporation to, make, prior to the earlier to occur of (x) December 31, 2004 and (y) any material modification or termination of the Retirement Plu$ Plan after the Effective Time, a profit sharing contribution under the Retirement Plu$ Plan for the fiscal year ending July 31, 2004 in an amount determined in accordance with, and computed pursuant to, the Company's Board of Directors policy in effect as of July 31, 2003. In calculating the annual discretionary profit sharing contribution under the Retirement Plu$ Plan for the fiscal year ending July 31, 2004, Parent shall, and shall cause the Surviving Corporation to, (x) disregard the Company's, Parent's, and the Surviving Corporation's costs and expenses payable to those third parties listed on Section 5.8 of the Company Disclosure Schedule incurred in and accrued for such fiscal year as a direct result of the negotiation and execution of this Agreement and the carrying out of the transactions contemplated hereby, and (y) perform such calculations in a manner consistent with GAAP and with the accounting practices and procedures utilized in making the profit sharing contribution calculations for the Company's fiscal year ended July 25, 2003.

        Section 5.9    Bonus Payments.    If the Effective Time shall occur on or prior to July 31, 2004, Parent shall, or shall cause the Surviving Corporation to, pay discretionary bonuses to officers and employees of the Company with respect to the fiscal year ending July 31, 2004, consistent with the Company's past practice with respect to such bonuses, including but not limited to payments under the Annual Cash Incentive Plan portion of the Company's FY2001-2005 Executive Incentive Compensation Plan. In calculating such bonuses, Parent shall, and shall cause the Surviving Corporation to, (x) disregard the Company's, Parent's, and the Surviving Corporation's costs and expenses payable to those third parties listed on Section 5.8 of the Company Disclosure Schedule incurred in and accrued for such fiscal year as a direct result of the negotiation and execution of this Agreement and the carrying out of the transactions contemplated hereby and (y) perform such calculations in a manner consistent with GAAP and with the accounting practices and procedures utilized in making the bonus calculations for the Company's fiscal year ended July 25, 2003.

        Section 5.10    Special Meeting.

          (a)   Subject to Section 1.5, the Company will take all action necessary in accordance with applicable law and the Company Charter and the Company By-laws to convene as promptly as reasonably practicable after the date hereof the Special Meeting and shall submit the Merger for approval by the shareholders of the Company at such meeting or any adjournment thereof.

          (b)   Subject to Section 5.2, the Company, through the Board of Directors of the Company, shall recommend that the shareholders of the Company vote in favor of the approval of the Merger and the approval of this Agreement at the Special Meeting or any adjournment thereof.

        Section 5.11    Employee Solicitation.    If this Agreement is terminated pursuant to Section 7.1, neither Parent nor Merger Sub, during the 24 month period following the date of this Agreement, shall, directly or indirectly, solicit for employment any officer, director or senior-level employee of the Company or any of its Subsidiaries; provided, however, that Parent shall not be precluded from hiring any such officer, director, or employee (i) pursuant to a response by such employee to a general solicitation not targeted at the Company's or any of its Subsidiaries' employees or (ii) who has terminated his or her employment with the Company or any of its Subsidiaries or who has been terminated by the Company or any of its Subsidiaries prior to the commencement of employment discussions involving Parent or Merger Sub and such employee.

        Section 5.12    Additional Agreements.    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

ARTICLE VI
CONDITIONS TO THE MERGER

        Section 6.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been duly adopted and the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the holders of Company Common Stock.

          (b)    Statutes and Injunctions; Governmental Consents.    No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, or issued or be applicable to the Merger by any Governmental Entity which (i) prohibits, or imposes any material limitations on, Parent's ownership or operation of its or its Subsidiaries' businesses or assets, or Parent's or the Surviving Corporation's ownership or operation of the Company's and its Subsidiaries' businesses and assets, (ii) prohibits, restrains, or makes illegal the consummation of the Merger, or (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the shares of the Surviving Corporation, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (i), (ii), or (iii); provided that the parties hereto shall use all reasonable efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted or any such action or proceeding to be dismissed; and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

          (c)    Competition Acts.    Any applicable waiting period under the HSR Act and any other applicable antitrust or competition law has not expired or terminated.

        Section 6.2    Condition to Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by Parent):

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date.

          (b)    Covenants.    The Company shall have performed or complied with all material obligations, agreements and covenants required by this Agreement to be performed or complied with by it (including without limitation the Company not having entered into any definitive agreement or any agreement in principle with any Person with respect to a Takeover Proposal or similar business combination with the Company in violation of Section 5.2).

          (c)    Dissenting Shares.    The number of Dissenting Shares as to which the holders give timely and proper notice of intention to exercise dissenters' rights do not exceed 10% percent of the shares of Company Common Stock which are outstanding on the date of this Agreement.

          (d)    Directors' Deferred Stock Plan.

              (i)  The Company and the Board of Directors of the Company shall have caused all previously earned and accrued grants of Deferred Stock Units under the Directors' Deferred Stock Plan to have been granted;

             (ii)  the Company and the Board of Directors of the Company shall have caused the Directors' Deferred Stock Plan to have been amended in a manner that is binding and enforceable upon all participants therein and that terminates the obligation of the Company to make prospective grants of Deferred Stock Units thereunder, effective as of the date of this Agreement; provided, however, that the Company may, subsequent to the date of this Agreement, make grants of Deferred Stock Units in respect of attendance at no more than two meetings of the Board of Directors of the Company, in each case to the individuals, in the manner, at the times, and in the amounts that would have been required under the terms of the Directors' Deferred Stock Plan as in effect as of the date of the Agreement, and

            (iii)  each holder of Deferred Stock Units as of the Effective Time shall have executed and delivered a waiver, release and termination agreement in form and substance reasonably acceptable to Parent that provides that the Company and the Surviving Corporation shall satisfy in full, and thereby terminate and be released from, all obligations of the Company and the Surviving Corporation to such holder under the Directors' Deferred Stock Plan by making a payment to such participant of an amount in cash equal to the product of the Merger Consideration and the number of Deferred Stock Units held by such participant at the Effective Time.

          (e)    1996 Employee Plan.    Each holder of unexpired and unexercised 1996 Employee Plan Options as of the Effective Time shall have executed and delivered a waiver, release and termination agreement in form and substance reasonably acceptable to Parent that provides that the Company and the Surviving Corporation shall satisfy in full, and thereby terminate and be released from, all obligations of the Company and the Surviving Corporation to such holder under the 1996 Employee Plan by making a payment to such holder, for each such option to purchase a share of Company Common Stock, of an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option (subject to Section 2.2(d) and (e)); provided, however, that if five or fewer holders of unexpired and unexercised 1996 Employee Plan Options have not executed and delivered such a waiver, release and termination agreement this condition will be deemed to have been satisfied if such holders are collectively entitled to purchase no more than an aggregate of 16,900 shares of Company Common Stock upon the exercise of all such holders' 1996 Employee Plan Options.

          (f)    1996 Director Plan.    Each holder of unexpired and unexercised 1996 Director Plan Options as of the Effective Time shall have executed and delivered a waiver, release and termination agreement in form and substance reasonably acceptable to Parent that provides that the Company and the Surviving Corporation shall satisfy in full, and thereby terminate and be released from, all obligations of the Company and the Surviving Corporation to such holder under the 1996 Director Plan by making a payment to such holder, for each such option to purchase a share of Company Common Stock, of an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option (subject to Section 2.2(d) and (e)); provided, however, that if five or fewer holders of unexpired and unexercised 1996 Director Plan Options have not executed and delivered such a waiver, release and termination agreement this condition will be deemed to have been satisfied if such holders are collectively entitled to purchase no more than an aggregate of 1390 shares of Company Common Stock upon the exercise of all such holders' 1996 Director Plan Options.

          (g)    1985 Employee Plan.    Each holder of unexpired and unexercised 1985 Employee Plan Options as of the Effective Time shall have executed and delivered a waiver, release and termination agreement in form and substance reasonably acceptable to Parent that provides that the Company and the Surviving Corporation shall satisfy in full, and thereby terminate and be released from, all obligations of the Company and the Surviving Corporation to such holder under the 1985 Employee Plan by making a payment to such holder, for each such option to purchase a share of Company Common Stock, of an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option (subject to Section 2.2(d) and (e)); provided, however, that if five or fewer holders of unexpired and unexercised 1985 Employee Plan Options have not executed and delivered such a waiver, release and termination agreement this condition will be deemed to have been satisfied if such holders are collectively entitled to purchase no more than an aggregate of 2200 shares of Company Common Stock upon the exercise of all such holders' 1985 Employee Plan Options.

        Section 6.3    Condition to Obligations of the Company to Effect the Merger.    The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by the Company):

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date.

          (b)    Covenants.    Each of Parent and Merger Sub shall have performed or complied with all material obligations, agreements, and covenants required by this Agreement to be performed or complied with by it.

ARTICLE VII
TERMINATION

        Section 7.1    Termination.    Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

          (a)   by the mutual consent of Parent and the Company.

          (b)   by either of the Company or Parent:

              (i)  if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (including each of the Merger and the Stockholder Agreement) and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to challenge such order, decree, ruling or other action; or

             (ii)  if the Effective Time shall not have occurred on or before November 31, 2004 (the "Outside Date"); provided, however, that a party hereto may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time; provided, further, that the Outside Date shall be extended day-by-day for each day during which any party hereto shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining, or otherwise prohibiting the consummation of the Merger; and provided, further, however, that the Outside Date shall not be extended past February 28, 2005, as a result of the operation of the immediately preceding proviso;

          (c)   by the Company:

              (i)  if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

             (ii)  if the Company timely exercises its rights described in clauses (x) or (y) of the second sentence of Section 5.2(b); provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 7.3; or

            (iii)  if the representations and warranties of Parent or Merger Sub set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date, or either Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any material obligation, agreement, or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within thirty business days after the Company gives written notice of such inaccuracy or breach to Parent, except, in the case of the failure of any representation or warranty, for changes specifically permitted by this Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Parent Material Adverse Effect; or

          (d)   by Parent:

              (i)  if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

             (ii)  if the Board of Directors of the Company or any committee thereof (a) shall have withdrawn, qualified, or modified, or proposed publicly to withdraw, qualify, or modify, in a manner adverse to Parent, its adoption, approval or recommendation of this Agreement, the Merger, or any other transactions contemplated hereby, or (b) shall have approved or recommended, or proposed publicly to approve or recommend, or publicly taken a neutral position with respect to, any Takeover Proposal, (c) shall have resolved to take any of the foregoing actions, or (d) shall have failed to affirm its approval or recommendation of this Agreement and the Merger within five days of a request to do so by Parent; or

            (iii)  if the representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within thirty business days after Parent gives written notice of such inaccuracy or breach to the Company, except, in the case of the failure of any representation or warranty, for changes specifically permitted by this Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Company Material Adverse Effect.

        Section 7.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 7.2, 7.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11 hereof) shall forthwith become null and void, and there shall be no liability on the part of Parent, or Merger Sub, or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section 7.2 shall relieve any party hereto of any liability resulting from a breach prior to any such termination of any of the representations, warranties, covenants, or agreements set forth in this Agreement.

        Section 7.3    Termination Fee; Expenses.

          (a)   Except as provided in this Section 7.3 and except for the filing fee under the HSR Act (which filing fee in all events shall be borne by Parent), all fees and expenses incurred by the parties hereto shall be borne solely by the party hereto that has incurred such fees and expenses. For the sake of clarity, the cost of preparing printing, and mailing the Proxy Statement and the preliminary proxy statement shall be borne by the Company.

          (b)   In the event that:

              (i)  a Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i) hereof and such Takeover Proposal or another Takeover Proposal with such Person or any of such Person's Affiliates is consummated within one year of such termination,

             (ii)  this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or is terminated by the Company pursuant to Section 7.1(c)(ii), or

            (iii)  this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(ii) and any of (x) a direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (y) a tender offer or exchange offer resulting in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or (z) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries is consummated within one year of such termination, then the Company shall pay to Parent within one business day of such termination, or in the case of subclause (i) or (iii) upon such consummation, a termination fee equal to $3,000,000 million (the "Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. In the event the Termination Fee becomes payable pursuant to this Section 7.3, the Company shall also promptly pay upon Parent's request, all reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (not exceeding $500,000 in the aggregate), which payments shall be in addition to the Termination Fee. The fee arrangement contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by Parent of its obligations hereunder; provided, that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof or as a waiver by Parent or Merger Sub of any breach of this Agreement by the Company or of any rights of Parent or Merger Sub in respect thereof; and provided, further, that the Termination Fee, if paid, shall be credited against any damages recovered by Parent or Merger Sub from the Company arising from such breach.

ARTICLE VIII
MISCELLANEOUS

        Section 8.1    Amendment and Modification.    Subject to applicable law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification, or supplement of this Agreement shall be made following the approval of this Agreement by the shareholders unless, to the extent required by this Agreement or by applicable law, approved by the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.2    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto and contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of the first sentence of Section 8.1, waive compliance by the other parties hereto with any of the agreements, covenants, or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 8.3    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants, or agreements in this Agreement or in any schedule, instrument, other than (i) the obligations of Parent and the Surviving Corporation under Section 5.7, Section 5.8, and Section 5.9, (ii) Sections 8.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11, or (iii) the obligations of all parties hereto under Section 5.12 or under any other document delivered pursuant to this Agreement, shall survive the Effective Time.

        Section 8.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

    if to Parent or Merger Sub, to:

      Teledyne Technologies Incorporated
      12333 West Olympic Boulevard
      Los Angeles, CA 90064
      Attention: John T. Kuelbs
      Telecopier No.: (310) 893-1610

    with a copy to:

      Munger, Tolles & Olson LLP
      Attention: Robert E. Denham and Brian T. Daly
      355 South Grand Avenue, Suite 3500
      Los Angeles, California 90071-1560
      Telecopier No.: (213) 687-3702

    if to the Company, to:

      Isco, Inc.
      4700 Superior Street
      Lincoln, Nebraska 68504
      Attention: Douglas M. Grant
      Telecopier No.: (402) 465-3905

    with a copy to:

      Cline, Williams, Wright, Johnson & Oldfather, L.L.P.
      Attention: Stephen E. Gehring
      1125 S. 103rd. St., Ste 320
      Omaha, NE 68124
      Telecopier No.: (402) 397-1806

        Section 8.5    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, the parties hereto will confirm facsimile transmission by signing a duplicate original document.

        Section 8.6    Entire Agreement; Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in Section 5.7, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Section 5.7 is intended for the benefit of, and shall be enforceable by, each Indemnified Party (and his or her heirs and representatives).

        Section 8.7    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

        Section 8.8    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

        Section 8.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that the Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

        Section 8.10    Headings; Interpretation.

          (a)   The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (b)   "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

          (c)   The words "hereby", "herein", "hereof, "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph, or clause in which such word appears.

          (d)   "Knowledge" and "known" mean the actual knowledge after reasonable inquiry of the executive officers of the Company (and including, with respect to Section 3.16, the Company's head of taxes) or Parent, as the case may be.

          (e)   "Affiliate" shall have the meaning set forth in Rule 12(b)-2 under the Exchange Act.

  (f)
  References to Articles, sections, subsections, or clauses shall, unless otherwise indicated, be references to the respective Articles, sections, subsections, and clauses of this Agreement.

          (g)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        Section 8.11    Enforcement; Venue.

          (a)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court (i) of the State of Nebraska or of the United States located in the State of Nebraska or (ii) of the State of California or of the United States located in the Central District of California. The jurisdiction of the foregoing courts shall be exclusive in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and no party hereto will attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this section in any such action or proceeding by mailing copies thereof by registered United States mail, return receipt requested, to its address as specified in Section 8.4.

  However, the foregoing shall not limit the right of a party hereto to effect service of process by any other legally available method.

          (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.11.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ ROBERT MEHRABIAN
	Name:	Robert Mehrabian
	Title:	Chairman, President and Chief Executive Officer
MEADOW MERGER SUB INC.
By:	/s/ MELANIE S. CIBIK
	Name:	Melanie Cibik
	Title:	Vice President and Assistant Secretary
ISCO, INC.
By:	/s/ DOUGLAS M. GRANT
	Name:	Douglas M. Grant
	Title:	President and Chief Operating Officer

S-1

ANNEX B

STOCKHOLDER AGREEMENT

        This STOCKHOLDER AGREEMENT (this "Agreement"), dated as of April 7, 2004, is made and entered into among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation ("Parent"), MEADOW MERGER SUB INC., a Nebraska corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the individuals listed under the heading "STOCKHOLDERS" on the signature page hereof (each, a "Stockholder" and collectively, the "Stockholders").

W I T N E S S E T H:

        WHEREAS, as of the date hereof, each Stockholder is the beneficial owner ("beneficial owner," "beneficial ownership," "beneficially," and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (including, without limitation, Rule 13d-3 under the Exchange Act)) of the number of common shares, par value $0.10 ("Company Common Stock"), of Isco, Inc., a Nebraska corporation (the "Company"), set forth opposite such Stockholder's name on Exhibit A hereto (the total number of shares of Company Common Stock beneficially owned by the Stockholders, and any other Company Common Stock or any stock option that either Stockholder may acquire, as record or beneficial holder, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, together with all associated rights and interests, being collectively referred to as the "Shares");

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, and Merger Sub are entering into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for the merger of Merger Sub with and into the Company (the "Merger"); and

        WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested the Stockholders to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement the Stockholders have agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE IX

STOCKHOLDERS' REPRESENTATIONS AND WARRANTIES

        Each Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

        Section 1.1    Due Organization and Authorization.    Stockholder possesses the requisite power and authority to execute, deliver, and perform this Agreement, to appoint or cause to be appointed Merger Sub and Parent (or any nominee thereof) as Stockholder's Proxy (as defined below), and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) is subject to general principles of equity. There is no other beneficial owner of any of the Shares set forth opposite Stockholder's name on Exhibit A hereto or other beneficiary or holder of any other interest in any of such Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Stockholder of the transactions contemplated hereby.

        Section 1.2    No Conflicts; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder's assets are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder, including, without limitation, the Shares set forth opposite Stockholder's name on Exhibit A hereto, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's assets are bound or affected, except in the case of clause (ii), for such matters as would not prevent or in any way impair Stockholder's ability to perform Stockholder's obligations under this Agreement.

        (b)   The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

        Section 1.3    Title to Shares.    Stockholder is the sole beneficial owner of the shares of Company Common Stock set forth opposite Stockholder's name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement. As of the date hereof, Stockholder does not own beneficially or of record any other shares of Company Common Stock or any option to acquire any such shares.

        Section 1.4    Information for Offer Documents and Proxy Statement.    None of the information relating to Stockholder and Stockholder's affiliates provided in writing to the Company by or on behalf of Stockholder or Stockholder's affiliates specifically for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the U.S. Securities and Exchange Commission or is first published, sent or given to shareholders of the Company, or at the time of the special meeting of shareholders to consider the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 1.5    Acknowledgment.    Stockholder, on behalf of itself and Stockholder's affiliates, acknowledges and agrees that neither it nor they shall be paid or shall otherwise be entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

ARTICLE X

STOCKHOLDER'S COVENANTS

        Each Stockholder hereby covenants to Parent and Merger Sub as follows:

        Section 2.1    Voting of Shares.    Stockholder hereby agrees that from the date hereof until the termination of the Agreement pursuant to Section 3.1 (the "Term"), at any meeting of the shareholders of the Company however called and in any action by written consent of the shareholders of the Company, in each case before the Effective Time, Stockholder shall vote (or direct the record owner of Stockholder's Shares to vote) Stockholder's Shares (i) in favor of the Merger and the Merger

Agreement; (ii) if so directed by Parent, against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could reasonably be expected to result in any of the Company's obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capitalization of the Company or any amendment to the Company's corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated; and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including, without limitation, documents enabling Parent and Merger Sub or their nominee(s) to vote Stockholder's Shares directly.

        Section 2.2    Proxy.    Stockholder hereby revokes all prior proxies or powers of attorney with respect to any and all of Stockholder's Shares. During the Term, Stockholder hereby constitutes and appoints Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Term, as Stockholder's true and lawful attorney and proxy ("Proxy"), for and in its name, place, and stead, in the Proxy's discretion, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Stockholder as Stockholder's Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the shareholders of the Company, including, without limitation, the right to sign its name as Stockholder (or to direct the record owner to sign its name as Stockholder) to any consent, certificate, or other document relating to the Company that the law of the State of Nebraska might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Stockholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

        Section 2.3    Restrictions on Transfer, Proxies and Non-Interference.

        (a)   Stockholder hereby agrees, until the termination of this Agreement pursuant to Section 3.1 not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Stockholder's Shares, (ii) grant any proxies, deposit any of Stockholder's Shares into a voting trust or enter into a voting agreement with respect to any of Stockholder's Shares, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impairing, or disabling Stockholder from timely and promptly performing Stockholder's obligations under this Agreement.

        (b)   Stockholder hereby agrees, if so requested by Parent, (i) that the Shares held by Stockholder shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy and (ii) that, subject to the terms of Section 2.3(a), such Stockholder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Stockholder's Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

        Section 2.4    No Solicitation.    Stockholder covenants and agrees that, during the Term, it shall not, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any Person (other than from Parent or Merger Sub) relating to any transaction that constitutes a Takeover Proposal. Stockholder further covenants and agrees that, during the Term, it shall not participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any Person (other than Parent or Merger Sub or if required by law or compelled by subpoena or similar legal process) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person (other than Parent and Merger Sub) to make or effect, any transaction that may constitute a Takeover Proposal. Stockholder immediately shall cease and cause to be terminated any existing discussions or negotiations of Stockholder and Stockholder's agents or other representatives with any Person (other than Parent and Merger Sub) with respect to any of the foregoing. Stockholder shall notify Parent and Merger Sub promptly of any specific proposal or offer made to Stockholder relating to a Takeover Proposal, or any substantive inquiry or contact made to Stockholder specifically relating to a Takeover Proposal, and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact. Notwithstanding the foregoing, Dr. Allington may, in his capacity as an officer of the Company or a member of the Board of Directors of the Company, take such actions, if any, as are permitted by Section 5.2 of the Merger Agreement.

        Section 2.5    Mutuality.    Each Stockholder agrees that the terms of this Agreement shall apply to any interest, spousal or otherwise, of such Stockholder in the Shares described in this Agreement as being owned by the other Stockholder. The representations, warranties, and covenants of the Stockholders made in this Agreement are joint and several.

ARTICLE XI

MISCELLANEOUS

        Section 3.1    Termination.    This Agreement shall terminate and be of no further force and effect: (a) upon the giving of notice in writing by Parent, automatically and without any required further action of the parties hereto or (b) automatically and without any required action of the parties hereto upon the earliest to occur of

            (i)  the Effective Time,

           (ii)  any amendment of the Merger Agreement without the written consent of both Stockholders that (x) provides for a reduction in the Merger Consideration below $16.00 per Share or (y) changes the form of the Merger Consideration to other than cash

          (iii)  any termination of the Merger Agreement pursuant to its terms, and

          (iv)  the one year anniversary of the date of this Agreement.

The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

        Section 3.2    Definitions.    Terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement, as it may be amended from time to time.

        Section 3.3    Expenses.    All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        Section 3.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, (ii) upon confirmation of receipt of facsimile transmission, or (iii) upon confirmed delivery by a standard overnight courier, to the following address or to such other address that a party hereto might later specify by like notice:

  (a)
  If to Parent or Merger Sub, to:

    Teledyne Technologies Incorporated
    12333 West Olympic Boulevard
    Los Angeles, CA 90064
    Attention: John T. Kuelbs
    Telecopier No.: (310) 893-1610

    with a copy to:

    Munger, Tolles & Olson LLP
    Attention: Robert Denham and Brian Daly
    355 South Grand Avenue, 35th Floor
    Los Angeles, California 90071-1560
    Telecopy: (213) 687-3702

  (b)
  If to Stockholder, to:

    Dr. Robert W. Allington
    c/o Isco, Inc.
    4700 Superior Street
    Lincoln, Nebraska 68504
    Telecopier No.: (402) 465-3905

    with a copy to:

    Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP
    Attention: John S. Zeilinger
    1500 Woodmen Tower
    Omaha, Nebraska 68102-2068
    Telecopier No.: (402) 231-8556

        Section 3.5    Severability.    In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

        Section 3.6    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect thereto.

        Section 3.7    Assignment.    No party hereto may assign or delegate this Agreement or any right, interest, or obligation hereunder; provided, however, that Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; and provided, further, that any such assignment or delegation shall not relieve Parent or Merger Sub from liability hereunder.

        Section 3.8    No Third-Party Beneficiaries.    This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

        Section 3.9    Waiver of Appraisal Rights.    Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

        Section 3.10    Further Assurance.    Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        Section 3.11    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

        Section 3.12    No Waiver.    The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its respective obligations hereunder, or the existence of any custom or practice of the parties hereto at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

        Section 3.13    Specific Performance.    The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement at law, or in equity.

        Section 3.14    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof relating to conflicts of law.

        Section 3.15    Headings.    The descriptive headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 3.16    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, each party hereto will confirm facsimile transmission by signing a duplicate original document.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ ROBERT MEHRABIAN
	Name:	Robert Mehrabian
	Title:	Chairman, President and Chief Executive Officer
MEADOW MERGER SUB INC.
By:	/s/ MELANIE S. CIBIK
	Name:	Melanie Cibik
	Title:	Vice President and Assistant Secretary
STOCKHOLDERS:
/s/ ROBERT W. ALLINGTON ROBERT W. ALLINGTON
/s/ MARY L. ALLINGTON MARY L. ALLINGTON

S-1

Exhibit A

Name of Beneficial and Record Owner	No. of Shares of Company Common Stock
Robert W. Allington	2,636,104 Shares
264.8277 Shares under the Retirement Plu$ Plan
42,491 Shares exercisable pursuant to options granted under the Isco, Inc. 1996 Stock Option Plan (of which 18,679 shares are currently vested)
Mary L. Allington	100,000 Shares

ANNEX C

Duff & Phelps, LLC Fairness Opinion

DUFF & PHELPS, LLC
311 South Wacker Drive, Suite 4200
Chicago, Illinois 60606
(312) 697-4600 Telephone
(312) 697-0115 Facsimile

April 7, 2004

Board of Directors
Isco, Inc.
4700 Superior Street
Lincoln, NE 68504-1398

Dear Board of Directors:

        The Board of Directors (the "Board of Directors") of Isco, Inc. ("Isco" or the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") as its independent financial advisor to provide an opinion (the "Opinion") as to the fairness to the public stockholders of the Company, from a financial point of view, of the contemplated transaction described below (the "Proposed Transaction") (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder). Previously, Duff & Phelps has not provided financial advisory services to the Company.

Description of the Proposed Transaction

        The Proposed Transaction involves an acquisition by Teledyne Technologies Incorporated (the "Acquirer") of all of the outstanding capital stock of the Company, for consideration consisting of $16.00 cash per common share (the "Merger Consideration").

        Additionally, (i) holders of all outstanding, unconverted deferred stock units granted under the Directors' Deferred Stock Plan shall be entitled to receive an amount in cash equal to the Merger Consideration, (ii) holders of all unexercised and unexpired options to purchase Company common stock granted under the 1996 Employee Plan shall be entitled to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option, (iii) holders of all unexercised and unexpired options to purchase Company common stock granted under the 1996 Director Plan shall be entitled to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option, and (iv) holders of all unexercised and unexpired options to purchase Company common stock granted under the 1985 Employee Plan shall be entitled to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option.

Scope of Analysis

        In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

  1.
  Conducted meetings with members of the senior management team of Isco at their corporate headquarters in Lincoln, Nebraska on April 2, 2004, including Robert Allington, Chairman & Chief Executive Officer, Doug Grant, President & Chief Operating Officer, and Vicki Benne, Chief Financial Officer & Treasurer;

  2.
  Reviewed Isco's financial statements and SEC filings, including the annual report on Form 10-K for the fiscal year ended July 25, 2003 and quarterly reports on Form l0-Q for the three months ended October 24, 2003 and January 23, 2004;

  3.
  Reviewed Company-prepared budget for fiscal 2004 and projections for fiscal years 2005 through 2008;

  4.
  Reviewed the draft Agreement and Plan of Merger among Teledyne Technologies Incorporated, Meadow Merger Sub, Inc. and Isco, Inc. dated April 7, 2004;

  5.
  Reviewed the draft Stockholder Agreement between Teledyne Technologies Incorporated, Meadow Merger Sub, Inc. and Robert W. and Mary L. Allington dated April 7, 2004;

  6.
  Reviewed the Company's Amended and Restated Articles of Incorporation;

  7.
  Reviewed the Company's Amended and Restated Bylaws effective July 1, 2003;

  8.
  Reviewed the Presentation to the Board of Directors dated March 25, 2004 prepared by the Nassau Group;

  9.
  Reviewed minutes of the board of directors from February 2002 through March 2004;

  10.
  Analyzed the historical trading price and trading volume of Isco's common stock;

  11.
  Reviewed other operating and financial information provided by Isco management; and

  12.
  Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

        Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company's solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company's credit worthiness or otherwise as tax advice or as accounting advice. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

        In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final version of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps' Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. Neither Company management nor the Board of Directors placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

        In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the

Proposed Transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement as of April 7, 2004.

        The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes. In particular, we did not conduct a market test of any kind to determine whether or not a better price could have been obtained, nor did we have any role in the solicitation of offers or the negotiation process with Acquirer.

        Duff & Phelps has prepared this Opinion effective as of April 7, 2004. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

        This letter should not be construed as creating any fiduciary duty on Duff & Phelps' part to any party.

        It is understood that this Opinion is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing made by the Company in respect of the Proposed Transaction with the Securities and Exchange Commission. In addition, this Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

        You may summarize or otherwise reference the existence of this Opinion in any proxy statement or other document distributed to shareholders of the Company in connection with the Proposed Transaction or required by law or regulation to be filed with the Securities and Exchange Commission, provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. Said approval shall not be unreasonably withheld. Except as described above, without our prior consent, this Opinion may not be quoted or referred to, in whole or in part, in any written document. Notwithstanding anything to the contrary contained herein or in any other agreement between the parties hereto, both Duff & Phelps and the Company (and each of their employees, representatives or other agents) may disclose to any and all persons, entities and governmental bodies, without limitation of any kind, the "tax treatment" and "tax structure" (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein.

Conclusion

        Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to the public stockholders of Isco, from a financial point of view (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Respectfully submitted,

DUFF & PHELPS, LLC

JSS:oab

ANNEX D

Dissenters' Rights Under Nebraska Business Corporation Act

(1)
DISSENTERS' RIGHTS

        21-20,137.    Dissenters' rights; terms, defined.    For purposes of sections 21-20,137 to 21-20,150:

        (1)   Beneficial shareholder shall mean the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

        (2)   Corporation shall mean the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer;

        (3)   Dissenter shall mean a shareholder who is entitled to dissent from corporate action under section 21-20,138 and who exercises that right when and in the manner required by sections 21-20,140 to 21-20,148.

        (4)   Fair value, with respect to a dissenter's shares, shall mean the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

        (5)   Interest shall mean interest from the effective date of the corporate action until the date of payment at the rate specified in section 45-104, as such rate may from time to time be adjusted by the Legislature;

        (6)   Record shareholder shall mean the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation; and

        (7)   Shareholder shall mean the record shareholder or the beneficial shareholder.

        Source:    Laws 1995, LB 109, § 137.

        21-20,138.    Right to dissent.    (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a)   Consummation of a plan of merger to which the corporation is a party:

              (i)  If shareholder approval is required for the merger by section 21-20,130 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (ii)  If the corporation is a subsidiary that is merged with its parent under section 21-20,131;

          (b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)  Alters or abolishes a preferential right of the shares;

             (ii)  Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

            (iii)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (iv)  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v)  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 21-2038; or

          (e)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2)   A shareholder entitled to dissent and obtain payment for his or her shares under sections 21-20,137 to 21-20,150 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        (3)   The right to dissent and obtain payment under sections 21-20,137 to 21-20,150 shall not apply to the shareholders of a bank, trust company, stock-owned savings and loan association, or the holding company of any such bank, trust company, or stock-owned savings and loan association.

        Source:    Laws 1995, LB 109, §138; Laws 2003, LB 131, § 22 Effective date August 21, 2003.

        21-20,139.    Dissent by nominees and beneficial owners.    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

        (2)   A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

          (a)   He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)   He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

        Source:    Laws 1995, LB 109, § 139.

        21-20,140.    Notice of dissenter's rights.    (1) If proposed corporate action creating dissenter's rights under section 21-20,138 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under section 21-20,137 to 21-20,150 and be accompanied by a copy of such sections.

        (2)   If corporate action creating dissenters' rights under section 21-20,138 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send those shareholders the dissenters' notice described in section 21-20,142.

        Source:    Laws 1995, LB 109, § 140.

        21-20,141.    Dissenters' rights; notice of intent to demand payment.    (1) If proposed corporate action creating dissenters' rights under section 21-20,138 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (a) shall deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and (b) shall not vote his or her shares in favor of the proposed action.

        (2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment of his or her shares under sections 21-20,137 to 21-20,150.

        Source:    Laws 1995, LB 109, § 141.

        21-20,142.    Dissenter's notice.    (1) If proposed corporate action creating dissenters' rights under section 21-20,138 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 21-20,141.

        (2)   The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

          (a)   State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

          (b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the corporation shall receive the payment demand which date may not be fewer than thirty nor more than sixty days after the date the notice required by subsection (1) of this section is delivered; and

          (e)   Be accompanied by a copy of sections 21-20,137 to 21-20,150.

        Source:    Laws 1995, LB 109, § 142.

        21-20,143.    Dissenters' rights; duty to demand payment.    (1) A shareholder who was sent a dissenters' notice described in section 21-20,142 shall demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (2)(c) of section 21-20,142, and deposit his or her certificates in accordance with the terms of the notice.

        (2)   The shareholder who demands payment and deposits his or her shares under subsection (1) of this section shall retain all other rights of a shareholder under such rights are cancelled or modified by the taking of the proposed corporate action.

        (3)   A shareholder who does not demand payment or does not deposit his or her share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his or her shares under sections 21-20-137 to 21-20,150.

        Source:    Laws 1995, LB 109, § 143.

        21-20,144.    Dissenter's rights; share restrictions.    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under section 21-20,146.

        (2)   The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until such rights are canceled or modified by the taking of the proposed corporation action.

        Source Laws 1995, LB 109, § 144.

        21-20,145.    Dissenters' rights; payment.    (1) Except as provided in section 21-20,147, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 21-20,143 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (2)   The payment shall be accompanied by:

          (a)   The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b)   A statement of the corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated;

          (d)   A statement of the dissenter's right to demand payment under section 21-20,148; and

          (e)   A copy of sections 21-20,137 to 21-20,150.

        Source:    Laws 1995, LB 109, § 145.

        21-20,146.    Dissenters' rights; failure to take action.    (1) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under section 21-20,142 and repeat the payment demand procedure.

        Source:    Laws 1995, LB 109, §146.

        21-20,147.    Dissenter's rights; after-acquired shares.    (1) A corporation may elect to withhold payment required by section 21-20,145 from a dissenter unless he or she was the beneficial shareholder before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)   To the extent the corporation elects to withhold payment under subsection (1) of this section after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 21-20,148.

        Source:    Laws 1995, LB 109, § 147.

        21-20,148:    Dissenters' rights; procedure if shareholder dissatisfied with payment or offer.     (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 21-20,145, or reject the corporation's offer under section 21-20,147 and demand payment of the fair value of his or her shares and interest due if:

          (a)   The dissenter believes that the amount paid under section 21-20,145 or offered under section 21-20,147 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

          (b)   The corporation fails to make payment under section 21-20,145 within sixty days after the date set for demanding payment; or

          (c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demand payment.

        (2)   A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for his or her shares.

        Source:    Laws 1995; LB 109, § 148.

        21-20,149.    Dissenters' rights; court action.    (1) If a demand for payment under section 21-20,148 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)   The Corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the district court of the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. Appraisers shall have the powers described in the order appointing them or in any amendment to such order. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

        (5)   Each dissenter made a party to the proceeding shall be entitled to judgment (a) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or (b) for the fair share value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 21-20,147.

        Source:    Laws 1995, LB 109, § 149.

        21-20,150.    Dissenters' rights; court costs and attorney's fees.    (1) The court in an appraisal proceeding commenced under section 21-20,149 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 21-20,148.

        (2)   The court may also assess the attorney's fees and expenses and the fees and expenses of experts for the respective parties in amounts the court finds equitable;

          (a)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 21-20,140 to 21-20,150.

          (b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by sections 21-20,137 to 21-20,150.

        (3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

        Source:    Laws 1995, LB 109, § 150.

ANNEX E

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this seventh day of April, 2004 by and between ISCO, INC., a Nebraska corporation (the "Company"), and ROBERT W. ALLINGTON, a resident of Nebraska ("Executive").

RECITALS

        WHEREAS, the Company is a party to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 7, 2004, by and among Teledyne Technologies Incorporated, a Delaware corporation ("Parent"), Meadow Merger Sub Inc., a Nebraska corporation and a wholly-owned subsidiary of Parent, and the Company;

        WHEREAS, Executive is a principal shareholder of the Company, is an employee of the Company, and is not a party to any employment, change of control, consulting, severance, or similar agreement with the Company;

        WHEREAS, in connection with the transaction described in the Merger Agreement, the Company desires to employ Executive upon the terms and conditions hereinafter set forth, which terms and conditions shall only be effective from and after the day on which the Effective Time (as defined in the Merger Agreement) shall occur (the "Effective Date"); and

        WHEREAS, Executive is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and for additional good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth:

        1.    Term of Employment.    The term of employment under this Agreement (the "Term") will commence on the Effective Date and will expire on the second anniversary of the Effective Date (the "Initial Expiration Date"). On the Initial Expiration Date, and on each subsequent twelve-month anniversary of the Initial Expiration Date, the Term will be automatically extended by twelve months unless Executive or the Company gives notice to the other, in writing, at least 60 days prior to the Initial Expiration Date or any such subsequent twelve month anniversary thereof, of his or its desire to terminate this Agreement or modify its terms (other than a modification that gives effect to an assignment permitted by Section 14). If such written notice is received within such 60-day period, the term of employment under this Agreement will expire on the last day of the then-current Term.

        2.    Duties of Executive.    During the Term:

          (a)   Executive will hold the position of Senior Vice President and Chief Scientific Officer for Research and New Product Development;

          (b)   Executive will devote his energies to formulating, developing and improving the Company's research and new product development initiatives (as identified by the Company's President). Executive will have such duties and responsibilities as are customarily required of the holders of positions similar to that held by Executive, and such related duties and responsibilities as may be designated by the Company's President from time to time. In addition, Executive will, upon request, advise and assist the Company's President in any and all aspects of the budgeting, administration, and policy formulation functions of the Company to the extent that such functions relate to research and new product development;

          (c)   Executive will report directly to the Company's President;

          (d)   Executive agrees that during the Term, he will devote substantially all of his full professional and business-related time, skills and best efforts to the businesses of the Company;

          (e)   Notwithstanding subsection (d) above, Executive may (i) serve on civic or charitable boards or committees and any scientific and professional organizations similar to those contemplated in Section 6, (ii) serve as a director or trustee of other corporations or businesses with the approval of the Chief Executive Officer of Parent, and (iii) engage in personal, passive investment activities, provided that in each case such activities do not materially interfere with the performance of Executive's duties hereunder; and

          (f)    Executive will be indemnified for actions performed in the course of his employment to the same extent as other peer executives of the Company.

        3.    Compensation.

          (a)    Base Salary.    During the Term, the Company will pay to Executive an annual base salary (the "Base Salary") of $247,500. The Base Salary will be subject to all appropriate federal and state withholding taxes (and to pro-ration for partial years) and will be payable in accordance with the normal payroll procedures of the Company.

          (b)    Retirement Plans.    During the Term, Executive will be entitled to participate in savings and retirement (but not bonus or incentive) plans, practices, policies and programs applicable generally to other peer executives of the Company.

        4.    Working Facilities.    Executive shall be entitled to the continued use of the office he currently occupies (or, if the Company shall relocate during the Term, a comparable and similarly equipped office in any new facility) throughout the Term (the "Working Facilities"). Unless agreed to by Executive, Executive will only be required to perform his duties in the Lincoln, Nebraska metropolitan area during the Term. In addition, Executive shall be provided the services of an administrative assistant who will dedicate approximately 75% of his or her time to Executive, and such administrative assistant shall be provided with the services of an assistant who shall dedicate approximately 90% of his or her time to projects related to Executive.

        5.    Executive Benefits.    During the Term, Executive and his eligible dependents will be eligible to participate in the welfare benefit plans, practices, policies and programs provided by the Company from time to time (including, as of the date of this Agreement, without limitation, medical, disability, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company; provided, however, that Executive and his eligible dependents must meet any and all eligibility provisions required under such welfare benefit plans. Notwithstanding the immediately preceding sentence, Executive shall be entitled, during the Term, to continue to enjoy medical insurance coverage that is similar or identical in all material respects to that which is currently provided to him by the Company; provided, however, that nothing shall prevent the Company from changing co-payment amounts to the extent such changes apply to other employees of the Company.

        6.    Perquisites.    During the Term, the Company will pay Executive's annual membership dues for those scientific and professional organizations listed on Exhibit A and such other perquisites as listed on Exhibit A.

        7.    Vacations.    Executive will be entitled to four weeks paid vacation for each calendar year during the Term (subject to pro-ration for partial years), and may carry over four weeks of unused vacation to the next succeeding calendar year; provided, however, that at no time may Executive have accumulated more than eight weeks of vacation, unless the vacation accrual policies of the Company are more favorable, in which case such policies will control.

        8.    Termination.

          (a)    Termination for Good Reason.    The Company may terminate the employment relationship between Executive and the Company created hereunder before the expiration of the Term for Good Reason. The occurrence of any of following events, actions, or inactions will constitute "Good Reason" for purposes of this Agreement:

              (i)  Executive's failure to rectify any material breach of (or a material failure to perform any obligation of Executive under) this Agreement within 30 days after written notice of such breach or failure to perform having been given by the President of the Company or his designee or by the Chief Executive Officer of Parent or his designee;

             (ii)  Executive being convicted of a felony involving moral turpitude, theft, embezzlement, or fraud;

            (iii)  any gross misconduct or gross negligence on the part of Executive in the performance of his duties (including, but not limited to, theft or embezzlement of the Company's property or money, or an act of fraud against the Company);

            (iv)  a failure to enter into any invention assignment, trade secrets, intellectual property and confidentiality, non-disclosure or similar agreement that the Company may reasonably require of its employees from time to time within 30 days of a written request from the Company to enter into such an agreement, or a material breach of any such agreement; and

             (v)  a material breach of the Company's code of conduct or employment policies from time to time (unless such policies conflict with the terms of this Agreement, in which case such material breach shall not constitute "Good Reason" if the actions underlying such material breach are required by the terms of this Agreement) after 30 days written notice of such breach having been given by the President of the Company or his designee or by the Chief Executive Officer of Parent or his designee and a failure by Executive to remedy such breach.

          (b)    Constructive Termination.    Executive may terminate the employment relationship between Executive and the Company created hereunder before the expiration of the Term upon a Constructive Termination. "Constructive Termination" means the occurrence of any of the following:

              (i)  a material change, diminution, or reduction in Executive's position, duties or authority;

             (ii)  a downward change in Executive's title;

            (iii)  a requirement to which Executive does not consent that his Working Facilities be located outside of the Lincoln, Nebraska metropolitan area;

            (iv)  a material reduction in (or a failure to pay or provide) Executive's Base Salary, benefits, vacation time, or Working Facilities other than as permitted by this Agreement; or

             (v)  any other material breach by the Company of this Agreement.

          (c)    Death or Permanent Disability.    The employment relationship between Executive and the Company created hereunder will terminate before the expiration of the Term upon the occurrence of the death or permanent disability of Executive. For the purpose of this Agreement, "permanent disability" of Executive will mean Executive's failure to perform substantially all of the material duties of his position, with any reasonable accommodation required by the Americans with Disabilities Act or any similar state law as in effect as of the date hereof (or any amendments or changes to such laws during the Term to the extent such changes are more favorable to Executive) or such accommodations as are provided to Executive as of the date hereof, for a period of at least one hundred eighty consecutive calendar days due to physical or mental illness or injury. For the sake of clarity, the parties hereto acknowledge and agree that Executive will be deemed not to be permanently disabled as of the date of this Agreement.

        9.    Compensation Upon Termination.

          (a)    General.    Unless otherwise provided for herein, upon the termination of Executive's employment under this Agreement before the expiration of the Term for any reason, Executive will be entitled to:

              (i)  the Base Salary earned by him before the effective date of termination, prorated on the basis of the number of full days of service rendered by Executive during the applicable year to the effective date of termination;

             (ii)  any accrued but unpaid amounts (calculated on a pro-rata basis) pursuant to any savings and retirement plans, practices, policies and programs under which Executive is eligible to participate and, if applicable, has elected to participate;

            (iii)  payments in respect of perquisites, as provided herein, incurred through the date of termination;

            (iv)  any accrued but unused vacation pay incurred through the date of termination; and

             (v)  any benefits to which Executive is entitled under any benefit plans, practices, programs or policies maintained by the Company under which Executive is eligible to participate and, if applicable, has elected to participate.

  The sum of the amounts described in clauses (i) through (v) will be hereinafter referred to as the "Accrued Obligations." The Accrued Obligations (except for amounts due pursuant to the terms of any applicable benefit plans, practices, programs or policies, which shall be paid in accordance with the terms thereof or the Company's customary practices) will be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination (subject, in each case, to applicable tax withholding and regular payroll deductions).

          (b)    Termination Because of Death or Permanent Disability.

              (i)  If Executive's employment hereunder terminates because of the death or permanent disability of Executive, Executive will only be entitled to payment of the Accrued Obligations as set forth in Section 9(a) above. Executive will continue to receive Executive's full Base Salary during the one hundred eighty day qualification period either directly from the Company or under any short term disability plan that the Company may provide from time to time (or any combination thereof). After that time, the Company will have no further obligation to Executive under this Agreement and all supplemental benefits will be terminated, except for benefits that have accrued in favor of Executive prior to the termination of employment, which will be determined in accordance with the terms and conditions of the Company's various benefit plans and practices then in effect that apply to Executive.

             (ii)  If the Company and Executive disagree as to Executive's incapacity, each may appoint a medical doctor to certify his opinion as to Executive's incapacity, and if the doctors do not agree as to Executive's incapacity, then the two doctors will appoint a third medical doctor to certify his opinion as to Executive's incapacity, and the decision of a majority of the three doctors will prevail. Executive and the Company shall each bear the costs of their respective medical doctor's opinion. The Company, however, will bear the costs of any third doctor's opinions.

          (c)    Termination For Good Reason.    If the employment relationship hereunder is terminated by the Company for Good Reason, Executive will only be entitled to payment of the Accrued Obligations as set forth in Section 9(a) above.

          (d)    Constructive Termination or Termination by the Company without Good Reason.    If Executive's employment is terminated by Executive due to his Constructive Termination, or by the Company other than for Good Reason, Executive will be entitled to receive his Base Salary and to continue to enjoy and receive all of the benefits, perquisites, fringe benefits, and other forms of compensation to which Executive would otherwise have been entitled to enjoy or receive under this Agreement (except for the use of Working Facilities) for and during the remainder of the Term.

        10.    Restrictive Covenant.    Executive acknowledges that, because of his senior executive and long-standing position with the Company, his technical and scientific knowledge of the Company's products and product development initiatives, his knowledge of the affairs of the Company and his relations with its dealers, distributors and customers are such that he could do serious damage to the financial welfare of the Company should he compete or assist others in competing with the business of the Company. Accordingly, the parties hereto agree as follows:

          (a)    Confidential Information.

              (i)  Except as the Company may permit or direct in writing, during the Term and thereafter, Executive agrees that he will never disclose to any individual or entity any confidential or proprietary information, knowledge, or data of the Company that he may have obtained while in the employ of the Company relating to any customers, customer lists, methods of distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, products, research and product development initiatives, ideas and workpapers, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know how of the Company.

             (ii)  All records, documents, software, computer disks, and any other form of information relating to the business of the Company that are or were prepared or created by Executive, or that may or did come into his possession during the Term with the Company, including any and all copies thereof, shall be returned to the Company, or as the case may be, shall remain in the possession of the Company.

            (iii)  Nothing in this Section 10(a) shall limit Executive's right to carry Executive's accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this Section 10 and the covenants set forth below.

          (b)    Non-Competition.

              (i)  The parties hereto acknowledge that the Company's operations are global, and that it sells and distributes its products to dealers, distributors and customers worldwide, and, thus, the Company's need for protection against unfair competition is global.

             (ii)  Executive agrees that he will not, during the Term:

              (1)   engage directly or indirectly, for his own personal benefit or the benefit of any individual or entity other than the Company, in the manufacture, assembly, distribution, or sale of the products then being manufactured, assembled, distributed, or sold by the Company anywhere in the world; or

              (2)   develop, promote, invest in, provide financing for, be employed by, or operate any business on his own behalf, or for any other individual or entity, that is in competition with the Company, or assist any other individual or entity in doing so; provided, however, that Executive may purchase or otherwise acquire up to five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

          (c)    Non-Solicit.    Executive agrees that he will not, during the Term and for a period ending on the later to occur of (x) the fifth anniversary of the date of this Agreement and (y) the two year anniversary of the end of the Term:

              (i)  directly or indirectly, on behalf of himself or any individual or entity, engage in, or assist any other individual or entity to engage in, the manufacture, assembly, distribution, or sale to any customer, distributor, or dealer of the Company, wherever located, of the products then being manufactured, assembled, distributed, or sold by the Company, if such customer, distributor, or dealer is one with whom he had personal contact or with whose account he was personally involved during the twenty-four months prior to the termination of his employment; or

             (ii)  directly or indirectly request or advise any of the aforesaid customers, distributors, or dealers referred to in (i) above of this subsection (c), to curtail their business with the Company or to patronize another business that is in competition with the Company; or

            (iii)  directly or indirectly, on behalf of himself or any other individual or entity, request, advise, or solicit any employee of the Company to leave that employment in order to engage in, or assist any other individual or entity to engage in, competition with the Company.

        11.    Confidential Information.    Executive will enter into, and will abide by the terms of, any invention assignment, trade secrets, intellectual property and confidentiality, non-disclosure or similar agreement that the Company may generally or reasonably require of its employees from time to time.

        12.    Property of the Company.    Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement he will have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, and Executive hereby agrees that such property will remain the exclusive property of the Company, and Executive will have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Company's customer and supplier lists, technical documentation and workpapers, contract forms, books of account, computer programs and similar property.

        13.    Equitable Relief.    Executive acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by him of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. Executive further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be detrimental to the Company. By reason thereof, Executive agrees that the Company will be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

        14.    Assignment; Successors Bound.    This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. This Agreement may not be assigned by the Company without the written consent of Executive, except for an assignment (i) to an affiliate of the Company, (ii) to a purchaser of substantially all of the assets or stock of the Company, or (iii) by operation of law. This Agreement will be binding upon the Company and Executive, their respective permitted assigns, heirs, executors, administrators or successors in interest.

        15.    Severability and Reformation.    The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance.

        16.    Integrated Agreement.    This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties hereto other than those set forth herein or herein provided for.

        17.    Notices.    All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or facsimile transmission to the parties hereto at the following addresses or at such other addresses as shall be specified by such parties by like notice:

    If to the Company:

      Isco, Inc.
      c/o Teledyne Technologies Incorporated
      12333 West Olympic Boulevard
      Los Angeles, CA 90064
      Attention: John T. Kuelbs
      Telecopier No.: (310) 893-1610

    if to Executive, to:

      Dr. Robert W. Allington
      c/o Isco, Inc.
      4700 Superior Street
      Lincoln, Nebraska 68504
      Telecopier No.: (402) 465-3905

      with a copy to:

      Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP
      Attention: John Zeilinger
      1500 Woodmen Tower
      Omaha, NE 68102
      Telecopier No.: (402) 397-1806

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

        18.    Further Actions.    Whether or not specifically required under the terms of this Agreement, each party hereto will execute and deliver such documents and take such further actions as will be necessary in order for such party to perform all of his or its obligations specified herein reasonably implied from the terms hereof.

        19.    Governing Law.    This agreement will be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Nebraska.

        20.    Counterparts.    This Agreement may be executed in counterparts, each of which will take effect as an original and all of which will evidence one and the same Agreement.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first set forth above.

ISCO, INC.
By:	/s/ DOUGLAS M. GRANT
Name:	Douglas M. Grant
Title:	President and Chief Operating Officer
EXECUTIVE:
/s/ ROBERT W. ALLINGTON ROBERT W. ALLINGTON

Exhibit A: List of Scientific and Professional Organizations
and other Perquisites

Professional Subscriptions:	Estimated Annual Subscription Rates:
Analytical Separations News	$450.00
Analytical Chemistry	115.00
Chemical & Engineering News (included with American Chemical Society membership)
Instrument Business Outlook	725.00
IEEE Technology & Society Magazine (included with IEEE life membership)
ISIS	57.00
Journal of Chromatographic Science	640.00
Lincoln Business Journal	40.00
Modern Plastics	59.00
Osiris	35.00
Review of Scientific Instruments	142.00
Science Magazine (included with American Association for the Advancement of Science membership)
Scientific American	35.00
Technology and Culture	40.00
Professional Memberships:	Estimated Annual Renewal Cost:
American Association for the Advancement of Science	$275.00
American Chemical Society	137.00
American Institute of Chemists	215.00
American Management Association	1,800.00
American Physical Society	108.00
American Society for Metals (ASM International)	112.00
Analytical & Life Science Systems Association (ALSSA)	4,500.00
Carte Blanche	40.00
Carte Blanche—Hot-Line Protection	15.00
History of Science Society	67.00
IEEE Life Member	54.00
National Society of Professional Engineers	242.00
Nebraska Board of Engineers and Architects	90.00
The Nebraska Club	425.00
Newcomen Society of the United States	75.00
Sigma Xi	80.00
Society for the History of Technology	40.00
Society of Industrial Archaeology	50.00
Society of Plastics Engineers	127.00

Misc. technical reference books:

ChemSources	$450.00 purchased every other year
Lincoln City Directory	$400.00 purchased every year
CRC Handbook of Chemistry and Physics	$100.00 purchased every few years when new edition is published
Merck Index	$60.00 purchased every few years when new edition is published
Thomas Register set (books and CD)	$50.00 for both each year
Physician's Desk Reference	$75.00 each year

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE.

ISCO, INC.

SPECIAL MEETING OF SHAREHOLDERS
JUNE 15, 2004

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

— — — — — — — — — — FOLD AND DETACH HERE — — — — — — — — — —

ISCO, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS ON JUNE 15, 2004

        The undersigned hereby appoints Douglas M. Grant and Vicki L. Benne and each of them with the power of substitution and revocation, as attorneys and proxies to appear and vote all shares of Isco, Inc. common stock held by the undersigned at the special meeting of shareholders of Isco, Inc. to be held on June 15, 2004 and at any and all adjournments or postponements thereof, and the undersigned hereby instructs said proxies to vote as indicated on the matter referred to on the reverse side and described in the proxy statement for the meeting, and in accordance with their judgment on all other matters that may properly come before the meeting.

        All proxies will vote as specified on the reverse side. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL VOTE FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER. To vote FOR the Board of Directors' recommendation, just sign and date the reverse side—no boxes need be checked.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

☒  Please mark your votes as in this example.

THE BOARD OF DIRECTORS OF ISCO, INC. RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

To approve the Agreement and Plan of Merger, dated as of April 7, 2004, among Isco, Inc., Teledyne Technologies Incorporated and Meadow Merger Sub Inc., a wholly owned subsidiary of Teledyne Technologies Incorporated.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Mark box at right if an address change or comment has been made and note at left. ☐

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Note:    Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally.

Signature:	Date:
Signature:	Date:

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2004
TABLE OF CONTENTS
Questions And Answers About The Merger And The Special Meeting
Summary
The Parties To The Merger Agreement
Opinion Of Our Financial Advisor
United States Federal Income Tax Consequences
Interests Of Certain Persons In The Merger
Dissenters' Rights
The Stockholder Agreement
The Merger Agreement
Accounting Treatment
Antitrust Matters
Beneficial Ownership Of Isco Common Stock
Price Range Of Common Stock And Dividends
Cautionary Statement Regarding Forward-Looking Statements
Future Shareholder Proposals
Where You Can Find More Information
Additional Information
  ANNEX A
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION
ARTICLE VIII MISCELLANEOUS
  ANNEX B
STOCKHOLDER AGREEMENT
  ANNEX C
Duff & Phelps, LLC Fairness Opinion
  ANNEX D
Dissenters' Rights Under Nebraska Business Corporation Act
  ANNEX E
EMPLOYMENT AGREEMENT
RECITALS
Exhibit A: List of Scientific and Professional Organizations and other Perquisites